SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                 TELESCAN, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                 TELESCAN, INC.
             5959 CORPORATE DRIVE, SUITE 2000, HOUSTON, TEXAS 77036

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                  MAY 28, 1999

      A special meeting of stockholders of Telescan, Inc. (the "Company") will be held May 28, 1999, at 9:00 a.m., Local Time, at the offices of the Company, 5959 Corporate Drive, Suite 2000, Houston, Texas 77036, for the following purposes:

      1. To amend the Company's Certificate of Incorporation to increase the authorized shares of common stock from 15,000,000 to 30,000,000; and

      2. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Further information regarding the meeting and the above proposals is set forth in the accompanying proxy statement. The Board of Directors has fixed the close of business on April 26, 1999 as the record date for the meeting, and the only holders of Telescan Common Stock of record at such time will be entitled to vote at the meeting or any adjournments thereof.

      Whether or not you plan to attend the meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the meeting.


                              By order of the Board of Directors,


                              David L. Brown
                              Chairman of the Board and Chief Executive Officer


May __, 1999


           PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY.

                                 TELESCAN, INC.
                        5959 CORPORATE DRIVE, SUITE 2000
                              HOUSTON, TEXAS 77036

                                   -----------

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS

                                   -----------

      This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Telescan, Inc., a Delaware corporation (the "Company" or "Telescan"), for use at a Special Meeting of Stockholders of the Company to be held at 5959 Corporate Drive, Suite 2000, Houston, Texas, 77036 at 9:00 A.M. (local time) on May 28, 1999, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Special Meeting of Stockholders. This Proxy Statement and the accompanying form of Proxy are first being mailed to stockholders on or about May __, 1999.

      The close of business on April 26, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof. As of the record date, there were ________________ shares of the Company's Common Stock, par value $.01 per share (the "Telescan Common Stock"), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Telescan Common Stock on the record date is necessary to constitute a quorum at the Special Meeting. Each share is entitled to one vote on all issues requiring a stockholder vote on Item
1. The affirmative vote of a majority of the shares of Telescan Common Stock entitled to vote on Item 1, and a majority of shares of each class of the Company's stock entitled to vote at the Special Meeting, is required for the approval of Item 1 set forth in the accompanying Notice. Shares represented by proxy that reflect abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted in tabulations of the votes cast on
Item 1 whereas broker non-votes will not be counted in tabulations of the votes cast on Item 1.

      All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Special Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted FOR THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION. The enclosed Proxy, even though executed and returned, may be revoked at any time prior to the voting of the Proxy (a) by the execution and submission of a revised Proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Special Meeting.

                                   PROPOSAL

------------------------------------------------------------------------------
(1) AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED TELESCAN COMMON STOCK
------------------------------------------------------------------------------

      The Board of Directors of the Company has unanimously adopted resolutions approving and submitting to a vote of the stockholders an amendment to Article Fourth of the Company's Certificate of Incorporation to increase the number of shares of authorized Telescan Common Stock from 15,000,000 to 30,000,000 (the "Authorized Share Increase"). The full text of the amendment is attached to this Proxy Statement as Exhibit A. The Board believes that the Authorized Share Increase is in the best interest of the Company so as to make additional shares of Telescan Common Stock available for acquisitions, financings, present and future employee benefit programs and other corporate purposes.

      On April 25, 1999, the Company entered into a Merger Agreement (the "Merger Agreement") with INVESTools, Inc., a California corporation ("INVESTools"), pursuant to which a newly formed, wholly owned subsidiary of the Company ("Newco") will merge with and into INVESTools (the "Merger"). The Merger will be effected by the issuance of approximately 2.4 million shares of Telescan Common Stock to INVESTools shareholders and option holders. The Merger Agreement and the related transaction documents contain representations, warranties, covenants and indemnities by the Company and INVESTools and certain INVESTools shareholders customary in transactions of this nature. The Merger Agreement also contains conditions to closing customary in transactions of this nature, including approval by the Company's stockholders of the Authorized Share Increase. See "The Merger."

      As indicated above, the Company is currently authorized to issue 15,000,000 shares of Telescan Common Stock. As of April ___, 1999, there were ________ shares of Telescan Common Stock issued and outstanding. Since the consummation of the Merger will require the issuance of approximately 2.4 million shares of Telescan Common Stock to the INVESTools shareholders and option holders, there is currently an insufficient number of authorized but unissued shares of Telescan Common Stock available for such issuance.

      If the Authorized Share Increase is not approved, the Merger will not be consummated. Further authorization for the issuance of Telescan Common Stock pursuant to the Merger will not be solicited prior to such issuance.

      The additional shares of Telescan Common Stock resulting from the stockholder approval of the Authorized Share Increase and not issued pursuant to the Merger Agreement may be issued from time to time as the Board of Directors may determine without further action of the stockholders of the Company. Although the Board has no current plans to utilize such shares to entrench present management, it may, in the future, be able to use the additional shares of Telescan Common Stock as a defensive tactic against hostile takeover attempts. The authorization of such additional shares of Telescan Common Stock will have no current anti-takeover effect. No hostile takeover attempts are, to management's knowledge, currently threatened.

      The relative rights and limitations of the Telescan Common Stock would remain unchanged under the amendment. Stockholders of the Company do not currently possess, nor upon the approval of the proposed Authorized Share Increase will they acquire, preemptive rights, that would entitle such persons, as a matter of right, to subscribe for the purchase of any shares, rights, warrants or other securities or obligations convertible into, or exchangeable for, securities of the Company.

RECOMMENDATION AND REQUIRED VOTE

      The affirmative vote of the holders of a majority of the outstanding Telescan Common Stock of the Company, and a majority of the outstanding stock of each class of the Company's stock entitled to vote on this proposal, is required for approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                                  THE MERGER

      THE DETAILED TERMS AND CONDITIONS OF THE MERGER, INCLUDING CONDITIONS TO CONSUMMATION OF THE MERGER, ARE CONTAINED IN THE MERGER AGREEMENT, WHICH IS ATTACHED HERETO AS EXHIBIT B AND INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING DISCUSSION SETS FORTH A DESCRIPTION OF MATERIAL TERMS AND CONDITIONS OF THE MERGER AGREEMENT. THE DESCRIPTION IN THIS PROXY STATEMENT OF THE TERMS AND CONDITIONS OF THE MERGER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

      IF THE AUTHORIZED SHARE INCREASE IS NOT APPROVED, THE MERGER WILL NOT BE CONSUMMATED. FURTHER AUTHORIZATION FOR THE ISSUANCE OF TELESCAN COMMON STOCK PURSUANT TO THE MERGER WILL NOT BE SOLICITED PRIOR TO SUCH ISSUANCE.

GENERAL DESCRIPTION OF THE MERGER

      The Merger Agreement provides that, at the effective time of the Merger, Newco will merge with and into INVESTools, whereupon INVESTools will be the surviving corporation and will become a wholly owned subsidiary of the Company. Pursuant to the Merger, each outstanding share of INVESTools Common Stock will be converted into shares of Telescan Common Stock, subject to adjustment as provided in the Merger Agreement. In addition, at the effective time of the Merger, each issued and outstanding share of common stock of Newco, no par value ("Newco Common Stock"), shall be converted into one share of common stock, par value $0.001 per share, of the corporation surviving the Merger (the "Surviving Corporation"). Telescan will issue to holders of shares of common stock, par value $0.001 per share, of INVESTools ("INVESTools Common Stock") an aggregate of approximately 2,400,000 shares of Telescan Common Stock, and the Company will assume any outstanding options to purchase INVESTools Common Stock.

      Based upon the number of shares of Telescan Common Stock and INVESTools Common Stock outstanding as of April 23, 1999 and assuming an average selling price of Telescan Common Stock of $20.50 per share (the closing price on the Nasdaq Small Cap Market System as of April 23, 1999), and assuming approximately 2,370,731 million shares of Telescan Common Stock will be issued pursuant to the Merger Agreement, it is expected that approximately 15,403,732 shares of Telescan Common Stock will be outstanding immediately following the effective time of the Merger. See "The Merger Agreement."

BACKGROUND OF THE MERGER

      During 1998, the Company reviewed a variety of strategic alternatives, including the acquisition of new businesses that would allow it to broaden the line of financial products and services it offers to its customers.

      Additionally, in the fourth quarter of 1998, INVESTools began to consider a variety of strategic alternatives.

      Ronald Warren, President and Chief Financial Officer of the Company, was contacted on an unsolicited basis by Chris Schember, INVESTools' financial advisor, by receipt of a memorandum dated October 8, 1998, and a telephone call from Mr. Schember and Matthew Kovinsky, Director of Business Development at INVESTools, on October 26, 1998. In light of INVESTools' projected loss in revenue in 1999, Mr. Warren advised Messrs. Schember and Kovinsky that the Company had no interest in discussions that contemplated a business combination with INVESTools.

      On or before February 22, 1999 Mr. Schember contacted both NationsBanc Montgomery Securities ("NationsBanc") and the Company to stir interest in INVESTools. On February 22, 1999, Mr. Warren sought clarifying information about improvement in INVESTools' operations. The reply from INVESTools' President, Laird Foshay, on February 23, 1999 indicated that INVESTools had made significant improvement in subscriptions sales and controlling expenses. Based on the February 22 and 23 conversations, Mr. Foshay and Mr. Warren agreed that a meeting was in order.

      The initial meeting between the Company's and INVESTools' representatives was held on March 5, 1999 between David L. Brown, the Company's Chairman and Chief Executive Officer, and Mr. Foshay. Mr. Foshay visited the Company's offices on March 10, 1999 and INVESTools furnished current operating results and projections to the Company on March 11,1999.

      Company representatives, including Mr. Warren and representatives of NationsBanc, visited INVESTools offices in Redwood City, California on March 15, 1999 to gain additional information and meet managing personnel. During that meeting, the representatives of the two companies reviewed their respective businesses and exchanged information relevant to the conduct of due diligence.

      On March 19, 1999, a preliminary business term sheet was delivered to INVESTools to provide a basis for negotiating the general business terms of the contemplated transaction.

      On March 23, 1999, a representative of Hein + Associates, LLP, Certified Public Accountants to the Company, a representative of Locke Liddell & Sapp LLP, legal advisors to the Company, a representative of NationsBanc, a representative of Latham & Watkins, legal advisors to NationsBanc, Mr. Schember, Mr. Foshay, and other INVESTools employees met to conduct due diligence of INVESTools.

      On March 30, 1999 Mr. Foshay, along with other employees of INVESTools, met with representatives of the Company at the Company's offices in Houston, Texas. At that meeting, representatives of INVESTools conducted operational due diligence of the Company.

      Additional telephone conversations took place among Mr. Brown, Mr. Warren, Roger C. Wadsworth, the Company's Senior Vice President, and Mr. Foshay during the period beginning March 5, 1999 and ending April 2, 1999. Representatives of NationsBanc and Mr. Schember were also involved at times during these telephone conversations. During these conversations, the Company and INVESTools expressed interest in entering into a possible combination of the Company and INVESTools.

      From March 29 through April 2, 1999, representatives of the Company and INVESTools, and their respective financial advisors discussed business terms, principally related to the price range at which a transaction might be possible, and tax and accounting issues via telephone calls. The parties communicated various proposals and counter- proposals for a tax-free, pooling of interests merger, including an appropriate exchange ratio and a "collar" for the exchange ratio. During this period, outside legal counsel to the Company also commenced drafting and negotiating the terms of a proposed merger agreement.

      On April 1, 1999 the Company's Board of Directors held a special telephonic meeting to review the proposed merger with INVESTools and the discussions held to date. NationsBanc discussed the use of share price collars in similar transactions and engaged in a discussion about the terms and structure of the transaction with members of the Company's Board of Directors. Following such review and discussions, the negotiation and execution of a definitive merger agreement were approved by the Company's Board of Directors.

      As a result of these discussions, on April 20, 1999, the number of shares of Telescan Common Stock to be offered to the Stockholders in the proposed transaction was set at 2.4 million, with a collar that would maintain the value of the consideration so long as the price of Telescan Common Stock remained at or below $20.00 per share. The preliminary understanding between the parties with respect to a proposed merger continued to be subject to the Company's and INVESTools' satisfaction with continued due diligence and further negotiations of the definitive documentation for the transaction.

      On April 16, 1999 the INVESTools board also held a telephonic meeting to review the proposed merger with the Company and the discussions held to date and to vote upon the proposed merger and related transactions. Mr. Schember discussed the terms of the proposed transaction. INVESTools' outside legal counsel reviewed INVESTools Board's fiduciary duties in considering a strategic business combination and the significant terms of the Merger Agreement. Following such presentations and further discussion, the execution of such documents and related matters were approved by the INVESTools Board of Directors.

      Following the parties' respective board meetings, the parties and their advisors held numerous conference calls to discuss the structure of the proposed merger.

      Following the parties' respective board meetings, the merger agreement was finalized and executed by each of the parties.

REASONS FOR THE MERGER

      The Company and INVESTools Boards of Directors believe that the Merger is in the best interests of their respective shareholders and that their respective companies and shareholders will benefit from the Merger. The respective Boards of Directors of the Company and INVESTools considered a number of factors, including among other things, the terms and conditions of the Merger Agreement; information with respect to the financial condition, business operations and prospects of each of the Company and INVESTools on both a historical and prospective basis; and the views and opinions of their respective managements and advisors.

      The Merger will result in the combination of the online newsletter publishing and consumer marketing capabilities of the Company and INVESTools, which the Company believes is complementary to its products, and will establish the Company as one of the largest national online newsletter publishers in the United States. In general, the companies serve distinct markets, resulting in minimal customer overlap. Anticipated benefits of the Merger include the following:

      SPECIALTY NICHE. INVESTools brings to the Company an operating history and expertise in the area of marketing financial newsletters, a specialty niche modestly served by the Company. The Company will emerge as one of the top online financial newsletter publishing companies in the U. S. market, which is highly fragmented and presents numerous opportunities for growth.

      KNOWLEDGEABLE AND EXPERIENCED PERSONNEL. The Merger will bring together a knowledgeable team of with many years of experience in consumer subscriptions. Specifically, the addition of Laird Foshay will serve to enhance the current management team of the Company.

      INCREASED DIVERSIFICATION OF CUSTOMER BASE AND MARKETS. Historically, the Company and INVESTools have served distinct markets and have offered products which, to a great extent, are used in dissimilar applications. The Merger will permit the Company to offer a broader product line to a wider range of customers, thereby increasing the diversity of its business.

      COST SAVINGS. The combination of the businesses of the Company and INVESTools will result in the consolidation of certain support functions creating cost savings. For example, sharing of data and use of server capacity should yield minor savings.

      The Company and INVESTools Boards of Directors also believe that the Merger will facilitate certain strategic objectives of the companies. Through the Merger, it is the Company's objective to increase revenues and operating results through strategic expansion and a focus on offering a highly regarded suite of financial newsletters. Specifically, after the Merger, the Company will seek to: increase the quantity of newsletters being offered, provide enhanced information to current and future subscribers, and enhance the performance of its consumer marketing function.

      In addition, the INVESTools Board of Directors believes the Merger, among other things, offers holders of INVESTools Common Stock and INVESTools Options (as defined below) the opportunity to acquire an equity interest in a larger, more diversified corporation, the shares of which are more liquid, in a transaction that is nontaxable for federal income tax purposes. In making its determination, the INVESTools Board of Directors considered the risk that the Merger would not be consummated.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material federal income tax consequences generally applicable to holders of INVESTools Common Stock ("Stockholders") who, pursuant to the Merger, exchange their INVESTools Common Stock solely for Telescan Common Stock. The summary does not purport to deal with all aspects of federal income taxation that may affect particular Stockholders in light of their individual circumstances and is not intended for holders of INVESTools Common Stock subject to special treatment under federal income tax law (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons or entities, holders of INVESTools Common Stock who do not hold their stock as capital assets, holders of INVESTools Common Stock who have acquired their stock upon the exercise of employee options or otherwise as compensation or through a tax-qualified retirement plan and persons holding INVESTools Common Stock as part of a straddle or conversion transaction). In addition, this discussion does not consider the effect of any applicable state, local or foreign tax laws. Accordingly, each INVESTools Stockholder is strongly urged to consult with his or her tax advisor to determine the tax consequences of the Merger.

      The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury regulations, and judicial and administrative decisions and rulings. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to the Stockholders.

      TAX OPINION. Consummation of the Merger is conditioned upon the receipt of opinions of Gray, Cary, Ware & Freidenrich, L.L.P. and Locke Liddell & Sapp LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) the Company, Newco and INVESTools will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) the Company, Newco or INVESTools shall not recognize any gain or loss as a result of the Merger, and (iv) the Stockholders shall not recognize any gain or loss as a result of the Merger, other than gain to the extent that they receive cash in lieu of fractional shares. There can be no assurance that the Internal Revenue Service ("IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought concerning the federal income tax consequences of the Merger. An opinion of counsel expresses what counsel believes a court should hold if properly presented with the issue which is the subject of the opinion. An opinion is not a guarantee of a certain tax treatment and is not binding on the IRS or the courts. The following discussion assumes that the Merger will be treated in the manner described in the above-referenced opinion.

      TREATMENT OF HOLDERS OF INVESTOOLS COMMON STOCK. Except as discussed below under "--Cash in Lieu of Fractional Shares," a holder of INVESTools Common Stock who, pursuant to the Merger, exchanges INVESTools Common Stock for Telescan Common Stock generally will not recognize gain or loss upon such exchange. Such holder's aggregate tax basis in Telescan Common Stock received pursuant to the Merger (including Telescan Common Stock held in the escrow account) will be equal to its aggregate tax basis in INVESTools Common Stock surrendered in the exchange (reduced by any tax basis allocable to fractional shares exchanged for cash) and its holding period for Telescan Common Stock will include its holding period for INVESTools Common Stock surrendered.

      CASH IN LIEU OF FRACTIONAL SHARES. No fractional shares of Telescan Common Stock will be issued upon the surrender for exchange of certificates representing shares of INVESTools Common Stock. A holder of INVESTools Common Stock who receives cash in lieu of fractional shares of Telescan Common Stock in exchange for its INVESTools Common Stock will be treated as having received such fractional shares pursuant to the Merger and then as having received cash for such fractional shares in a redemption by the Company. Any gain or loss attributable to the cash payment in lieu of fractional shares generally will be capital gain or loss unless such payment, under each Stockholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code. The amount of such gain or loss will be equal to the difference between the portion of the tax basis of INVESTools Common Stock surrendered in the Merger that is allocated to such fractional shares and the cash received in lieu thereof. Any such capital gain or loss will constitute long-term capital gain or loss if INVESTools Common Stock has been held by the holder for more than one year at the effective time of the Merger. Capital gain on assets held for more than one year recognized by a non-corporate stockholder is generally subject to federal income tax at a preferential capital gain rate.

      THE FOREGOING SUMMARY OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER WITH RESPECT TO HOLDERS OF INVESTOOLS COMMON STOCK IS WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR HOLDER. IN ADDITION, THE FOREGOING SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER NOR DOES IT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTIONS OTHER THAN THE MERGER OR ANY ASPECT OF THE MERGER NOT INVOLVING THE EXCHANGE OF INVESTOOLS COMMON STOCK. ACCORDINGLY, EACH HOLDER OF INVESTOOLS COMMON STOCK IS STRONGLY URGED TO CONSULT WITH SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

ACCOUNTING TREATMENT

      It is anticipated that the Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception.

      The Merger Agreement provides that the parties shall use their best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests, and to cause their respective affiliates not to take any action that would adversely affect the ability of the Company to account for the business combination to be effected by the Merger as a pooling of interests. In addition, it is a condition to the Company's obligation to consummate the Merger (unless such condition is waived by the Company pursuant to the Merger Agreement) that it receive (i) the opinion of Hein + Associates, LLP, certified public accountants for the Company, to the effect that no conditions exist related to the Company that would preclude the Company's accounting for the Merger as a pooling-of-interests if consummated in accordance with the Merger Agreement, and (ii) the opinion from a nationally recognized accounting firm to the effect that the Merger will qualify for a pooling-of-interests accounting treatment if consummated in accordance with the Merger Agreement. It is also a condition to INVESTools' obligation to consummate the Merger that it receive the opinion of PricewaterhouseCoopers LLP, certified public accountants for INVESTools, to the effect that no conditions exist related to INVESTools that would preclude the Company's accounting for the Merger as a pooling-of-interests if consummated in accordance with the Merger Agreement.

REGULATORY APPROVALS

      The Company does not believe that any governmental filings in the United States, other than the application for qualification under California law (See "--Restrictions on Resales by Affiliates") and the filing the Merger Agreement and an Officer's Certificate of each of Newco and INVESTools with the California Secretary of State, are required with respect to the Merger. See "Merger Agreement - Effective Time of Merger."

RESTRICTIONS ON RESALES BY AFFILIATES

      The shares of Telescan Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 3(a)(10) thereof. The shares of Telescan Common Stock will be qualified under California law, pursuant to Section 25121 thereof, after a fairness hearing ("Fairness Hearing") has been held pursuant to the authority granted by Section 25142 of such law. The Fairness Hearing shall also address the assumption by the Company of all INVESTools Options pursuant to Merger Agreement.

      The shares of Telescan Common Stock issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of INVESTools prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of persons who become affiliates of Telescan, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. The Merger Agreement provides that INVESTools will deliver to Telescan within fifteen (15) days prior to closing, a list of persons INVESTools believes, in its reasonable judgment, are affiliates of INVESTools, and it is a condition to the Company's obligation to consummate the merger that each person deemed to be an "affiliate" of INVESTools deliver to the Company on or prior to the effective time of the Merger a written agreement to the effect that such persons will not offer to sell, sell or otherwise dispose of any shares of Telescan Common Stock issued in the Merger except, in each case, pursuant to an effective registration statement or in compliance with Rule 145 or in a transaction which, in the opinion of legal counsel satisfactory to the Company, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-Merger combined operations of the Company and INVESTools have been publicly issued.

      Under Securities and Exchange Commission ("Commission") guidelines interpreting generally accepted accounting principles ("GAAP"), with certain limited exceptions, the sale of Telescan Common Stock by an affiliate of either the Company or INVESTools generally within 30 days prior to the effective time of the Merger or thereafter prior to the publication of results that include a minimum of at least 30 days of combined operations of the Company and INVESTools after the effective time of the Merger could preclude pooling of interests accounting treatment for the Merger.

                               MERGER AGREEMENT

      The following summary of the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit B. Certain capitalized terms used herein without definition have the respective meanings set forth in the Merger Agreement.

EFFECTIVE TIME OF THE MERGER

      The Merger will become effective at such time as the Merger Agreement and an Officer's Certificate is filed with the California Secretary of State in accordance with the California General Corporation Law (the "Merger Filing"). The Merger Filing shall be made simultaneously with, or as soon as practicable after, the closing of the transactions contemplated by the Merger Agreement in accordance with the Merger Agreement.

EXCHANGE RATIO

      At the Effective Time of the Merger, each outstanding share of INVESTools Common Stock will be automatically converted, subject to certain adjustment and escrow provisions as discussed below, into the right to receive a validly issued, fully paid and nonassessable share of Telescan Common Stock in a ratio (the "Exchange Ratio") equal to 2,400,000 divided by the number of shares of INVESTools Common Sock issued and outstanding at the Effective Time of the Merger on a fully diluted basis. For purposes of the Merger Agreement, the term "fully diluted basis" means that (a) all options to purchase shares of INVESTools Common Stock ("INVESTools Options") have been exercised in full, (b) all warrants to purchase shares of INVESTools Common Stock ("INVESTools Warrants") have been exercised in full, and (c) all shares of preferred stock in INVESTools ("INVESTools Preferred Stock") have been converted into shares of INVESTools Common Stock.

ADJUSTMENT TO EXCHANGE RATIO

      In the event the Average Stock Price (as defined below) is greater than $20 (the "Ceiling Price"), the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by the following fraction: (a) the numerator shall be equal to (i) the Ceiling Price plus (ii) 50% of the excess of the Average Stock Price over the Ceiling Price, and (b) the denominator shall be the Average Stock Price. Notwithstanding anything in the Merger Agreement to the contrary, the minimum number of shares of Telescan Common Stock issuable in connection with the Merger shall be 2,000,000 (less the number of shares of Telescan Common Stock that may be issued upon the exercise of INVESTools Options assumed by the Company). In the event the Average Stock Price is less than $10 per share, INVESTools shall have the right, in its sole discretion, to terminate the Merger Agreement; provided, however, that there shall be no adjustment to the Exchange Ratio if the Average Stock Price is less than $10 per share and INVESTools does not exercise its right to terminate the Merger Agreement. For purposes of the Merger Agreement, the term "Average Stock Price" means the average of the Daily Per Share Prices (as defined below) for the ten (10) consecutive trading days ending on the day immediately prior to the Closing Date. For purposes of the Merger Agreement, the term "Daily Per Share Price" for any trading day means the closing prices on the Nasdaq Small Cap Market System of Telescan Common Stock (as reported in the Wall Street Journal) for that day.

MANNER AND BASIS FOR CONVERTING SHARES

      Upon the consummation of the Merger, each Stockholder shall be entitled, upon surrender thereof to the transfer agent for Telescan Common Stock, to receive in exchange therefor a certificate or certificates representing the number of whole shares of Telescan Common Stock into which the INVESTools Common Stock so surrendered shall have been converted as aforesaid, in such denominations and registered in such names as the Stockholder may request. Until so surrendered, each outstanding certificate that prior to the Effective Time represented INVESTools Common Stock shall be deemed from and after the Effective Time to evidence the right to receive that number of full shares of Telescan Common Stock into which such INVESTools Common Stock shall have been converted. Unless and until any such outstanding certificates shall be surrendered, no dividends or other distributions payable to the holders of Telescan Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such outstanding certificates which prior to the Effective Time represented INVESTools Common Stock; provided, however, that upon surrender and exchange of such outstanding certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable since the Effective Time with respect to the number of full shares of Telescan Common Stock issued to such holders. If any certificate for shares of Telescan Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Telescan Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Company or its transfer agent that such tax has been paid or is not payable. No fraction of a share of Telescan Common Stock shall be issued, but in lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of Telescan Common Stock shall, upon surrender of the shares of INVESTools Common Stock to the transfer agent for the Company, be paid an amount in cash (without interest) equal to the value of such fraction of a share based upon the Average Stock Price.

OTHER ADJUSTMENTS

      To the extent that (a) there is a net decrease in net working capital and/or retained earnings, and/or a net increase in long-term indebtedness, of INVESTools from the Balance Sheet Date through the Effective Time, and (b) the aggregate amount of such net decreases in net working capital and/or retained earnings, and/or net increase in long-term indebtedness (collectively, the "Balance Sheet Adjustment"), exceeds $100,000, then the aggregate number of shares of Telescan Common Stock to be received by the Stockholders shall be decreased by an amount equal to the Balance Sheet Adjustment (without consideration of the $100,000 threshold) divided by the Average Stock Price ("Balance Sheet Adjustment Shares"). Notwithstanding anything in the preceding sentence to the contrary, for purposes of calculating the Balance Sheet Adjustment, any net increase in net working capital may be used to offset a net increase in long-term indebtedness, and any net decrease in long-term indebtedness may be used to offset a net decrease in net working capital. The Balance Sheet Adjustment Shares shall be deducted from the General Liability Escrow Shares as provided below. There shall be no upward adjustment to the number of shares of Telescan Common Stock based on the Balance Sheet Adjustment. For purposes of the Merger Agreement, the terms "net working capital", "retained earnings" and "long-term indebtedness" shall be defined in accordance with GAAP, and shall be based on the balance sheet of the Company as of the Effective Time, which shall be prepared as set forth in the Merger Agreement.

      In the event that the Merger is not consummated and the Merger Agreement is terminated as provided therein, each party will bear its own costs and expenses incurred in connection with the transactions contemplated thereby (including, without limitation, all legal, accounting and advisory fees). If, however, the Merger is consummated, the Company will bear its own costs and expenses incurred in connection therewith, and the Surviving Corporation will bear such costs and expenses of INVESTools and its Stockholders ("INVESTools Expenses"). Notwithstanding the foregoing, if the INVESTools Expenses exceed $1,400,000 in the aggregate, then the aggregate number of shares of Telescan Common Stock to be received by the Stockholders shall be decreased by an amount equal to such excess divided by the Average Stock Price ("Expense Adjustment Shares"). The Expense Adjustment Shares shall be deducted from the General Liability Escrow Shares as provided below.

ESCROW

      Pursuant to the terms of the Merger Agreement, the Company shall deposit ten percent (10%) of the Aggregate Merger Consideration into an escrow account with a third-party escrow agent ("General Liability Escrow Shares"). The number of General Liability Escrow Shares shall be reduced by (i) any Balance Sheet Adjustment Shares, (ii) any Expense Adjustment Shares, and (iii) an amount equal to any other liability of INVESTools and/or its Stockholders to the Company and/or the Surviving Corporation under the Merger Agreement divided by the Average Stock Price. To the extent that the number of General Liability Escrow Shares are reduced, such shares shall be deemed retained by the Company, and on the expiration of the Survival Period (unless there is a dispute regarding such shares), the escrow agent shall return such shares to the Company. On the expiration of the Survival Period (unless there is a dispute regarding such shares), the escrow agent shall deliver any remaining General Liability Escrow Shares, as adjusted, to the Stockholders' Representative. Any reduction to the number of General Liability Escrow Shares shall be deducted proportionately from the Stockholders based on the number of shares deposited on behalf of each such Stockholder as compared to the aggregate number of shares held in such escrow account.

      Pursuant to the terms of the Merger Agreement, the Company shall also deposit a number of shares of Telescan Common Stock equal to 150,000 multiplied by the Exchange Ratio into an escrow account with a third-party escrow agent (the "Specific Liability Escrow Shares"), which shall be held to satisfy any liability which may arise due to the specific liability described therein (the "Specific Liability"). The Specific Liability Escrow Shares shall be held in the escrow account until the earlier to occur of (i) a court of competent jurisdiction shall have found the Company or INVESTools liable with respect to the Specific Liability and shall have ordered that all or a portion of Specific Liability Escrow Shares be distributed to satisfy such liability, (ii) the Specific Liability shall have been resolved and settled in the form of a written agreement, in form and substance reasonably acceptable to the Company and the Stockholders' Representative, which shall include a full and final release of the Company, INVESTools and their affiliates, or (iii) the Company receives the written opinion of counsel to the Stockholders, in form and substance reasonably acceptable to the Company, that all applicable statutes of limitations with respect to the Specific Liability have expired and that no person may bring a valid claim against the Company, INVESTools or their affiliates with respect to such Specific Liability (each, a "Resolution Event"). To the extent that all or a portion of the Specific Liability Escrow Shares are required to be distributed to a third party upon a Resolution Event, such shares shall be distributed to such third party pursuant to the mutual written instructions from the Company and the Stockholders' Representative, which instructions shall be delivered to the escrow agent promptly after such Resolution Event. Conversely, to the extent that all or a portion of the Specific Liability Escrow Shares are not required to be distributed to a third party upon a Resolution Event, such shares shall be distributed to the Stockholders pursuant to the mutual written instructions from the Company and the Stockholders' Representative, which instructions shall be delivered to the escrow agent promptly after such Resolution Event. Any reduction to the number of Specific Liability Escrow Shares shall be deducted proportionately from the Stockholders based on the number of shares deposited on behalf of each such Stockholder as compared to the aggregate number of shares held in the escrow account.

ASSUMPTION OF INVESTOOLS OPTIONS

      As of the Effective Time, any outstanding INVESTools Options, whether vested or unvested, shall be assumed by the Company. Immediately after the Effective Time, each INVESTools Option outstanding, immediately prior to the Effective Time, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such INVESTools Option at the Effective Time, such number of shares of Telescan Common Stock as is equal to the number of shares of INVESTools Common Stock subject to the unexercised portion of such INVESTools Option multiplied by the Exchange Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed INVESTools Option shall be equal to the exercise price of such INVESTools Option immediately prior to the Effective Time, divided by the Exchange Ratio. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Tax Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged. As soon as practicable after the Effective Time, the Company shall deliver to the holders of INVESTools Options appropriate notices setting forth such holders' rights pursuant to such options, as amended, and the agreements evidencing such options shall continue in effect on the same terms and conditions (subject to the amendments provided in the Merger Agreement). The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Telescan Common Stock for delivery upon exercise of the assumed INVESTools Options. As soon as practicable after the Effective Time, the Company shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all shares of Telescan Common Stock subject to such assumed INVESTools Options that may be registered on a Form S-8, and shall be obligated to use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Company Options remain outstanding.

REPRESENTATIONS AND WARRANTIES

      In the Merger Agreement, INVESTools makes various representations and warranties relating to, among other things, its organization and qualification, capitalization, authority, required consents, financial statements, books and records, the absence of changes and undisclosed liabilities, receivables, suppliers and customers, indebtedness, litigation, tax matters, employee benefit plans, employment matters, contracts, compliance with laws, insurance, intellectual property, environmental matters, regulatory actions, title to assets, condition and sufficiency of asset, financial advisors, SEC matters, affiliated transactions, accounting treatment and takeover statutes. In the Merger Agreement, the Company and Newco make various representations and warranties relating to, among other things, their organization and qualification, capitalization, authority, required consents, SEC filings, consents and approvals, financial advisors and accounting treatment. The representations and warranties of each of the parties to the Merger Agreement will expire upon the earlier of (i) one (1) year after the Closing Date, or (ii) the completion of the audit of the Company's consolidated financial statements for the fiscal year ending on December 31, 1999 (the "Survival Period").

OBLIGATIONS OF INVESTOOLS PENDING CLOSING

      For so long as the Merger Agreement is in effect, INVESTools shall, except as specifically contemplated by the Merger Agreement: (a) operate and conduct its business in the ordinary course; (b) use all reasonable efforts to preserve intact its corporate existence, business organization, assets, licenses, permits, authorizations, Governmental Authorizations, Environmental Permits and business opportunities and retain the services of its present officers, employees and agents; (c) comply with all contractual obligations applicable to its operations; (d) maintain all of is assets in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in the Merger Agreement or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are consistent with the existing insurance coverages; (e) in good faith and in a timely manner (i) cooperate with the Company in satisfying the conditions in this Agreement, (ii) obtain as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for INVESTools, Newco and the Company (or any of them) to carry out and consummate the transactions contemplated by the Merger Agreement and continue the business of INVESTools, (iii) furnish information concerning INVESTools not previously provided to the Company required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by the Merger Agreement to be consummated at the earliest possible date; (f) comply in all material respects with all Legal Requirements applicable to it and the conduct of its business; (g) promptly notify the Company upon obtaining knowledge of any additional default, event of default or condition which with the passage of time or giving of notice would constitute an additional default or event of default under any of the Company Loan Documents or Contracts and promptly notify and provide copies to Purchaser of any material written communications concerning such default; (h) between the date of the Merger Agreement and Closing, promptly give written notice to the Company upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of INVESTools contained in or referred to in the Merger Agreement to be untrue or misleading; (i) deliver to Purchaser a list, dated as of the Closing Date, showing: the name of each bank or institution where INVESTools has accounts or safe deposit boxes, the name(s) in which such accounts or boxes are held, and the name of each Person authorized to draw thereon or have access thereto; (j) promptly notify the Company of any material change or inaccuracies in any data previously given or made available to Purchaser pursuant to this Agreement; (k) (without making or increasing any commitment which would be binding on INVESTools) use all reasonable efforts to preserve the goodwill of, and its good relationships with, its suppliers, customers, landlords and others having business relations with it; and (l) expeditiously cause the administrator of each of its benefit plans to provide the Company with all information that the Company deems necessary or advisable with respect to such plans.

      Except with the prior written consent of the Company or as otherwise specifically permitted by the Merger Agreement, INVESTools will not, from the date of the Merger Agreement to the Closing: (a) make any amendment to its Articles of Incorporation or Bylaws (except to authorize an additional 198,029 shares of Series C Preferred Stock); (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after written notice to the Company; (c) except to authorize an additional 198,029 shares of Series C Preferred Stock, make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock; (d) contract to create any obligation or Liability except in the ordinary course of business; (e) increase the amount of the Long Term Debt; (f) contract to create any mortgage, pledge, lien, security interest or encumbrance, restriction, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent); (g) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its properties or assets, except in the ordinary course of business; (h) sell any real estate owned as of the date of the Merger Agreement or acquired thereafter except for fair market value in the ordinary course of business; (i) dispose of or permit to lapse any rights to the use of any Intellectual Property or dispose of or disclose to any Person other than its employees any material trade secret not theretofore a matter of public knowledge; (j) grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other Person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan; (k) declare, pay or set aside for payment any dividend or other distribution or payment in respect of the capital stock of INVESTools; (l) acquire the capital stock or other equity securities or interest of any Person or acquire all or substantially all of the assets of any Person; (m)make any capital expenditure or a series of expenditures of a similar nature in excess of $25,000 in the aggregate; (n) make any income tax or franchise tax election or settle or compromise any tax liability; (o) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by the Merger Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any Contract or commitment other than in the ordinary course of business; (p) increase the amount of any indebtedness owed by INVESTools to any Stockholder or Affiliate of any such Stockholder, or to INVESTools from any such Stockholder or Affiliate of any such Stockholder; (q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of INVESTools; (r) make any investments except in the ordinary course of business; (s) sell or contract to sell any part of INVESTools' premises without the approval of the terms and conditions of such sale by the Company; (t) change any fiscal year or the length thereof; (u) enter into any agreement, understanding or commitment, written or oral, with any other Person which is in any manner inconsistent with the obligations of INVESTools or its Stockholders under the Merger Agreement or any related written agreement;
(v) change the banking arrangements and signature authorities currently in effect or grant any general or special power of attorney; (w) knowingly waive any material right without receiving fair consideration; or (x) agree to do any of the things described in clauses (a) through (w) above.

CONDITIONS TO THE MERGER

      The respective obligations of the Company and INVESTools to effect the Merger are subject to the fulfillment at or prior to the Closing Date of the following conditions: (a) the receipt of any applicable regulatory approvals and the expiration of any applicable waiting period (including without limitation any waiting period required by the Hart-Scott- Rodino Antitrust Improvements Act of 1976 with respect thereto and (b) the Closing will not violate any injunction, order or decree of any court or Governmental Authority having competent jurisdiction.

      The obligation of the Company to effect the Merger is further subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by the Company: (a) all representations and warranties of INVESTools in the Merger Agreement shall be true and correct in all material respects; (b) INVESTools shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in the Merger Agreement to be performed or complied with by it prior to the Closing Date; (c) all corporate and other actions necessary to authorize the execution, delivery and performance of the Merger Agreement by INVESTools and the consummation by INVESTools of the transactions contemplated therein shall have been duly and validly taken; (d) there shall not have occurred any Material Adverse Effect with respect to INVESTools; (e) no more than two percent (2%) of the shares of INVESTools Common Stock outstanding as of the Effective Time shall be Dissenting Shares; (f) the Company shall have received certificates dated the Closing, executed by the President and the Secretary of INVESTools, certifying the matters described in clauses (a), (b), (c), (d) and
(e) above; (g) all outstanding shares of INVESTools Preferred Stock shall have been converted to shares of INVESTools Common Stock, and an officer of INVESTools shall deliver a certificate to the Company to that effect; (h) all outstanding INVESTools Warrants shall have been exercised, and an officer of INVESTools shall deliver a certificate to the Company to that effect; (i) INVESTools shall have delivered to the Company a schedule of all outstanding and unexercised INVESTools Options as of the Effective Time, and the consents of holders of unexercised INVESTools Options and/or INVESTools Warrants as required pursuant to the Merger Agreement; (j) INVESTools shall have executed and delivered to the Company proper instruments for the transfer of the capital stock of INVESTools in form and substance satisfactory to counsel for the Company in accordance with the terms of the Merger Agreement; (k) the principal amount of any Long Term Debt as of the Effective Time shall not exceed $2,073,000, and an officer of INVESTools shall deliver a certificate to the Company to that effect; (l) the Company shall have completed in its sole discretion the results of its due diligence investigation of INVESTools, including but not limited to any tax or accounting matters, within 7 days after the announcement to the general public of the Merger contemplated hereby; (m) INVESTools shall have furnished the Company with reasonably sufficient evidence of consents as shall be required to enable the Company to continue to enjoy the benefit of any Governmental Authorization, lease, license, permit, Environmental Permit, Contract or other agreement or instrument to or of which INVESTools is a party or a beneficiary; (n) the form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by the Merger Agreement shall have been satisfactory in all reasonable respects to the Company and its counsel; (o) INVESTools shall have collected any outstanding balances with respect to loans or other receivables from officers of INVESTools; (p) the Company's Certificate of Incorporation shall have been amended to increase the number of authorized shares of Telescan Common Stock to 30,000,000 shares, and such amendment shall have been filed with the office of the Secretary of State of Delaware; (q) Mr. Foshay shall have entered into an employment agreement with the Company; (r) INVESTools shall have delivered to the Company, prior to the Effective Time, from each Stockholder not considered to be a Rule 145 Affiliate, the Stockholder's Letter, and from each Stockholder considered to be a Rule 145 Affiliate, the Affiliate Letter; (s) the Company, INVESTools and a third-party escrow agent shall have entered into the General Liability Escrow Agreement and the Specific Liability Escrow Agreement;
(t) the Company shall have received the opinions of counsel to INVESTools substantially in the form attached as an exhibit to the Merger Agreement; (u) the Company shall have received from Locke Liddell & Sapp LLP a written tax opinion, dated as of the Closing Date; (v) the Company shall have received a letter from Hein + Associates, L.L.P., certified public accountants for the Company, dated as of the Closing Date and addressed to the Company, in form and substance reasonably satisfactory to the Company, to the effect that no conditions exist related to the Company that would preclude the Company's accounting for the Merger as a pooling-of-interests if consummated in accordance with the Merger Agreement; and (w) the Company shall have received a letter from a nationally recognized accounting firm, dated as of the Closing Date and addressed to the Company, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will qualify for a pooling-of-interests accounting treatment if consummated in accordance with the Merger Agreement.

      The obligations of INVESTools to effect the Merger is further subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by INVESTools: (a) all representations and warranties of the Company and Newco contained in the Merger Agreement shall be true and correct in all material respects; (b) the Company and Newco shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in the Merger Agreement to be performed or complied with by each prior to the Closing Date; (c) there shall not have occurred any Material Adverse Effect with respect to the Company or Newco; (d) INVESTools shall have received certificates dated the Closing, executed by an appropriate officer of the Company and Newco, certifying the matters described in clauses (a) and (b) above; (e) the Company, INVESTools and a third-party escrow agent shall have entered into the General Liability Escrow Agreement and the Specific Liability Escrow Agreement; (f) INVESTools shall have received the opinions of counsel to the Company substantially in the form attached to the Merger Agreement; (g) INVESTools shall have received from Gray, Cary, Ware & Freidenrich, L.L.P., a written tax opinion, dated as of the Closing Date; (h) INVESTools shall have received a letter from PricewaterhouseCoopers LLP, certified public accountants for INVESTools, dated as of the Closing Date and addressed to INVESTools, in form and substance reasonably satisfactory to INVESTools, to the effect that no conditions exist related to INVESTools that would preclude the Company's accounting for the Merger as a pooling-of-interests if consummated in accordance with the Merger Agreement; and (i) the Company shall have paid in full the certain indebtedness of the Company, including principal and interest, as set forth in the Merger Agreement.

TERMINATION

      The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing Date:

            (a) By mutual written consent duly authorized by the board of directors of the Company and the board of directors of INVESTools;

            (b) By the Company if there has been a material breach of a representation, warranty, covenant or agreement contained in this Agreement on the part of INVESTools, and as a result of such breach the conditions precedent set forth above, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the INVESTools within 15 days of notice of breach by the Company through the exercise of INVESTools's reasonable best efforts, then for so long as INVESTools continues to exercise such reasonable best efforts, the Company may not terminate the Merger Agreement under this clause unless the breach is not cured in full within such 15 days;

            (c) By INVESTools (i) if the Average Stock Price is less than $10 per share, or (ii) if there has been a material breach of a representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Newco, and as a result of such breach the conditions precedent set forth above, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company or Newco within 15 days of notice of breach by INVESTools through the exercise of the Company's or Newco's reasonable best efforts, then for so long as the Company and/or Newco continues to exercise such reasonable best efforts, INVESTools may not terminate the Merger Agreement under this clause unless the breach is not cured in full within such 15 days;

            (d) By the Company or INVESTools if the Closing Date shall not have occurred on or before May 31, 1999 or such later date agreed to in writing by the Company and INVESTools; provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose willful failure to fulfill any obligations hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and

            (e) By the Company or INVESTools if any court of competent jurisdiction in the United States of America or other (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions herein contemplated and such order, decree, ruling or other action shall have been final and nonappealable.

INDEMNIFICATION

      Pursuant to the Merger Agreement, INVESTools and the Stockholders agree to indemnify the Company, and each of the Company's subsidiaries, stockholders, Affiliates, officers, directors, employees, counsel, agents, successors, assigns, heirs and legal and personal representatives (the Company and all such other Persons are collectively referred to as the "Company's Indemnified Persons") from and against, and shall reimburse the Company's Indemnified Persons for, each and every Loss, paid, imposed on or incurred by the Company's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party of any inaccuracy in any representation or warranty of INVESTools under the Merger Agreement, or the Schedules thereto or any document delivered or to be delivered by INVESTools pursuant thereto in any respect (except for representations or covenants made by individual Stockholders in the Stockholders' Letters or Affiliates Letters, as applicable, which shall be governed by the indemnification provisions set forth therein), in each case without regard to any applicable materiality thresholds, whether or not the Company's Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of INVESTools or the Stockholders under the Merger Agreement or any agreement delivered pursuant thereto.

      Pursuant to the Merger Agreement, the Company agrees to indemnify INVESTools and its directors, officers, employees, counsel, agents and contractors, the Stockholders, and INVESTools' and the Stockholders' respective successors, assigns, heirs and legal and personal representatives (INVESTools, the Stockholders and such other Persons are collectively referred to as "INVESTools' Indemnified Persons") from and against, and shall reimburse INVESTools' Indemnified Persons for, each and every Loss paid, imposed on or incurred by INVESTools' Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party of, any inaccuracy in any representation or warranty of the Company under the Merger Agreement or any document delivered or to be delivered by the Company pursuant thereto in any respect, whether or not INVESTools' Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Company under the Merger Agreement or any agreement or document delivered pursuant thereto.

      An Indemnifying Person shall have no liability under the Merger Agreement unless a Notice shall have been given within the Survival Period.
Notwithstanding the foregoing, the Stockholders' liability with respect to the Specific Liability shall continue until the occurrence of a Resolution Event.

      No Company's Indemnified Person shall be entitled to indemnification from INVESTools and/or the Stockholders pursuant to the Merger Agreement (other than claims with respect to the Specific Liability) unless and until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid by INVESTools and/or the Stockholders thereunder exceeds $150,000 (the "Loss Threshold"), after which the Company's Indemnified Persons shall be entitled to recover for all Losses for which indemnification is required to be paid thereunder, including amounts used in satisfying the Loss Threshold. With the exception of claims based on fraud or knowing or intentional misrepresentation or claims with respect to the Specific Liability, in no event shall the aggregate liability of the Stockholders thereunder exceed the value of the General Liability Escrow Shares, and the liability of any individual Stockholder under the Merger Agreement shall not exceed the Stockholder's pro rata share of the number of shares of Telescan Common Stock deposited into the escrow account pursuant to the General Liability Escrow Agreement. The General Liability Escrow Shares shall be the sole and exclusive remedy for any claims, demands, actions or causes of action (except for claims based on fraud or intentional misrepresentation or claims with respect to the Specific Liability) by any of the Company's Indemnified Persons under the Merger Agreement. Except for claims based on fraud or intentional misrepresentation or claims with respect to the Specific Liability, the Stockholders shall have no further obligations under the Merger Agreement at the earlier of the time when all of the General Liability Escrow Shares have been distributed or are required to be distributed pursuant to the Merger Agreement and the General Liability Escrow Agreement. There shall be no limitation on the indemnification liability of individual Stockholders for breaches of representations or covenants made in their respective Stockholder Letters or Affiliate Letters, as applicable.

      The Stockholders' liability with respect to the Specific Liability shall not be subject to the Loss Threshold. In no event shall the aggregate liability of the Stockholders with respect to the Specific Liability exceed the value of the Specific Liability Escrow Shares, and the liability of any individual Stockholder for the Specific Liability shall not exceed the Stockholder's pro rata share of the number of shares of Telescan Common Stock deposited into the escrow account pursuant to the Specific Liability Escrow Agreement. The Specific Liability Escrow Shares shall be the sole and exclusive remedy for any claims, demands, actions or causes of action by any of the Company's Indemnified Persons with respect to the Specific Liability. The Stockholders shall have no further obligations with respect to the Specific Liability upon the occurrence of a Resolution Event.

      No Company's Indemnified Person shall be entitled to indemnification from the Company and/or Newco pursuant to the Merger Agreement thereof unless and until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid by the Company and/or Newco thereunder exceeds the Loss Threshold, after which INVESTools' Indemnified Persons shall be entitled to recover for all Losses for which indemnification is required to be paid thereunder, including amounts used in satisfying the Loss Threshold. Notwithstanding anything herein to the contrary, with the exception of claims based on fraud or knowing or intentional misrepresentation, in no event shall the aggregate liability of the Company and Newco thereunder exceed $4,000,000 ("Loss Ceiling"), and neither the Company nor Newco shall have any further obligations under the Merger Agreement at the earlier of the time when the Company has paid and/or is obligated to pay indemnification thereunder in amounts equal in the aggregate to the Loss Ceiling.

EMPLOYMENT AGREEMENT

      In connection with the Merger, the Company will enter into an Employment Agreement ("Employment Agreement") with Laird Foshay pursuant to which Mr. Foshay will serve as Senior Vice President, Internet Marketing of the Company for a period of two (2) years ("Employment Term"). As compensation for his services, the Company will pay Mr. Foshay an annual base salary of $130,000 per year with merit increases in accordance with the Company's salary administration program based upon performance, which shall be payable in accordance with the Company's customary payroll practices with respect to time and manner of payment. The Company shall also provide Mr. Foshay such benefits as are made generally available to employees of equal title and base salary on the same basis as the

Company makes such benefits available to its other employees, including, but not limited to, vacation benefits, and participation in health plans, life and disability insurance and stock purchase and option plans.

      Pursuant to the terms of the Employment Agreement, Mr. Foshay shall have the right to serve as a member of the Board of Directors of the Company, subject to the requisite vote of the stockholders of the Company at each annual meeting electing directors. Upon the termination of Mr. Foshay's employment for any reason, whether or not for good cause, he shall resign as a director of the Company.

      If Mr. Foshay's employment is terminated by the Company for other than death or "good cause" (as defined in the Employment Agreement), the Company will pay (or cause to be paid) the compensation provided by the Employment Agreement for the remainder of the Employment Term, including, vacation benefits, health benefits and any bonus and merit increases earned during the fiscal year in which such termination occurs (which bonus or merit increases shall be prorated based on the number of days of employment during such fiscal year). In the event of the termination of Mr. Foshay's employment under the Employment Agreement because of his disability (as defined in the Employment Agreement), the Company shall pay Mr. Foshay all accrued and unpaid base salary, bonus and merit increases and any reasonable and necessary business expenses incurred by Mr. Foshay in connection with the performance of his duties thereunder, all to the date of termination. If Mr. Foshay, dies, voluntarily resigns or is terminated for "good cause", the Company shall have no further obligation to Mr. Foshay under the Employment Agreement or otherwise, except that the Company shall promptly pay Mr. Foshay (or his estate in the case of death) all accrued and unpaid salary, bonus and merit increases and any reasonable and necessary business expenses incurred by Mr. Foshay in connection with the performance of his duties thereunder, all to the date of termination. In the event Mr. Foshay is terminated by the Company or any of its affiliated entities for disability or other than for cause, Mr. Foshay shall be entitled to continued benefits under any benefit plans of the Company or an affiliated entity in which he is a participant at the time of termination to the full extent of his rights under such plans, including disability benefits, through the remainder of the Employment Term.

      For a period of three (3) years from the date the parties enter into the Employment Agreement ("Non-Compete Term"), Mr. Foshay may not directly or indirectly (i) solicit for hire, employ or engage any past, present or future employee of the Company, its affiliates or INVESTools, without the prior written permission of the Chief Executive Officer of the Company, (ii) own, operate, participate in, undertake any employment with or have any interest in any entity engaged in the business of providing online security selection and portfolio management advice, except owning publicly traded stock for investment purposes only in which Employee owns less than 5%, or (iii) use in any competition, solicitation or marketing effort any proprietary list of or other confidential information concerning customers or technology of the INVESTools, the Company or its affiliates developed by the INVESTools, the Company or its affiliates. Such non-competition restrictions shall continue until the expiration of the Non-Compete Term, and shall survive the earlier termination of Mr. Foshay's employment hereunder for any reason. Notwithstanding the foregoing, the Company shall have the option, in its sole discretion, to extend the Non-Compete Term by a period of one (1) year; provided, however, that as consideration for such extension, the Company must pay Mr. Foshay the same compensation that he received during his last full year of employment under the Employment Agreement, including health and other benefits.

                     DESCRIPTION OF TELESCAN COMMON STOCK

      Subject to the prior rights of the holders of any shares of preferred stock that may from time to time be issued and outstanding, the holders of shares of Telescan Common Stock (i) have equal pro rata rights to dividends from funds legally available for the payment of dividends as, if, and when declared by the Board of Directors of the Company, and (ii) are entitled to share pro rata in all assets of the Company available for distribution to holders of Telescan Common Stock upon liquidation of the Company. The holders of shares of Telescan Common Stock do not have any preemptive subscription or conversion rights and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. All shares of Telescan Common Stock outstanding are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the Telescan Common Stock.

      The holders of Telescan Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the voting rights of outstanding shares of Telescan Common Stock voting for the election of directors can elect all directors they choose to elect, and the holders of the remaining shares will not be able to elect any of the Company's directors.

                      MARKET PRICES AND DIVIDEND POLICY

      Telescan Common Stock is traded on the Nasdaq Small-Cap Market under the symbol "TSCN."

      The following table sets forth for the periods indicated the high and low sales prices for Telescan Common Stock reported through the Nasdaq Small-Cap Market. The prices shown do not include retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.


                                   TELESCAN COMMON STOCK
                                   ----------------------
                PERIOD                 HIGH      LOW
                ------                ------    ------
                1997
                ----
               First Quarter          $ 5.88    $ 3.25
               Second Quarter         $ 5.31    $ 2.88
               Third Quarter          $ 7.63    $ 4.75
               Fourth Quarter         $ 8.13    $ 5.88

                1998
                ----
               First Quarter          $ 8.25    $ 5.00
               Second Quarter         $13.25    $ 4.75
               Third Quarter          $ 9.38    $ 3.88
               Fourth Quarter         $10.13    $ 2.63

                1999
                ----
               First Quarter          $20.13    $ 8.25


      On April 23, 1999, the business day immediately preceding the announcement of the execution of the Merger Agreement, the last reported sale price for Telescan Common Stock was $20.50. There is no assurance that such transactions or those reflected in the table of actual high and low sales prices represent all or a representative sample of the actual transactions which occurred or that the high and low prices shown reflect the full ranges at which transactions occurred during the period indicated.

      The Company has never declared a cash dividend on the Telescan Common Stock. The convertible preferred stock dividend rate is 5% and is paid quarterly. The Board of Directors presently intends to retain all earnings for use in the Company's business, and therefore, does not anticipate paying any cash dividends on the Telescan Common Stock in the foreseeable future. The declaration of dividends, if any, in the future would be subject to the discretion of the Board of Directors, which may consider factors such as the Company's results of operations, financial condition, capital needs and acquisition strategy, among others. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company".

      There is no active public trading market for INVESTools Common Stock, which is traded infrequently in private transactions. INVESTools has no class of securities registered under Section 12 of the Exchange Act of 1934, as amended, (the "Exchange Act") and is not subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. INVESTools has never declared a cash dividend on the INVESTools Common Stock.

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

      The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the Company and INVESTools been a combined entity during the specified periods. The pro forma combined condensed financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of the Company and the financial statements of INVESTools, including the notes thereto, included elsewhere in this Proxy Statement.

     The following pro forma combined condensed financial statements give effect to the proposed merger of the Company and INVESTools using the pooling of interests method of accounting. The pro forma combined condensed financial statements are based on the respective historical audited and unaudited financial statements and the notes thereto of the Company and INVESTools, which are included elsewhere in this Proxy Statement.

      The pro forma combined condensed balance sheet for the year ended December 31, 1998 assumes that the Merger took place December 31, 1998 and combines the Company's audited December 31, 1998 consolidated balance sheet and INVESTools' unaudited December 31, 1998 balance sheet.

      The pro forma combined condensed statements of operations for the years ended December 31, 1998, 1997 and 1996 assume that the merger took place on January 1, 1996 and combines the Company's audited consolidated statements of operations for the years ended December 31, 1998, 1997 and 1996 and INVESTools' unaudited statements of operations for those same years.

               PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                         TELESCAN   INVESTOOLS  PROFORMA
                                                                                COMBINED
                                                         --------    -------    --------
                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Revenues .............................................   $ 15,542    $ 2,076    $ 17,686

Costs of revenues ....................................      9,152        868      10,021
Selling, general and administrative ..................      9,240      2,257      11,640
expenses
Research and development .............................       --          818         675
Loss on writedown of impaired assets .................      1,530       --         1,530
Interest expense and other, net ......................         97        655         819
                                                         --------    -------    --------
            Total costs and expenses .................     20,019      4,598      24,685
                                                         --------    -------    --------
Loss before minority interest in loss of subsidiary ..     (4,477)    (2,522)     (6,999)
   Minority interest loss ............................        142       --           142
                                                         --------    -------    --------
   Loss from continuing operations ...................     (4,335)    (2,522)     (6,857)
   Income from discontinued operations ...............         19       --            19
                                                         --------    -------    --------
          Net loss ...................................     (4,316)    (2,522)     (6,838)

   Preferred stock dividends .........................         94       --            94
   Incremental yield dividend ........................         44       --            44
                                                         --------    -------    --------
   Loss available to common stockholders .............   $ (4,454)   $(2,522)   $ (6,976)
                                                         ========    =======    ========
   Loss from operations per common share:
     Basic and diluted................................                          $   (.51)

   Loss from operations available to
   common stockholders:
     Basic and diluted ...............................                          $  (0.52)

   Weighted average shares - basic and diluted .......                            13,439 (B)
                                                                                ========

            See Notes to proforma combined condensed financial data

               PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                      TELESCAN     INVESTOOLS   PROFORMA
                                                                                COMBINED
                                                      --------       -------    --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Revenues ..........................................   $ 16,125       $   758    $ 16,883

Costs of revenues .................................      8,756           334       9,090
Selling, general and administrative ...............      7,458         1,525       8,983
expenses
Research and development ..........................       --             480         480
Interest expense, net .............................        105           179         284
                                                      --------       -------    --------
        Total costs and expenses ..................     16,319         2,518      18,837
                                                      --------       -------    --------
Loss before minority interest in loss of subsidiary       (194)       (1,760)     (1,954)
   Minority interest loss .........................        409          --           409
                                                      --------       -------    --------
   Income (loss) from continuing ..................        215        (1,760)     (1,545)
   operations
   Loss from discontinued operations ..............        (19)         --           (19)
                                                      --------       -------    --------
          Net income (loss) .......................   $    196       $(1,760)   $ (1,564)
                                                      ========       =======    ========

   Income (loss) from operations per common share:
     Basic and diluted ............................                             $   (0.12)

   Weighted average shares - basic and diluted ....                               13,166 (B)
                                                                                ========

            See Notes to proforma combined condensed financial data

               PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                                      TELESCAN      INVESTOOLS  PROFORMA
                                                                                COMBINED
                                                      --------       -------    --------
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Revenues ..........................................   $ 13,756       $   114    $ 13,870

Costs of revenues .................................      8,549            78       8,627
Selling, general and administrative ...............      8,403           646       9,049
expenses
Research and development ..........................       --             339         339
Loss on writedown of impaired assets
     Interest expense, net ........................         83             9          92
                                                      --------       -------    --------
            Total costs and expenses ..............     17,035         1,072      18,107
                                                      --------       -------    --------
Loss before minority interest in loss of subsidiary     (3,279)         (958)     (4,237)
   Minority interest loss .........................        345          --           345
                                                      --------       -------    --------
          Net loss ................................   $ (2,934)      $  (958)   $ (3,892)
                                                      ========       =======    ========

   Loss from operations per common share:
     Basic and diluted ............................                             $  (0.30)

   Weighted average shares - basic and diluted ....                               13,015 (B)
                                                                                ========

            See Notes to proforma combined condensed financial data

                       TELESCAN, INC. AND INVESTOOLS, INC.

                    PROFORMA COMBINED CONDENSED BALANCE SHEET
                                DECEMBER 31, 1998

                                                              TELESCAN   INVESTOOLS  ADJUSTMENTS  PROFORMA
                                                                                                  COMBINED
                                                              --------    -------      -------    --------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
   Cash and cash equivalents ..............................   $    627    $   438      $  --      $  1,065
   Restricted cash ........................................       --          114                      114
   Accounts receivable, net ...............................      2,645        131                    2,776
   Receivables from affiliates ............................        643       --                        643
   Inventories ............................................         53       --                         53
   Prepaid expenses .......................................        370       --                        370
   Other current other assets .............................        235          6                      241
                                                              --------    -------      -------    --------
        Total current assets ..............................      4,573        689                    5,262

Property and equipment, net ...............................      1,698        218                    1,916
Software development costs, net ...........................      5,331       --                      5,331
Software technology rights, net ...........................        196       --                        196
Capitalized data costs, net ...............................        150       --                        150
Other assets ..............................................         60         25                       85
                                                              --------    -------      -------    --------
        Total assets ......................................   $ 12,008    $   932                 $ 12,940
                                                              ========    =======      =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable .......................................      2,237        423                    2,660
   Accrued liabilities ....................................      1,074        281        3,100(D)    4,455
   Current installments of notes payable ..................        136      2,271                    2,407
   Current installments of obligations
     under capital leases .................................        364       --                        364
   Amounts due stockholders and affiliates ................         36       --                         36
                                                              --------    -------      -------    --------
       Total current liabilities ..........................      3,847      2,975        3,100       9,922

Notes payable, less current installments ..................         16       --                         16
Obligations under capital leases, less current installments        327       --                        327
Mandatorily redeemable convertible preferred
  stock, warrants and options .............................                 3,965       (3,965)(C)    --
Stockholders' equity:
     Preferred stock ......................................          1       --           --             1
     Common stock .........................................        111         23            1 (A)     135
     Additional paid-in capital ...........................     21,492         47        3,964      25,503
     Accumulated deficit ..................................    (13,786)    (6,078)      (3,100)(D) (22,964)
                                                              --------    -------      -------    --------
          Total stockholders' equity ......................      7,818     (6,008)         865       2,675
                                                              --------    -------      -------    --------
        Total liabilities and stockholders' equity ........   $ 12,008    $   932      $  --      $ 12,940
                                                              ========    =======      =======    ========

            See Notes to proforma combined condensed financial data

                      Notes to Unaudited Pro Forma Combined
                            Condensed Financial Data

Basis of Presentation

      Certain revenues, expenses, assets and liabilities of INVESTools have been reclassified to conform with the presentation utilized by the Company. The effect of accounting policy differences are immaterial and have not been adjusted in the unaudited pro forma combined condensed financial data.

(A) The pro forma combined condensed financial data assumes the maximum number of shares (2,400,000) are issued by Telescan to consummate the merger with INVESTools.

(B) The pro forma number of common shares and common equivalent shares outstanding represent the historical weighted average shares outstanding of Telescan common stock in addition to the number of shares assumed to be issued in exchange for the common stock of INVESTools.

(C) Assumes conversion of redeemable convertible preferred stock, warrants and options prior to the closing of the Merger.

(D) Accrual for estimated costs of the transaction to the Company and INVESTools.

                          COMPARATIVE PER SHARE DATA
                                 (UNAUDITED)

   The following table summarizes the per share information for the Company and INVESTools on a historical, pro forma combined and equivalent basis. The pro forma information gives effect to the Merger accounted for as a pooling of interests business combination. The equivalent pro forma combined after the merger data was calculated by multiplying the Company's pro forma common data by the Exchange Ratio of .48, which Exchange Ratio assumes that 5,000,000 shares of INVESTools Common Stock, on a fully diluted basis, are outstanding. You should read this information together with the Company's and INVESTools' financial statements and the notes thereto, attached to this proxy statement as Exhibit C and Exhibit D, respectively. You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had the companies been combined or the future results that the combined company will experience after the Merger.


                                 Telescan Inc.
                             Per Common Share Data

                                                       Year ended December 31,
                                                     --------------------------
                                                      1998      1997      1996
                                                     ------    ------    ------
Historical:
     Net income (loss) per share, basic ..........   $ (.41)   $  .02    $ (.28)
     Book value per common share .................      .70         *         *

Pro forma combined after the merger:
     Net loss per share, basic ...................   $ (.52)   $ (.12)   $ (.30)
     Book value per common share .................      .20         *         *


                                INVESTools, Inc.
                             Per Common Share Data

                                                    Six Months
                                                      ended
                                                    December 31,         Year ended June, 30
                                                  ----------------    --------------------------
                                                   1998      1997      1998      1997      1996
                                                  ------    ------    ------    ------    ------
Historical:
     Net loss per share, basic ................   $ (.91)   $ (.67)   $(1.51)   $ (.96)   $ (.61)
     Book value per common share ..............    (4.19)        *    $(3.31)        *         *

                                                                       Year ended December 31,
                                                                      --------------------------
                                                                       1998      1997      1996
                                                                      ------    ------    ------
Equivalent Pro forma combined after the merger:
     Net loss per share, basic ................                       $ (.25)   $ (.06)   $ (.14)
     Book value per common share ..............                       $  .10        *         *

*  not applicable for these periods

                        INFORMATION ABOUT THE COMPANY

BUSINESS

   GENERAL. The Company provides state-of-the-art Internet services, innovative solutions for online technology and sophisticated data retrieval tools. The Company develops, markets, and operates major Internet sites and online networks serving the financial and non-financial industries. The Company's services and products, which are based upon its proprietary online operating system and user software, allow customers to electronically access and analyze information through their personal computer systems.

   The Company's primary business line is a system of Internet and online financial services and products provided directly to users and under private label versions from third parties. Such services allow investors to:

   Obtain financial news and information;
   Perform personalized searches with the Company's optimal search technology using current and historical information;
   Manage personal portfolios and strategize investment planning; and Perform fundamental and technical analyses.

      The Company's Internet and online financial services and products contain proprietary software technologies, developed or acquired by the Company, which increase the speed, power and user friendliness of information retrieval while lowering costs to users. The Company's primary financial Internet site, Wall Street City(R) (http://www.wallstreetcity.com), employs the Company's proprietary designs as well as data provided by others on a fee and/or revenue sharing basis.

      The core of the Company's technology is its unique modular and parallel host configuration, designed and developed by the Company's founder, Dr. Richard
K. Carlin. This configuration permits simultaneous reception of multiple input from a large array of information sources while permitting simultaneous output to users with different information processing requests. The system supports the addition of a wide variety of specialty designed modular tools created by both the Company and outside vendors. In addition, the Company has interfaced the host configuration to a wide variety of communication sources, including the Internet, several major package switch carriers and a wireless interface. The hardware configuration and the operating system that make it powerful and responsive are the proprietary design of the Company, for which the Company was awarded patents in 1997 and 1998.

      The Company's primary market has historically been the sophisticated individual investor and active trader. With the growth of the Internet, the Company has broadened its appeal to a wider range of users. The Company has responded to the increased demand by expanding the editorial content, offering free, unlimited real-time quotes, increasing the level of educational aid provided and redesigning the Wall Street City website to facilitate user friendliness.

      The Company's non-financial business segment includes developing and maintaining several third party Internet and online services in the publishing, entertainment, sports and biotechnical/pharmaceutical industries. Pertinent disclosures and related information for the financial and non-financial segments of the Company are disclosed in Footnote No. 11 "Segment Reporting" in the financial statements.

      The Company or its predecessors have operated the business of the Company since 1983. The Company, which is a Delaware corporation, was incorporated in 1988 under the name Max Ret, Inc. for the purpose of acquiring or participating in a business opportunity. In 1989 the Company issued 75% of the outstanding Telescan Common Stock to acquire all of the outstanding common stock of D.B. Technology, Inc. ("DB") d.b.a. Telescan, Inc. After the acquisition of DB by the Company, DB was merged into the Company and the Company changed its name from Max Ret, Inc. to Telescan, Inc.

      INDUSTRY. Online services allow personal computer users to access outside sources of information and interact with other users via telephone line connections channeled through a central host computer or computers. Online services typically include information databases and specialized search and retrieval software maintained by the service provider on the host computer. Interface software, which is used on the customer's computer, permits users to access information through the online system. The service provider usually rents or purchases databases on a non-exclusive basis from third parties and then further develops such databases for use within the provider's online system. Customers typically subscribe to an online system for an initial base charge for which they are granted a license for the interface software needed to access the online service. Following their subscription, customers are typically charged a flat rate dependent upon the usage of hours logged onto the system. Usage in excess of plan hours are billed on a per hour basis. There are often additional charges for specific services used within the databases.

      Fees for Internet access are similar to online service charges, though lower due to reduced communication costs. Customers select from several rate plans that offer varying levels of information and technical features.

      The industry's dynamic growth in recent years has resulted from a number of key factors, which are expected to contribute to continued growth in future years. Some of these key factors include (1) the increasing market awareness of Internet and online services; (2) growth in the availability, quality and marketing of Internet and online products and services; (3) growth in the home and personal computer markets including mobile "laptop" computing; (4) increased use of modems for telecommunications; and (5) the development of alternative access devices such as dedicated communications terminals and pagers. The Company believes that as the market continues to expand, important competitive factors will include system performance, product differentiation, quality and quantity of content, user friendliness, price, customer support and effective marketing techniques.

      BUSINESS STRATEGY. The Company's mission is to be a worldwide leader in the development of sophisticated interactive Internet sites and online information systems for individuals and businesses, through the delivery of superior, cost effective data retrieval technology, customer user interface programs and communications services. To achieve this mission, the Company's business strategy is to (1) build revenue by providing private label financial database access; (2) increase usage of its Wall Street City website to build advertising revenue; (3) continue to invest resources to develop new services and enhancements; (4) increase and maintain Telescan's Internet and online customer base; and (5) increase the Company's visibility to the public. There can be no assurance that this strategy will be effective.

      In recent years the Company has marketed its proprietary software technology to third parties for private label and co-branded versions. Normally the third party incurs an initial license fee for the base technology. The Company earns development fees through further enhancements and designs to the primary site. Marketing of the private label version is typically the responsibility of the third party and net revenues are allocated between the parties.

      Advertising revenue is directly linked to the number of viewers or, as more commonly referred to, as page impressions. In an effort to attract new and recurring viewers to its website, the Company has sought to increase or introduce brand awareness through public relations efforts and increasing web links.

      With the growth of the Internet, a substantial number of new competitors have entered the Internet and online services market. To remain competitive, the Company has expended over $2 million in each of the past two years on software development. Enhancements have included the introduction of free, unlimited real-time quotes and real-time breakout alerts.

      Current customers are a valuable Company asset and are an integral component in the Company's business strategy. Maintaining the current customer base is accomplished by providing comprehensive and high quality data, offering customer training and conducting reactivation campaigns to encourage inactive customers to return. New customers are attracted by advertising in major trade journals and allowing free trial periods for potential new customers.

      The Company continues to seek avenues to introduce the business community and public to its products and services through name recognition. The Company has been cited in national and local publications. In January 1999, the Company announced an acquisition of Telescan Common Stock by General Electric's National Broadcasting Company ("NBC") unit in conjunction with its affiliate, GE Capital Equity Investments, Inc. The Company will license its proprietary technology for CNBC.com. This presents major growth potential for the Company in the process of integrating personal computers with the Internet and television.

      SERVICES AND PRODUCTS. The Company has participated in the growing market for Internet and online services by creating and marketing products that build and expand upon the Company's base technology of proprietary operating systems and user software for database applications. The Company's primary product line is the Telescan system of financial databases and software programs accessed over the Internet and online. In 1996, the Company substantially expanded its private labeling arrangements under agreements with such major corporations as American Express, Charles Schwab, Fidelity Investments and Standard & Poor's. In 1997, the Company continued this expansion by signing agreements with Time Inc. New Media, Strategic Advisors, Inc. (a subsidiary of Fidelity Investments) and Citibank, N.A. In 1998, Telescan added Altair Corporation (a subsidiary of Imperial Bank), Web Street Securities and Texas Galleria Corporation. Telescan receives per user fees, fees for providing "premium" services and/or reports, development and licensing fees from such third parties, and revenue sharing for new customers and advertising. Certain agreements guarantee minimum monthly, quarterly or annual payments. In February 1996, the Company launched Wall Street City, a new enhanced financial website, which it has continuously broadened and upgraded. Page impressions on Wall Street City have grown from 2 million in the first quarter of 1997 to over 11 million in the last quarter of 1998. The Company has devoted significant development resources to this part of its business.

      Wall Street City also serves as an advertising medium with rates tied to thousands of impressions. With the increasing popularity of the website, advertising revenues grew four-fold from 1997 to 1998.

      FINANCIAL SERVICES AND PRODUCTS

WALL STREET CITY. Wall Street City is a financial supersite on the Internet that provides investors with a comprehensive database, state-of-the-art financial analysis and research tools. The site is an effective combination of Telescan's most dynamic, innovative analysis tools built into one supersite located at http://www.wallstreetcity.com. In November 1997, the Company introduced a new, revamped Wall Street City, providing investors with an easier-to-navigate format and new features. During 1998, the Company increased its market commentary and added free, unlimited real-time quotes and real-time breakout alerts for active traders.

The site features:

ActiveX Stock Graph with Technical Analysis - Internet Explorer users with
   Windows '95 or NT operating systems can download a powerful ActiveX control to allow technical analysis on stock graphs.

Calculators - Under an agreement with Financenter, Inc., users can access their powerful and programmable calculators. Investors can use the calculators to answer questions on stock, mutual funds and bond returns. Consumers can use the calculators to compute answers on home purchases and refinancing, credit cards and household budgeting.

Customizable Technical Analysis Charts - Allows users to select multiple indicators they want to see on a single chart for individual stocks or groups of stocks. Users can also create technical analysis profiles for a variety of stocks and save up to 10 separate profiles, which will appear each time the stocks are called up on their personal computers.

E-Commerce - Introduced in 1999, E-commerce allows customers to purchase books, videos and other educational materials to enhance investment decisions.

Multiple Portfolios - Each user can configure up to seven portfolios with a maximum of 150 symbols per portfolio.

Personal Investment Planner - Allows investors to assess risks in their stock and mutual fund portfolios and provides alternatives to better meet their financial goals.

Portfolio Scanning - Portfolios can be scanned for end-of-day technical and positive breakouts, stock cycle strengths, and comparative rankings.

Real-Time Market Commentary and Quantitative Analysis - Provides intraday articles on the markets, stocks and mutual funds, as well as strategies. The commentary provides insight into the markets and investing strategies based on comprehensive and up-to-the-minute data-based analysis of stocks, mutual funds and market trends. Columns are written by Wall Street City's research staff and include Stock of the Hour, Stocks in Focus and Strategic Maneuver.

Real-Time Quotes - Allows users to obtain free, unlimited real-time quotes.

Search Capabilities - An investor can categorize up to 40 criteria from a selection of 300 to identify the top stocks that "fit" the criteria. The search capabilities were enhanced in 1998 with Java-based technology allowing investors to more easily customize searches for stocks, mutual funds and options.

What's Working Now - A major step forward in automated backtesting and optimization, wherein the system runs in excess of 35 million searches weekly to identify the "best" and "worst" combinations of characteristics and generates a list of stocks or funds having the most similar characteristics.

Wall Street City is one of the leading Internet services for investors, featuring Telescan's proprietary ProSearch technology on the web. Wall Street City provides the broad range of services described above, as well as quotes, news and company reports from industry-leading information sources. The site also provides investors with access to educational tools, discussion groups, investment newsletters, an E-commerce site and brokers.

TIP@WALLSTREET(TM). Combines the advanced functionality of the Telescan Investor's Platform(R) ("TIP") and the Wall Street City website. The software embeds a web browser to take advantage of the depth of market information available through Wall Street City. TIP allows users to further screen and analyze the information online or offline, with greater speed and ease of use.

TELESCAN INVESTOR'S PLATFORM 2.0(R). Telescan Investor's Platform is the Microsoft Windows version of the Company's financial research, screening and analysis software, Telescan Analyzer 3.0. Some of its features are improved charting capabilities, unique portfolio-based control for greater flexibility and faster data retrieval, additional database information such as end-of-day quotes for most major international exchanges, full-text analyst's reports, a Market Snapshot for major indexes, improved communications options including TCP/IP access and interactive roundtables, a Top Picks screening feature and expanded automation tools. Features such as multi-tasking and graphic toolbars that are inherent in the Windows operating environment make TIP more user-friendly and lead to its improved data presentation options.

TELESCAN ANALYZER 3.0. This is the most recent DOS-based version of the Telescan Analyzer product with the capability of accessing other Telescan products, such as ProSearch and Telescan Mutual Fund Search. This product features a graphical user interface similar to the Microsoft Windows and Apple Macintosh operating environments. The software allows the user to access the Telescan database of over 20,000 stocks, over 7,000 mutual funds, over 80,000 options, 1,000 market indexes and more than 1,200 futures and commodities contracts. Telescan Analyzer
3.0 helps the investor evaluate stock portfolios and mutual fund holdings. Over 80 fundamental and technical indicators such as price, volume, insider trading, key company facts, volume indexes, trend lines, news releases, Moving Average Convergence/Divergence ("MACD") and relative strength are available for analyzing securities. Users can retrieve historical price and volume charts of up to 23 years of data. Additional features include multiple graphs per screen, higher graphics resolution, 28,800 baud modem support, mouse interface and pull down menus and enhanced system integration and visual presentation.

PROSEARCH 5.0. ProSearch is a powerful search program that allows the user to develop custom screening routines to select securities that best meet the individual's specific investment goals. The program was designed for serious investors as a tool for identifying stocks to meet investment objectives as defined by a wide variety of fundamental and technical indicators. ProSearch allows the user to select up to 40 parameters from a list of about 300 criteria for building a search strategy. Additionally, investors can utilize composite, weighted indicators (i.e., short/long term value and technical ranks), fundamental, momentum, and volume ranks for simplified searches that meet one's specific investment strategies. ProSearch users can test and retest strategies by searching their historical performance back to 36 months. The program is shipped with 30 pre-defined search strategies that can also be used for narrowing the list of potentially profitable investments.

PROSEARCH ALERTS. Introduced in October 1998, this product provides a real-time alert service and enables active traders and investors to instantly identify stocks that are making significant price moves. This product has been exclusively licensed to Texas Galleria Corporation and is marketed as an independent product.

ESEARCH. Built as a complement to the ProSearch program, ESearch adds the ability to screen for investment candidates based on earnings estimate information. Earnings estimates are important to investors in that they are often a preview of Wall Street's positive or negative perception of a particular stock.

OPTIONS SEARCH. This product is a screening program that allows an investor to sort through more than 80,000 equity and index options using the Company's unique scoring system to pick the options that best fit the user's investment objectives. The investor chooses up to 30 of the 122 screening criteria, which produce a list of options that are best suited to his or her needs.

QUOTELINK. This product permits users of competing financial analysis software and spreadsheet programs to download information from the Telescan database into such programs. QuoteLink is compatible with all the major competitive programs including AIQ, Metastock, Super Charts, OmniTrader, OmniPro, Indigo, Quicken, Lotus and Excel.

TELESCAN MUTUAL FUND SEARCH. This product is a mutual fund screening program that allows an investor to sort through more than over 7,000 mutual funds using the Company's unique scoring system to pick the funds that best fit the user's investment objectives. The selection criteria are grouped into three main categories: purchase requirements, performance and consistency characteristics and portfolio composition. The investor then chooses up to 30 of the 80 individual criteria contained within the categories to produce a list of mutual funds that are best suited to their needs.

TELESCAN PORTFOLIO MANAGER. Telescan Portfolio Manager is a DOS-based securities portfolio management program that was developed as a joint venture between the Company and The Pilot Group, Inc. The program offers a wide variety of report options and was designed to provide speed and power in a user-friendly manner that forgives many common user mistakes and accepts corrections with ease. In 1998, four new portfolio reports were added that enable investors to review insider trading, analyst rankings, Macro*World Forecasts and over/under valuations on portfolios rather than on an individual stocks.

TELESCAN DIRECT(TM). A customizable wireless service that helps consumers keep track of their investments anywhere, any time, via their alpha-numeric pagers, PCS mobile phones or personal e-mail addresses. An investor can schedule and receive stock price updates up to 15 times a day for their custom portfolio. Telescan Direct also automatically tracks and delivers news, price and volume alerts on 30 stocks based on parameters the consumer selects.

      PRIVATE-LABELED FINANCIAL SERVICES

ALTAIR CORPORATION. In June 1998, the Company entered into a licensing agreement with Altair Corporation (a subsidiary of Imperial Bank) to market the Company's technology to the banking industry. The Company will share in revenues from banks utilizing its technology and data.

AMERICAN EXPRESS. The Company maintains an alliance with American Express Financial Direct ("American Express"), a division of American Express Company, under which Telescan's online financial services are available as part of American Express' InvestDirect, a state-of-the-art Internet-based trading and investment research and analysis service. Under the agreement Telescan provides a proprietary assortment of investment decision support services. The Company provides customer support and certain development services for American Express.

CITIBANK, N.A. In February 1998, the Company and Citibank, N.A. ("Citibank") entered into a five-year master agreement, which contemplates the issuance of work orders for specific projects and services to be provided on an ongoing basis in the future. In March 1998 the first work order was issued and in December 1998, the website created through this work order was launched utilizing the Company's technology. Telescan expects to receive additional work orders for Internet tools and services pursuant to this agreement.

FIDELITY. Fidelity Investments, one of the nation's leading providers of financial services, continues to offer a customized assortment of Telescan's financial information resources and analytical tools as part of its Windows-based investment management and trading software package - Fidelity On-line Xpress+(TM).

GLOBALNET FINANCIAL.COM, INC. In April 1999 the Company and GlobalNet
Financial Services, Inc. (formerly known as MicroCap Financial Services, Inc.) ("GlobalNet") entered into a Stock Exchange Agreement pursuant to which the Company increased its minority interest in GlobalNet by 5% to 9.9%. In connection with the Stock Exchange Agreement, the Company purchased a one year option from GlobalNet for 25,000 shares of Telescan Common Stock. Such option allows the Company to acquire additional shares of GlobalNet to bring its total ownership to 19.9%. In addition, the Company licensed its technology and content to GlobalNet in exchange for 2.5 million shares of GlobalNet's common stock.

INFORMATION HIGHWAY. The Company maintains an agreement with Information Highway, Inc. to develop and manage financial content for the Canadian-based Internet company's Unique Networks division. Telescan's financial content will be co-branded for Unique Network's The Executive Club website. The Executive Club (http://www.theexecutiveclub.com) is a dedicated suite of services for business professionals and executives. Commencement of these services took place in 1998.

NBC. In February 1999, the Company reached an agreement with NBC to license its proprietary Internet and online financial services technology for CNBC.com. Under the agreement, the Company will be responsible for developing customized investment analytics, providing financial data, data retrieval and hosting services. The Company is substantially increasing its support staff in response to this contract.

POINTCAST INC. Under the terms of the 1998 revenue sharing agreement, the Company has licensed its proprietary ProSearch technology to PointCast Inc. Viewers of the PointCast Network(R) will be able to customize searches of stocks and mutual funds.

STANDARD & POOR'S. The Company and Standard & Poor's ("S&P"), a division of the McGraw-Hill companies, maintain an online platform built and hosted by Telescan. The application allows the investment community to access a suite of S&P's financial information products. In 1998, the Company brought S&P's Daily Dividend Record to the financial community via the Internet. Prior to this service, the information was available only in printed form. No revenue was recognized from this product in 1998.

STRATEGIC ADVISORS, INC. The Company maintains a multi-year contract with Strategic Advisors, Inc (a subsidiary of Fidelity Investments) to provide the database of financial information for the new guide to investing, The Stock Shop with Peter Lynch(TM), an interactive CD-ROM that links with the Internet. The program helps consumers learn how to become more informed investors based on key concepts taken from Peter Lynch's best-selling personal finance books. Users can then apply these concepts to assess financial information about markets and companies. Telescan's online stock research is the source of much of that information.

TEXAS GALLERIA, INC. In October 1998, the Company granted an exclusive license for its ProSearch Alert Trading Service to Texas Galleria, Inc. to be used on the trading platform called GroTrader Gold. The Company recognized a licensing fee in 1998 from this agreement.

TIME INC. NEW MEDIA. The Company and Time Inc. New Media have a strategic agreement to develop FORTUNEInvestor, an Internet website for investors that combines FORTUNE editorial content with Telescan's comprehensive stock and mutual fund information and analysis tools. Under the agreement, Time Inc. New Media, in addition to providing FORTUNE editorial content for the website, is responsible for sales and marketing. Telescan provides its financial database, state-of-the-art financial analysis and research tools, web development and site management. In December 1998, the Company reached an agreement with Time Inc. New Media to provide customized investment information for Money magazine's online website, Money.com. The initial scope of the project has broadened and is currently being re-evaluated.

WEB STREET SECURITIES. In March 1998, the Company announced an exclusive online trading brokerage alliance with Web Street Securities. Under this sponsorship agreement, visitors to the Company's website, Wall Street City, have access to real-time quotes and a direct link to Web Street Securities to execute trades.

      NON-FINANCIAL SERVICES

ADWEEK ONLINE. Adweek Online, a joint effort between the Company and BPI Communications, L.P. ("BPI"), provides easily accessible information to the advertising industry. It offers users access to full text news and articles from Brandweek, Mediaweek and all six regional editions of Adweek magazine plus instant access to other advertising industry information such as Accounts in Review, Accounts Awarded, the Adweek Client/Brand Directory and details on breaking campaigns. The full searchable database includes archives dating back to January 1992, and is updated weekly. The site is supported by both advertising and subscription revenues and is located at http://www.adweek.com.

AMUSEMENT BUSINESS. Amusement Business, a joint effort between the Company and BPI, provides easily accessible information for the international live entertainment and amusement industry. The site offers industry specific information such as searchable classified ads and tour searches as well as the latest industry news. The site is currently supported by advertising and subscription revenue and is located at http://www.amusementbusiness.com.

BACKSTAGE ONLINE. Backstage Online, a joint effort between the Company and BPI, was launched in March of 1998 to provide easily accessible information for the performing arts profession. The site offers full-text news and articles as well as searchable databases including a two year news archive. Backstage Online includes industry specific features such as casting information and performing arts directories. The site is supported by both advertising and subscription revenues and is located at http://www.backstage.com.

BILLBOARD ONLINE. Billboard Online, a joint effort of the Company and BPI, is a global online network offering full-text news, articles and charts from the current issue of Billboard magazine. The Internet site also offers full access to Billboard magazine's vast electronic library of more than 20,000 charts in all music genres dating back to 1983 and full text articles dating back to 1991. Billboard Online is supported by both advertising and subscription revenues and is located at http://www.billboard.com.

HOLLYWOOD REPORTER ONLINE. The Hollywood Reporter Online (THR Online(TM)) is a joint effort between the Company and BPI to develop and operate databases serving the entertainment industry. It offers users access to the current and archived issues of Hollywood Reporter magazine. In addition, the users have access to film reviews and news articles relating to TV, film, and music, as well as information on current events and industry developments. The Hollywood Reporter Online service was launched in December 1996 and is supported by advertising and subscription revenues. The site is located at http://www.hollywoodreporter.com.

KNOWLEDGE EXPRESS DATA SYSTEMS, L.C. Knowledge Express Data Systems, L.C. ("KE") is a limited liability company in which the Company holds the majority controlling interest. KE combines its unique proprietary information resources with commercially available information databases including Bioscan(R), Corptech(R), PharmaVentures(TM) and MicroPatent(R), as well as others, into its own easily searchable online database version. KE cost effectively offers customers access to valid information resources that would be costly and time consuming to research on an individual basis. The service is accessed by business development and research professionals in the corporate and university fields via multi-user annual site license contracts or monthly package subscriptions. KE also generates revenue through website development, hosting and online services with business partners focused in the corporate and university fields. The site is located at http://www.knowledgeexpress.com.

PUREBASEBALL. The Company has an agreement with Reality Sports Inc. to jointly develop and operate a new online, interactive game, Pure Baseball, designed for fantasy baseball enthusiasts. This new Internet league play game became available in April 1998. The site is located at http://www.purebaseball.com.

       OTHER

      In addition to its online database services, the Company also performs software design, development and programming under contract for third parties and for related parties. The Company also offers video training tapes, financial books and monthly newsletters in conjunction with its financial products.

      The Company's online services employ databases that consist of information typically obtained from public and private third-party sources, usually on a non-exclusive basis. Therefore, the Company's business is dependent upon its ability to obtain and maintain, on an ongoing basis, information for inclusion in the Company's databases. In prior years, acquisition of databases typically involved the payment by the Company of fixed, per use license fees and/or royalties based on revenue received and/or some combination of user subscriptions and actual database usage. The Company's current agreements with many information providers require minimum payments with variable rates based upon revenue. Such agreements will allow the Company lower royalty payments with expected increased revenue. Information suppliers typically license access to data on a multi-year or annual renewable basis, subject to termination by either party upon no less than 90 days notice. The Company also obtains information pursuant to non-exclusive licenses from private sector information compilers, some of which currently are, or in the future may be, direct or indirect competitors of the Company. There can be no assurance that the Company will be able to renew its current contracts with data sources, maintain comparable price levels for information acquired, or negotiate additional contracts with data sources as necessary to maintain existing products or introduce new products. Termination of the Company's relationship with one or more of the Company's information suppliers could have a material adverse effect on the Company's operations if the data became available through one of the Company's competitors and if the Company was unable to obtain comparable data through other sources. The Company considers continued access to databases as a critical factor in the competitiveness of its existing products and believes that future product development will depend on the availability of data in specific markets targeted by the Company. The Company does not believe at this time that the loss of any single source of data would be detrimental to its business.

      MARKETING. The Company's online services are sold to customers for an initial licensing fee followed by a monthly fee package based upon hourly usage. Internet services are sold on fixed fee plans that are differentiated by the data and reports that can be accessed. To attract new subscribers, the Company typically offers initial money back guarantees and trial subscriptions. The Company also offers free trial periods for one month to subscribers of Wall Street City.

      The Company's marketing objectives for its Internet and online services are to increase the number of subscribers, sell additional products to existing subscribers and increase average monthly online use per subscriber. The channels for increasing the number of subscribers include public relations, joint marketing agreements, trade shows and seminars, advertising, direct sales and word-of-mouth. The Company advertises in Investor's Business Daily, Barron's, Stocks & Commodities, other print media and through Internet banner ads.

      The Company's primary market has historically been the sophisticated individual investor. The Company has significantly increased its individual subscriber base through advertising and marketing arrangements with major discount brokerage firms including American Express, Fidelity Investments Retail Services, and Charles Schwab & Co., Inc. These marketing arrangements typically require the brokerage firm to incorporate and package the Telescan financial software and a gateway to the Telescan database into their software products, or to incorporate an application interface in their software that allows access to the Telescan database. Typically, these third parties are responsible for their own marketing programs.

      The Company actively seeks additional private labeling relationships for its financial products. In 1997, the Company entered into agreements with Citibank, Strategic Advisors, Inc. (a subsidiary of Fidelity Investments) and Time Inc. New Media. In 1998, the Company signed agreements with Altair Corporation (a subsidiary of Imperial Bank), Web Street Securities and Texas Galleria Corporation.

      Telescan markets advertising space on Wall Street City and shares in advertising revenue marketed by affiliates. Because of the breadth and cost effectiveness of the Company's financial online system, the Company targets users of competitors' financial analysis software packages as a source of online revenue. The Company has application interface products facilitating the downloading of information from the Telescan database to users of competitors' analysis software. The Company has continued to leverage the opportunity to tap the large data downloading market through cooperative alliances with several major charting software publishers including AIQ, Equis, Omega, Nirvana and Indigo.

      MATERIAL CUSTOMERS. There were no customers during 1998, 1997 or 1996 to which sales exceeded 10% of total revenues.

      PRODUCT DEVELOPMENT. The Company has developed and acquired proprietary software technologies to make its products easy to use and to achieve efficient searching of extensive databases using simple, non-Boolean logic search queries. Consequently, the Company believes that by using its proprietary technologies it can deliver superior Internet and online database services. The Company intends to employ its proven software technologies in developing additional products serving new markets and customers.

      Telescan's software development staff includes 47 employees who develop new products and provide maintenance support for existing products. During the years ended December 31, 1998, 1997 and 1996, the Company spent approximately $2,519,000, $2,505,000 and $1,873,000, respectively, for software development activities, all of which was capitalized. All software development costs are charged to expense until technological feasibility is established, after which remaining software production costs are capitalized and amortized over periods ranging from three to five years. The Company also continuously evaluates opportunities to obtain new products through acquisition. PROPRIETARY RIGHTS. The Company relies upon a combination of contract provisions and copyrights, patents, trademarks and trade secret laws to protect its proprietary rights in its products. The Company attempts to protect its trade secrets and other proprietary information through software licenses and nondisclosure agreements with product development partners, employees and consultants. Although the Company intends to protect and defend its proprietary rights vigorously, there can be no assurance that these measures will be successful. With respect to software technologies that the Company has licensed to third parties for use in specific applications, the Company has entered into licensing agreements which are intended to protect the proprietary rights of the Company in such technologies. The Company seeks to protect the source code of its products as a trade secret and as an unpublished copyright work.

      The Company was granted a patent in 1997 by the U.S. Patent and Trademark Office for its core database development technology for quickly building customized online systems for multiple users. The patent was awarded for Telescan's "Multi-provider online communications system, an interactive system for remotely creating, editing and administering communications systems for online service providers". The Company was granted another patent in 1998 by the U.S. Patent and Trademark Office for "Interactive systems for remotely creating, editing and administering an online communication system for a plurality of online service providers". The Company believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties, and the Company is not aware of any current infringement claims against the Company. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future features or contents of services or that any such assertion may not result in litigation or require the Company to enter into royalty arrangements.

      COMPUTER AND NETWORK OPERATIONS. The Company's data center computer system consists of commonly available personal computer processors, disk storage devices and telecommunications equipment, operated by a combination of Microsoft Windows NT and a proprietary operating system. The Company typically screens and filters incoming data feeds from third parties, using specific software routines, in order to detect errors and certain detectable viruses.

      The Company's data center is located at the Company's headquarters facility. The data center has separate air conditioning units and the equipment room has a raised floor. The power system includes power conditioning, back-up battery, and full "zero downtime" emergency generator support on site, which is supplied by the facility owner. Data is regularly backed up and stored off-site and certain data is duplicated on separate storage devices within the data center. The building in which the data center is located has off-hours card key access, card key access to the Company's offices, separate card key access to the data center and 24 hour on site security personnel. The Company believes that data center system redundancy is afforded by the Company's ability to use commonly available computer processors, storage devices, and communications equipment, including the Company's non-data center computer systems, in its data center in case of equipment failure or other emergency. The Company's telecommunications network consists of the public packet switching networks provided by Sprint, Network Two, UUNET, GTE and MCI WorldCom. Through these networks, subscribers in hundreds of cities in the U.S. and Canada can dial a local number to connect to the Company's online services.

      The Company believes that its computer and communications hardware systems are adequate for existing operations. The Company purchases additional hardware as required in order to accommodate any significant increases in the customer base for the Company's existing products and services, and to accommodate additional products and services.

      The Company continually upgrades its computers and peripheral hardware to take advantage of technological advances. Further, the Company believes that future hardware and software advances will serve to improve the performance of the Company's systems. While the Company does not believe that it faces a material risk due to technological changes, there can be no assurance that the Company's existing technology will remain viable or that the Company will be able to meet technological advances that may be necessary in order for its technology to remain viable. COMPETITION. The Company competes with companies that operate proprietary and/or Internet websites and online systems, many of which have significantly greater financial, technical and marketing resources than the Company. In addition, a substantial number of new competitors are entering the Internet and online services market as a result of the recent growth and the perceived future opportunities in this market. The Company believes the principal competitive factors in the Internet and online services markets include system performance, product differentiation, quality and quantity of content, user friendliness, price, customer support and effective marketing techniques. The Company believes that it competes effectively in these areas. Competitive pressures could result in reduced market share, price reductions and increased spending on marketing and product development, which could adversely affect the Company's financial condition and operating results. The Company believes that its business strategy of building marketing relationships with larger partners and expanding the range of its Internet and online offerings may serve to lessen the impact of future competitive pressures on the Company.

      EMPLOYEES. As of December 31, 1998, the Company had 146 full-time employees with 47 in product development and maintenance; 24 in customer service; 24 in sales and marketing; 23 in computer operations; and 28 in general management and administration. None of the Company's employees are represented by a labor union and the Company has never experienced a work stoppage.

      GOVERNMENTAL REGULATION. The Company is not subject to direct regulation other than regulation generally applicable to businesses. However, changes in the regulatory environment relating to the telecommunications and media industries could have an effect on the Company's business, including regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone and cable television companies. The Company cannot predict the impact, if any, future regulation may have on its business. While not currently regulated, there is a possibility that the Company may become subject to laws governing investment advisors or other securities professionals. Regulations in this area are complex and ensuring compliance could cause a financial burden and become a time consuming process. There is no assurance the Company could make the necessary adjustments to achieve compliance.

      DISCONTINUED OPERATIONS SUBSEQUENTLY RETAINED. In February 1999, the Company announced plans to forego the previously reported spin-off of its non-financial business segment. Negotiations with a prospective buyer were terminated. The Company determined that there was greater strategic value in retaining and further developing certain operations within this segment.

      Accordingly, the financial statements have been reclassified to include discontinued operations as continuing operations and the Company has applied the guidelines of Emerging Issue Task Force 90-16 and Financial Accounting Standards Board Statement No. 121. In applying these standards, the Company determined that estimated future undiscounted cash flows were below the carrying value of the long-lived assets. The Company adjusted the carrying value of the long-lived assets, primarily software development costs and capitalized data, to their fair market value resulting in a non-cash impairment loss of $1,530,000, which is included in the Company's 1998 operating results. The non-financial segment includes operations provided to the advertising, entertainment and publishing industry through a third party alliance with BPI; Pure Baseball, an Internet-based game designed for fantasy baseball enthusiasts under an agreement with Reality Sports, Inc.; and KE, which provides multiple databases for the biotechnology/pharmaceutical industry.

PROPERTIES

      The Company's principal executive offices, as well as its principal marketing, computer operations and product development activities, are located in leased facilities in Houston, Texas, consisting of a total of 54,108 square feet. KE maintains a marketing and administrative office of approximately 2,800 square feet in King of Prussia, Pennsylvania. The current monthly aggregate rental for these facilities is approximately $58,000. The lease for Houston and King of Prussia expire in 2007 and 2002, respectively. The Company believes that its facilities are adequate for its present needs and that suitable space will be available to accommodate its anticipated future needs. In Houston, the Company has a five-year option for 15,769 square feet of contiguous office space plus the right of first refusal for an additional 20,103 square feet of contiguous office space.

      The Company's principal executive officers are located at 5959 Corporate Drive, Suite 2000, Houston, Texas, 77036 and its phone number is (281) 588-9700.

      The Company has had no changes in or disagreements with accountants on accounting or financial disclosure.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information, as of April 23, 1999, unless otherwise indicated, with respect to the number of shares of Telescan Common Stock beneficially owned by (1) each director and/or named executive officer individually, (2) all executive officers and directors of the Company as a group, and (3) each stockholder known by the Company to be the beneficial owner of more than 5% of the Telescan Common Stock. The number of shares is exclusive of shares allocated to the person's account through the Company's 401(k) plan. Except as noted below, each stockholder has sole voting and investment power with respect to the shares shown.


                                           NUMBER OF SHARES
      OWNERS                              BENEFICIALLY OWNED      % OF CLASS
     --------                             ------------------      -----------
David L. Brown .........................        947,491(1)           7.2
Dr. Richard K. Carlin ..................        255,469(2)           2.0
Ronald Warren ..........................         27,806(3)             *
Roger C. Wadsworth .....................        122,889(4)             *
Neil S. Waldman ........................          4,116(5)             *
Dr. Ronald W. Hart .....................         53,750(6)             *
Burt H. Keenan .........................         74,750(7)             *
William D. Savoy .......................         47,910(8)             *
Stephen C. Wood ........................          5,600                *
Russell I. Pillar ......................          1,250(9)             *
Roy T. Rimmer, Jr ......................          1,500                *

Lacy J. Harber .........................      2,027,300             15.9
       Route 2, Box 49Y
       Denison, Texas 75020

Paul G. Allen ..........................      1,290,000(10)          9.9
Vulcan Ventures Incorporated
        110 110th Avenue N.E., Suite 685
        Bellevue, WA 98004-5840

GE Capital Equity Investments, Inc. ....      1,220,237              9.4
         120 Long Ridge Road
         Stamford, Connecticut 06927

G. Robert Friedman .....................      1,053,919              8.1
        Friedman & Associates
        Five Post Oak Park, Suite 1800
        Houston, Texas 77027

All directors and executive officers ...      1,564,006             12.2
        as a group (15 persons)

-----------------
*  Less than 1%.

(1) Includes 734,818 shares owned by the Brown Family Partnership. David L. Brown has shared voting and investment power in the Brown Family Partnership along with other family members who are not officers and/or directors of the Company. Includes 171,238 shares owned by David L. Brown personally. Also includes options to purchase 41,435 shares, which are exercisable within the next sixty days.

(2) Includes options to purchase 39,693 shares which are exercisable within the next sixty days.

(3) Includes options to purchase 12,416 shares which are exercisable within the next sixty days.

(4) Includes options to purchase 18,821 shares which are exercisable within the next sixty days.

(5) Includes options to purchase 4,116 shares which are exercisable within the next sixty days.

(6) Includes options to purchase 24,750 shares which are exercisable within the next sixty days.

(7) Includes options to purchase 59,750 shares which are exercisable within the next sixty days.

(8) Includes options to purchase 17,910 shares which are exercisable within the next sixty days.

(9) Includes options to purchase 1,250 shares which are exercisable within the next sixty days.

(10) Vulcan is owned 100% by Paul G. Allen.

                    SELECTED FINANCIAL DATA OF THE COMPANY

      The selected consolidated financial data presented below for the five-year period ended December 31, 1998, has been derived from the audited historical consolidated financial statements of the Company as reclassified for retaining the previously reported discontinued operations. The historical consolidated financial data includes the results of acquired businesses from their dates of acquisition. The selected data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and the Company's consolidated financial statements and the notes thereto.

                                                                       (in thousands, except per share amounts)
STATEMENT OF OPERATIONS:                                                        YEARS ENDED DECEMBER 31,
                                                               --------------------------------------------------------
                                                                  1998        1997        1996       1995        1994
                                                               --------    --------    --------    --------    --------
Revenue ....................................................   $ 15,542    $ 16,125    $ 13,756    $ 13,989    $ 10,477
Cost of services and products ..............................      9,152       8,756       8,549       7,769       6,489
Marketing, general & administrative ........................      9,240       7,458       8,403       7,143       6,425
Loss on writedown of impaired assets .......................      1,530        --          --          --          --
Interest expense, net ......................................         97         105          83          65          42
Minority interest in (income) loss of
   subsidiary(1) ...........................................        142         409         345        (226)       (152)
                                                               --------    --------    --------    --------    --------
Income (loss) from continuing operations ...................     (4,335)        215      (2,934)     (1,214)     (2,631)
Income (loss) from discontinued operations .................         19         (19)       --          --          --
                                                               --------    --------    --------    --------    --------
Net income (loss) ..........................................     (4,316)        196      (2,934)     (1,214)     (2,631)

Preferred dividends including incremental
    yield dividend .........................................        138        --          --          --          --
                                                               --------    --------    --------    --------    --------
Income (loss) available for common
  stockholders .............................................   $ (4,454)   $    196    $ (2,934)   $ (1,214)   $ (2,631)
                                                               ========    ========    ========    ========    ========

Income (loss) per common share from continuing operations:
    Basic ..................................................   $  (0.41)   $   0.02    $  (0.28)   $  (0.12)   $  (0.28)
    Diluted ................................................   $  (0.41)   $   0.02    $  (0.28)   $  (0.12)   $  (0.28)

Income (loss) per common share from discontinued operations:
    Basic ..................................................   $   --      $   --      $   --      $   --      $   --
    Diluted ................................................   $   --      $   --      $   --      $   --      $   --

Net income (loss) available to common stockholders
    Basic ..................................................   $  (0.40)   $   0.02    $  (0.28)   $  (0.12)   $  (0.28)
    Diluted ................................................   $  (0.40)   $   0.02    $  (0.28)   $  (0.12)   $  (0.28)

Weighted average shares outstanding:
    Basic ..................................................     11,039      10,766      10,615       9,777       9,480
    Diluted ................................................     11,039      10,939      10,615       9,777       9,480

BALANCE SHEET DATA:                                                                  DECEMBER 31,
                                                               --------------------------------------------------------
                                                                 1998        1997        1996        1995        1994
                                                               --------    --------    --------    --------    --------
Working capital ............................................   $    726    $    744    $    454    $  2,143    $  1,369
Total assets ...............................................     12,008      12,477      11,466      10,859       8,317
Total long-term obligations ................................        343         475         488         488         603
Total stockholders' equity .................................      7,818       8,749       7,964       7,965       6,022

(1) Reflects recognition of income and losses of Knowledge Express Data Systems, L.C. of which the minority interest holder owns 44.42%. Losses in 1998, which exceeded the minority stockholder's investment, were absorbed 100% by the Company.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                          OPERATIONS OF THE COMPANY

      The following discussion should be read in conjunction with the Company's financial statements and related notes, and the preceding "Selected Financial Data of the Company".

RESULTS OF OPERATIONS

      OVERVIEW. Revenue is generated in the form of Internet and online service fees, licensing and development fees, fees from third parties, advertising fees, product sales and affiliate contract revenue. The Company's Internet and online service revenue is composed of individual subscribers paying recurring monthly usage fees and annual subscription fees, together with fees from third parties for licensing and developing private label versions of the Company's database applications. Advertising revenue is derived from ads placed on the Company's Wall Street City website (http://www.wallstreetcity.com). Product revenue is generated from the sale of online system software, software and service enhancements, major product upgrades and related educational and training products such as books and videotapes. The Company's software products generally reflect a common base technology to which additional features can be added to satisfy the various needs of the sophisticated user. The Company's contract revenue is generated from providing contract service to TeleBuild. The contract services include developing, operating and maintaining online database systems and providing administrative services.

      The expansion of private label arrangements combined with the rapid growth of the Internet is shifting the concentration of the Company's revenues away from its more traditional base of online services accessed via modem. All of the private label agreements the Company entered into in 1997 and 1998 are based on the delivery of tools and content over the Internet. This emphasis contributed to the 41% increase in Internet revenue from 1997 to 1998. Additionally, the growth in popularity of the Company's Wall Street City website from an average of 2 million page impressions in the first quarter of 1997 to over 11 million page impressions in the last quarter of 1998 reflects the growing significance of Internet based revenue to the Company. The rise in page impressions contributed to the nearly four-fold increase in advertising revenue.

      The Company derives a significant amount of revenue from third parties for licensing private label versions of its data and search technology. In 1996, the Company substantially expanded its private labeling arrangements under agreements with such major corporations as American Express, Charles Schwab & Co., Fidelity Investments and Standard & Poor's. In 1997, the Company continued this expansion by signing agreements with Citibank, Time Inc. New Media and Strategic Advisors, Inc. (a subsidiary of Fidelity Investments). In 1998, the Company added agreements with Altair Corporation (a subsidiary of Imperial
Bank), Web Street Securities and Texas Galleria Corporation. The Company has recognized upfront licensing fees from several major third party alliances. However, the continuing revenue streams will be realized in future periods. The success of future revenues shared between the alliance partner and the Company is largely dependent upon marketing efforts by the third party.

      The Company's commitment to concentrate efforts and resources on its core Internet financial services operations contributed to the decline in product revenues. In 1997 the Company introduced TIP@Wallstreet which allowed Windows-based customers access to the Company's popular Wall Street City website. Several software enhancements were released in 1998; however, no new major software products were introduced in 1998. Costs associated with product sales are variable in nature and include commissions, production, royalties and distribution costs. Gross margins are impacted by the mix of in-house product sales versus the sale of products subject to royalties. Cost of products as a percentage of product sales was 50%, 45% and 61% in 1998, 1997 and 1996, respectively. In periods with larger in-house product sales and no royalty payments, the gross margins will be higher. Royalties on product sales in 1997 were significantly higher than 1998.

      The Company's Internet and online cost of service expenses primarily include communication expenses, royalties and data costs, customer service expense and amortization of software development costs. Cost of service as a percentage of service revenue was 64%, 61% and 67% for 1998, 1997 and 1996, respectively. These percentages can vary significantly with the amount of licensing fees recognized, which carries no associated costs.

      In the first quarter of 1999, the Company canceled plans to spin-off the non-financial segment of the business. Management determined there was a greater strategic value in developing Internet services for the non-financial industry. The non-financial segment sustained losses of $1,558,000, $614,000 and $660,000 for years ended December 31, 1998, 1997 and 1996, respectively. The results for 1998 include an impairment loss of $1,530,000 without which the non-financial segment showed a loss of $28,000. The significant improvement in results in 1998 contributed to management's decision to retain the non-financial segment. The improvement in 1998 was primarily due to increased revenues from hosting BPI websites, the addition of two new websites for BPI and higher advertising revenues. In making the decision to retain the non-financial segment it was determined that certain operations within the non-financial segment would not produce future cash flows sufficient to recover recorded costs. Accordingly, the assets were written down to fair market value in compliance with accounting principles. The non-financial segment does not operate on a positive cash flow but is currently expected to perform profitably by the end of the second quarter of 1999. The Company is committed to devote the necessary capital resources and personnel to accomplish this goal.

      During the fourth quarter of 1998, the Company recorded additional non-cash charges to the financial segment. These included $315,000 for increased provision for doubtful accounts and $222,000 in other marketing and general and administrative expenses.

      Portions of certain license fees contracted for in the fourth quarter of 1998 were canceled in the first quarter of 1999 in accordance with the cancellation provision. The non-canceled portion, which is being negotiated, will be recognized in 1999.

      In May 1998, the Company retained NationsBanc Montgomery Securities LLC to assist the Company in exploring strategic alternatives to maximize stockholder value. This agreement has been extended to include maximizing the value of the non-financial operations.

      In January 1999, the Company announced that General Electric's NBC unit, in conjunction with its affiliate, GE Capital Equity Investments, Inc., jointly purchased 1,220,237 shares or 9.9% of the Telescan Common Stock. In February 1999, the Company completed an agreement with NBC to license its technology and portions of its investor content as well as provide hosting services.

1998 COMPARED TO 1997

      Revenues for the year ended December 31, 1998 decreased $583,000, or 4%, compared to the same period in 1997 reflecting lower Company financial service revenues and reduced product sales.

      Service revenues for the year ended December 31, 1998 totaled $13,677,000 as compared to $13,296,000 in 1997. In 1998 the Company recognized revenues of $1,927,000 from new licensing agreements as compared with $943,000 in 1997. The increase in licensing revenue was offset by a decrease of $987,000 in revenues from American Express. License fees for up to an additional $1,400,000 were contracted for during the fourth quarter of 1998; however, a cancellation provision will cause the non-canceled revenue to be recognized in 1999. Advertising revenues were higher by $282,000, or 233%, for the year ended December 31, 1998 as compared to the same period in 1997. The increase is attributable to the growing popularity of the Company's Wall Street City website. Non-financial revenue from the entertainment portion of the Company's business and KE was $753,000 higher for the year ended December 31,1998 as compared to the prior year. The improvements were primarily due to increased revenue from the alliance with BPI and the introduction of two new websites by BPI, which are hosted by Telescan. Online, or modem based, service revenue was lower by $768,000 due to the Company's increased concentration in the Internet arena. Fees earned from services provided to the discount brokerage business fell $744,000 for the year ended December 31, 1998 as compared to the year ended December 31, 1997. The majority of the discount brokerage business revenue is online and is phasing out as the Internet continues to grow.

      Product revenues fell $794,000, or 53%, from 1997 to 1998. In 1997 the Company introduced a major new product, TIP@Wallstreet which allowed Windows-based customers to access the Company's Wall Street City website. In 1998 the Company focused its resources on the Internet and enhanced existing products.

      Contract revenue from affiliates was lower by $170,000 for the year ended December 31, 1998 as compared to the year ended December 31, 1997 due to lower sales to TeleBuild.

      Cost of services was higher by $728,000, or 9%, for the year ended December 31, 1998 as compared to 1997. Data/royalty expenses were $841,000 higher in 1998 as compared to 1997 due to increased minimum payment requirements to data suppliers. The Company has agreed to higher minimum payment requirements and reduced variable costs with its data suppliers in contemplation of increased revenues. Software development amortization increased $437,000 in 1998. These increases were partially offset by communication costs, which were lower by $356,000 due to reduced minimum payment requirements from two providers and fewer online subscribers. Customer service expenses were lower by $123,000 due to fewer customer service employees. Cost of sales for TeleBuild was $160,000 lower for 1998 as compared to 1997 due to reduced revenue. Cost of products was $332,000 lower for the year ended December 31, 1998 as compared to the same period in 1997. The 48% decrease in cost of products is attributable to the 53% decrease in product sales.

      Marketing expenses totaled $2,889,000 for the year ended December 31, 1998 as compared to $2,487,000 for the year ended December 31, 1997. The $402,000 increase is due primarily to a one-time charge to increase the bad debt reserve of $315,000 which caused a $293,000 increase in bad debt expense. Another one-time charge of $102,000 for commissions was incurred in 1998; however, this was offset by lower salary expense. Advertising/sales promotion expenses were higher by $234,000, or 38%, in 1998 as compared to 1997 due to increased marketing campaigns in 1998.

      General and administrative expenses were $1,380,000, or 28%, higher in 1998 as compared to 1997. Salary expense, net of capitalization, was $753,000 higher in 1998 as compared to 1997 resulting from increased staffing levels to accommodate the development requirements associated with new licensing agreements. Legal expenses and settlement fees increased by $278,000 as a result of settling all outstanding lawsuits involving the Company in 1998. Depreciation/equipment rental was higher by $184,000. One-time non-cash charges of $120,000 were charged in the last quarter of 1998.

1997 COMPARED TO 1996

      Revenue for the fiscal year ended December 31, 1997 increased $2,369,000, or 17%, from 1996 primarily reflecting higher service revenues under private label agreements and increased advertising revenue from the Company's Wall Street City website.

      Service revenues increased $2,223,000 from 1996 to 1997. Service revenues resulting from the Company's alliance with American Express were $1,037,000 higher in 1997. License fees of $750,000 from Citibank and $216,000 from other third party alliances were included in service revenue in 1997. Revenues from Wall Street City rose by $500,000, of which $119,000 was attributable to increased advertising revenues. Revenues from services provided to the discount brokerage business rose by $1,349,000 from 1996 to 1997, but were offset by lower Company online revenue of $1,197,000. Revenues from the non-financial segment decreased $543,000 due mainly to the loss by KE of the Department of Energy contract, which expired in March 1996.

      Product revenues declined $441,000 due to the Company placing greater emphasis on developing the Company's website in preference to online software products. Contract revenue from affiliates was higher by $587,000, or 80%, reflecting higher revenue from the Company's affiliate, TeleBuild.

      Cost of services was higher by $706,000, or 10%, for the year ended December 31, 1997 as compared to the year ended December 31, 1996. The major contributors to the increase included higher amortization of software development costs of $341,000, increased royalty/data costs of $254,000 and increased costs of affiliate revenue of $610,000, partially offset by a $296,000 decrease in costs associated with the Department of Energy contract of $296,000 and communication costs of $92,000. Cost of products was lower by $499,000 from 1997 to 1996. Unprofitable seminars were eliminated which contributed $204,000 to the reduction. Lower costs were also the result of reduced product sales.

      Marketing expenses were $679,000, or 21%, lower for 1997 as compared to 1996. Salaries and related benefits, net of capitalization, were lower by $388,000 from 1996 to 1997. Sales promotion expenses were reduced by $211,000 for the same time period.

      General and administrative expenses decreased $266,000, or 5%, from 1996 to 1997. Salaries and related benefits, net of expenses capitalized as software development costs, were $208,000 lower for the year ended December 31, 1997 as compared to the same period in 1996. Legal, consulting fees and telephone expenses allocated to general and administrative were all approximately $150,000 lower in 1997 as compared to 1996. These reductions were partially offset by increased depreciation/equipment lease expense of $275,000.

      LIQUIDITY AND CAPITAL RESOURCES. At December 31, 1998, the Company had cash and cash equivalents aggregating $627,000, which represents a $478,000 decrease from the prior year. Net cash used by operating activities was $736,000 for the year ended December 31, 1998 compared to cash provided by operations of $2,201,000 for the year ended December 31, 1997. This $2,937,000 decrease in cash used by operations was primarily due to the loss of $4,473,000, which included a non-cash charge of $1,530,000 for the impairment of assets.

      The Company's primary capital needs are for (1) the continued investment in technology through its software development activities and (2) the purchase of computers and communications equipment. During the year ended December 31, 1998, the Company invested $2,519,000 in software development costs and acquired property and equipment totaling $590,000 (including equipment financed by long-term leases). The Company estimates that it may invest an additional $1,500,000 to $2,000,000 in capital expenditures over the next twelve months. A large portion of the capital expenditure requirement will be used to support the NBC license agreement. Costs incurred in connection with this license agreement will be reimbursed by NBC.

      The Company believes that cash on hand is sufficient to meet working capital requirements. In May 1998, the Company issued 120,000 shares of 5% Convertible Preferred Stock in exchange for $3,000,000. In January 1999, the Company sold 9.9% of the Telescan Common Stock, or 1,220,237 shares, to General Electric's NBC unit in conjunction with its affiliate, GE Capital Equity Investments, Inc., for approximately $9,400,000.

      A downturn in the equity markets could cause a reduction in revenue since the number of subscribers tends to increase in an upward market. This could have an adverse effect on the Company's financial position and results of operations; however, the Company believes that the effect of such adverse conditions would be minimized by its alliances with third parties, which in some cases provide for guaranteed minimum payments.

      INFLATION. Although management believes that inflation has not had a material effect on the results of its operations during the past three years, there can be no assurance that the Company's results of operations will not be affected by inflation in the future.

      SEASONALITY. The Company does not believe that seasonality has a discernible effect on the Company's aggregate results of operations, which is influenced by an array of other diverse factors, including general economic and stock market conditions, new product releases and the existence or absence of significant contracts.

      YEAR 2000 READINESS. The potential problems referred to as "Year 2000" or "Y2K" result from systems using only two digits to indicate the year in a date and thereby not being able to distinguish between January 1, 1900 and January 1, 2000. In addition, certain systems may fail to detect that the year 2000 is a leap year.

      The Y2K issue affects the Company's internal systems, including information technology (IT) and non-IT systems. To evaluate these systems, the Company has organized a task force to address software, hardware network, PC and third party data and communication provider issues. The task force has created a comprehensive action plan to assess and evaluate current systems and is currently implementing replacements and modifications where necessary. The final phase of the action plan includes thoroughly testing systems and developing contingency plans as specific problems are identified.

      The Company has substantially completed the assessment phase of its internal hardware and software applications and is in the process of upgrading or replacing non-compliant systems in the course of upgrading the computer hardware. The Company has not accelerated the replacement dates for non-compliant equipment, and the cost of upgrading non-compliant equipment was previously included in the Company's planned capital expenditures. The Company currently intends to complete its replacement and modification phase for internal hardware and software applications in the second quarter of 1999. The Company believes its host system, which is considered by management to be the Company's critical system, is Y2K compliant since this system has control logic based on binary Julian dates rather than the two-digit format. The Company is currently testing its host system to ensure that it is Y2K compliant. Furthermore, the Company expects that all phases of Y2K compliance can be accomplished with current staffing levels. To date, no Y2K remediation costs have been expensed and future costs, which are expected to be minimal, will not be reflected in the financial statements until incurred.

      The Company's Internet and online services are highly dependent upon outside communication and third party data providers. The Company has compiled a list of critical providers and vendors, which approximates 30, and is contacting them to assess and monitor their compliance and remediation efforts. The Company cannot currently identify whether all Y2K issues resulting from outside communication and third party data providers will be resolved.

      The most reasonably likely worst case scenario is the failure of one or more outside communication or third party data providers to be Y2K compliant. Such failure could require the Company to incur unanticipated expenses to replace such outside communication or third party data, if needed, to maintain the Company's products and services at expected levels, which action could have a material adverse effect on the Company's business, results of operations and financial condition. The Company anticipates being available to determine the worst case scenarios by June 30, 1999. As the Company's testing phases of internal hardware and software applications are completed and the assessments of outside communication and third party data providers are received, the Company will develop an applicable contingency plan for Y2K issues. The contingency plan to react to the worst case scenario should be developed by the Company no later than the end of July 1999.

                         INFORMATION ABOUT INVESTOOLS

      INVESTools licenses investment advisor content from proven money managers and distributes it to individual investor via its Web site, http://www.investools.com, using both free and paid subscription business models. This advisory information is integrated with news, market data, third party research, portfolio monitoring, electronic mail alerts, online discussion boards and other interactive features to create a compelling online subscription experience. INVESTools also uses its advanced technology infrastructure and online sales process to provide relationship marketing and hosting services to other financial content and service providers.

      There is no active public trading market for INVESTools Common Stock, which is traded infrequently in private transactions. INVESTools has no class of securities registered under Section 12 of the Exchange Act of 1934, as amended, (the "Exchange Act") and is not subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. INVESTools has never declared a cash dividend on the INVESTools Common Stock. The shares of Telescan Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, by reason of Section 3(a)(10) thereof. The shares of Telescan Common Stock will be qualified under California law, pursuant to Section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by Section 25142 of such law. Information concerning the Merger meeting the requirements of California law will be separately provided to the shareholders of INVESTools in connection with the solicitation of proxies from such shareholders.

      INVESTools was incorporated in California in 1994. INVESTools' principal executive offices are located at 3698 Haven Avenue, Suite A, Redwood City, California 94063, and its phone number is (650) 482-3050.

                    SELECTED FINANCIAL DATA OF INVESTOOLS


The table set forth below presents selected historical financial data for INVESTools since its inception on August 31, 1994. The information as of June 30, 1998 and 1997 are for fiscal years ended June 30, 1998 and June 30, 1997 is derived from audited financial statements of INVESTools. The selected historical financial data for the six-month periods ended December 31, 1998 and 1997, the fiscal year ended June 30, 1996 and the ten-month period ended June 30, 1995 was derived from the unaudited financial statements of INVESTools. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial data.

                      SELECTED FINANCIAL DATA OF INVESTOOLS
                                 (in thousands)

STATEMENT OF OPERATIONS:         Six Months Ended      Years Ended June 30,        Ten-Month
                                    December 31,                                    Period
                                                                                     Ended
                                                                                    June 30,
                                ----------------    ---------------------------      -----
                                  1998      1997      1998       1997      1996       1995
                                -------    -----    -------    -------    -----      -----
Revenues ....................   $ 1,059    $ 439    $ 1,456    $   362    $  28      $--
Cost of revenues ............       492      211        587        144       37       --
                                -------    -----    -------    -------    -----      -----
   Gross margin .............       567      228        869        218       (9)      --
Expenses:
   Research and development .       365      244        697        571      322        160
   Sales and marketing ......       633      344      1,193        557      214         53
   General and administrative       559      426        642        477      300        199
                                -------    -----    -------    -------    -----      -----
Loss from operations ........       990      786      1,663      1,387      845        412
Interest expense, net .......       322      168        548         12      (13)        (5)
Other (income), expense, net       --       --          (47)       (29)      24        (21)
                                -------    -----    -------    -------    -----      -----
Net loss ....................   $ 1,312    $ 954    $ 2,164    $ 1,370    $ 856      $ 386
                                =======    =====    =======    =======    =====      =====

BALANCE SHEET DATA

                                               December 31,                     June 30,
                                            ------------------    ---------------------------------------
                                             1998       1997       1998       1997       1996       1995
                                            -------    -------    -------    -------    -------    ------
Working capital .........................   $(2,286)   $  (661)   $(1,614)   $   162    $  (301)   $  541
Total assets ............................       932      2,009      1,393        701        207       674
Total long-term obligations .............     3,965      3,118      3,418      2,993      1,000     1,000
Total shareholders' equity (deficit) ....    (6,008)    (3,534)    (4,743)    (2,581)    (1,212)     (356)

                                INVESTools, Inc.
                             Statement of Cash Flows
                                 (in thousands)

                                                                                       Years Ended               Six Months Ended
                                                                                         June 30,                  December 31,
                                                                               -----------------------------    ------------------
                                                                                1996       1997       1998       1997       1998
                                                                               -------    -------    -------    -------    -------
                                                                             (unaudited)                      (unaudited)(unaudited)
Cash flows from operating activities:
  Net loss ..................................................................  $  (856)   $(1,370)   $(2,164)   $  (954)   $(1,312)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization ...........................................       36         77        114         49         64
    Loss on disposal of fixed asset .........................................     --            1          1       --         --
    Common stock issued for services rendered ...............................     --         --         --         --         --
    Equipment received in lieu of cash ......................................     --         --          (22)      --         --
    Allowance for doubtful accounts .........................................     --            7         22       --         --
    Issuance of warrants in conjunction with debt ...........................     --         --          425       --         --
    Change in assets and liabilities: .......................................     --         --         --         --         --
      Accounts receivable ...................................................      (11)       (49)      (180)         1         80
      Other assets ..........................................................       12        (28)        (3)         3       --
      Accounts payable ......................................................       21         43         73         56        269
      Accrued expenses ......................................................      122         35        263         21        (50)
      Deferred salaries .....................................................     --          (90)      --         --         --
                                                                               -------    -------    -------    -------    -------
Net cash used in operating activities .......................................     (676)    (1,374)    (1,471)      (824)      (949)
                                                                               -------    -------    -------    -------    -------
Cash flows from investing activities:
  Purchase of property and equipment ........................................      (35)      (221)      (113)       (44)       (18)
  Proceeds from sale of fixed assets ........................................     --         --            3       --         --
                                                                               -------    -------    -------    -------    -------
Net cash used in investing activities .......................................      (35)      (221)      (110)       (44)       (18)
                                                                               -------    -------    -------    -------    -------
Cash flows from financing activities:
  Proceeds from issuance of notes payable ...................................      245        100      2,000       --         --
  Repayment of notes payable ................................................     --          (99)       105       --         --
  Proceeds from equipment loan ..............................................     --          139       --         --         --
  Repayment of equipment loan ...............................................     --           (8)       (34)      --         --
  Proceeds from issuance of common stock upon exercise of stock options .....     --         --            2       --         --
  Proceeds from issuance of preferred stock, net ............................     --        1,743       --         --         --
  Proceeds from long-term debt ..............................................     --         --         --        2,059         38
  Cash investment in business ...............................................        1       --         --          124        594
                                                                               -------    -------    -------    -------    -------
Net cash provided by financing activities ...................................      246      1,875      2,073      2,183        632
                                                                               -------    -------    -------    -------    -------
Increase in cash and cash equivalents .......................................     (465)       280        492      1,315       (335)

Cash and cash equivalents at beginning of year ..............................      580        115        395        395        887
                                                                               -------    -------    -------    -------    -------
Cash and cash equivalents at end of year ....................................  $   115    $   395    $   887    $ 1,710    $   552
                                                                               =======    =======    =======    =======    =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for taxes .......................................  $     1    $     2    $     1    $     1    $     1
                                                                               =======    =======    =======    =======    =======
  Cash paid during the year for interest ....................................  $     3    $    13    $    17    $     5    $    11
                                                                               =======    =======    =======    =======    =======
Supplemental schedule of noncash investing and financing activities:
  Property and equipment acquired for liability .............................  $  --      $  --      $   (23)   $  --      $  --
                                                                               =======    =======    =======    =======    =======
  Common and preferred stock and options issued for services rendered .......  $  --      $     1    $  --      $  --      $   322
                                                                               =======    =======    =======    =======    =======
  Conversion note payable for preferred stock ...............................  $  --      $   250    $  --      $  --      $  --
                                                                               =======    =======    =======    =======    =======
  Issuance of warrants in conjunction with debt .............................  $  --      $  --      $   425    $  --      $   272
                                                                               =======    =======    =======    =======    =======

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS OF INVESTOOLS

      The following discussion should be read in conjunction with the financial statements of INVESTools and related notes, and the preceding "Selected Financial Data of INVESTools."

RESULTS OF OPERATIONS

      OVERVIEW. INVESTools operations are primarily related to developing and maintaining its Web site for individual investors, WWW.INVESTOOLS.COM, and providing marketing, hosting and development services to other financial service and content companies. Web site-related revenues consist primarily of content sales to individuals and advertising sales to companies, most of which are financial service providers. All revenues and operating expenses were derived from these two areas of operations.

1998 COMPARED TO 1997

      Revenues for the fiscal year ended June 30, 1998 increased $1,093,490, or 302%, compared to the same period in fiscal 1997. The increase was due primarily to increased sales to individuals of investment advisory subscription services. Subscription sales growth was driven by the introduction of new services, higher marketing expenditures and improved marketing efficiencies Revenue from advertising grew substantially, due to an increase in the sales staff and continued success of public relations efforts, which led to recognition of INVESTools as a leading site by the financial press. Service revenue grew also grew at a similar rate as INVESTools' subscription platform gained more visibility with potential customers through direct sales efforts.

      Cost of revenues for fiscal 1998 increased $442,715, or 308%, compared to the same period in fiscal 1997 due to the increased sales volume. As a percentage of revenues, cost of revenues remained relatively flat at 40%.

      Research and development expenses for fiscal 1998 increased $126,070, or 22%, compared to the same period in 1997. The increase was due primarily to increased headcount. As a percentage of revenues, research and development expenses decreased from 158% to 48% due primarily to the substantial increase in revenues from fiscal 1997 to fiscal 1998.

      Sales and marketing expenses for fiscal 1998 increased $635,853, or 114%, compared to the same period in 1997. The increase was due primarily to increases in subscription promotions, including online banner advertising and electronic mail sponsorships. As a percentage of revenues, sales and marketing expenses decreased from 154% to 82% due primarily to the substantial increase in revenues from fiscal 1997 to fiscal 1998.

      General and administrative expenses for fiscal 1998 increased $165,362, or 35%, compared to the same period in 1997. The increase was due primarily to additional headcount. As a percentage of revenues, general and administrative expenses decreased from 132% to 44% due primarily to the substantial increase in revenues from fiscal 1997 to fiscal 1998.

      Interest expense for fiscal 1998 increased $536,312, or 4,467%, compared to fiscal 1997, due to interest related to debt financing. Other income, net for fiscal 1998 increased $18,787, or 62%, compared to the same period in 1997.

1997 COMPARED TO 1996

      Revenues for the fiscal year ended June 30, 1997 increased $333,619, or 1,192%, compared to the same period in fiscal 1996. The increase was due primarily to increased sales to individuals of investment advisory subscription services. This revenue increase reflects that fiscal 1997 was the first full fiscal year of sales.

      Cost of revenues for fiscal 1997 increased $107,040, or 289%, compared to the same period in fiscal 1996, due to increased sales volume. As a percentage of revenues , cost of revenues declined from 132% to 40%. The cost of revenues in fiscal 1996 reflected start-up costs with certain content suppliers.

      Research and development expenses for fiscal 1997 increased $248,892, or 77%, compared to the same period in 1996. The increase was due primarily to an increase in headcount. As a percentage of revenues, research and development expenses decreased to 158% from 1,150% due primarily to the substantial increase in revenues for fiscal 1997 compared to fiscal 1996.

      Sales and marketing expenses for fiscal 1997 increased $343,879, or 160%, compared to the same period in 1996. The increase was due primarily to increases in subscription promotions, especially online banner advertising. As a percentage of revenues, sales and marketing expenses decreased to 154% from 764% due primarily to the substantial increase in revenues in fiscal 1997 from fiscal 1996.

      General and administrative expenses for fiscal 1997 increased $176,452, or 59%, compared to the same period in 1996. The increase was due primarily to additional headcount. As a percentage of revenues, general and administrative expenses decreased to 132% from 1,070% due primarily to the substantial increase in revenues in fiscal 1997 from fiscal 1996.

      Interest expense for fiscal 1997 increased $25,219, compared to fiscal 1996, due to interest related to debt financing. Other income, net for fiscal 1997 increased $53,583, or 221%, compared to the same period in fiscal 1996.

SIX MONTHS ENDED DECEMBER 31, 1998 COMPARED TO THE SIX MONTHS ENDED DECEMBER 31, 1997

      Revenues for the six months ended December 31, 1998 increased $620,228 or 141%, compared to the same period in fiscal 1997. The increase was due primarily to increased sales to individuals of investment advisory subscription services. Subscription sales growth was driven by the introduction of new services, higher marketing expenditures and improved marketing efficiences.

      Cost of revenues for the six months ended December 31, 1998 increased $281,964, or 133%, compared to the same period in fiscal 1997 due to the increased sales volume. As a percentage of revenues, cost of revenues declined from 48% to 46%.

      Research and development expenses for the six months ended December 31, 1998 increased $120,440, or 49%, compared to the same period in 1997. The increase was due primarily to increases in headcount. As a percentage of revenues, research and development expenses decreased from 56% to 34% due primarily to the substantial increase in revenues from fiscal 1997 to fiscal 1998.

      Sales and marketing expenses for the six months ended December 31, 1998 increased $289,396, or 84%, compared to the same period in 1997. The increase was due primarily to increases in subscription promotions, including online banner advertising and electronic mail sponsorships. As a percentage of revenues, sales and marketing expenses decreased from 78% to 60% due primarily to the substantial increase in revenues for the six months ended December 31, 1997 compared to the same period in 1998.

      General and administrative expenses for the six months ended December 31, 1998 increased $132,327, or 31%, compared to the same period in 1997. The increase was due primarily to additional headcount. As a percentage of revenues, general and administrative expenses decreased from 97% to 53% due primarily to the substantial increase in revenues from the six months ended December 31, 1997 to the same period in 1998.

      Interest expense for the six months ended December 31, 1998 increased $154,745, or 92%, compared to fiscal 1997, due to warrants and interested related to debt financing.

LIQUIDITY AND CAPITAL RESOURCES

      As of December 31, 1998, INVESTools had $552,193 of cash and cash equivalents, which represented a decrease of $1,159,461 from December 31, 1997. Net cash used by operating activities was $1,991,401 for the year ending December 31, 1998 as compared to $1,564,761 for the prior year. The $426,640 increase in cash used by operations was primarily due to the net loss of $2,523,243, offset by non-cash expenses such as depreciation and amortization, non cash compensation for employees, and accrued expenses. Net cash used by investing activities was $117,159 for the year ending December 31, 1998, as compared to $169,368 for the prior year. Substantially all of this amount was spent on capital equipment purchases in both years. Net cash provided by financing activities was $949,099 for the year ending December 31, 1998, as compared to $2,235,074 in the prior year.

      Although INVESTools sells its products worldwide, its revenues and receivable collections are in U.S. currency. Therefore, currency fluctuations have historically not had a significant impact on the INVESTools' net sales, costs or profits.

YEAR 2000 READINESS

      The potential problems referred to as "Year 2000" or "Y2K" result from computer programs using only two digits rather than four to define the applicable year. As a result, those computer programs have a time-sensitive software that recognizes a date using "00" as the Year 1900. This could cause a systems failure or miscalculations causing disruptions of operations and internal systems. INVESTools has completed its assessment and evaluation of its current internal systems for Y2K problems, and it has developed an action plan which includes thorough testing of systems where necessary. INVESTools expects that replacements and modifications necessary to achieve Y2K compliance will be completed prior to December 31, 1999. The total Year 2000 cost is not expected to be material to INVESTools' operation or financial position; and INVESTools expects it will be able to complete all phases of its Y2K compliance program with current staffing levels.

      INVESTools Internet and online services are highly dependent upon outside communication and third party data and content providers. INVESTools has compiled a list of key providers and vendors, and is contracting them to assess and monitor their compliance and remediation efforts. INVESTools cannot currently identify whether all Y2K issues resulting from outside communication and third party data providers will be resolved. The most reasonably likely worst case scenario is the failure of one or more outside communication or third party data and content providers to be Y2K compliant. Such failure could require INVESTools to incur unanticipated expenses to replace such outside communication or third party data and content, if needed, to provide INVESTools' product and services at expected levels, which action could have a material adverse effect on INVESTools' business, results of operations and financial condition. INVESTools anticipates receiving assessments of outside communication and third party data and content providers by July 31, 1999, and plans to develop contingency plans with respect to such third party Y2K matters by the end of August 1999.

                              MATTERS TO BE PRESENTED

      As of the date of this Proxy Statement, the only matter which management intends to present, or is informed that others will present, for action at the Special Meeting, is the amendment of the Company's Certificate of Incorporation. If any other matters are presented to the meeting, the accompanying Proxy will be voted in accordance with the best judgment of the Proxy holders.

                               STOCKHOLDER PROPOSALS

      Any proposal of an eligible stockholder intended to be presented at the Company's 1999 Annual Meeting must have been received in writing by the Secretary of the Company on or before February 1, 1999, if the proposal is to be considered by the Board of Directors for inclusion in the Company's proxy material for that meeting.

                                    ACCOUNTANTS

      Representatives of Hein + Associates, LLP, the Company's principal accountants, are not expected to attend the Special Meeting.


                             EXPENSES OF SOLICITATION

      The Company will bear the expense of preparing and mailing this Proxy material, as well as the cost of any required solicitation. In addition to this solicitation of Proxies, the officers, directors and regular employees of the Company, without receiving any additional compensation therefor, may solicit Proxies by mail, telephone, or personal contact. The Company will also request stockholders, banks and other fiduciaries to forward Proxy material to their principals or customers who are the beneficial owners of shares and will reimburse them for reasonable out-of-pocket expenses incurred.


                              BY ORDER OF THE BOARD OF DIRECTORS


                              David L. Brown
                              Chairman of the Board and Chief Executive Officer


May __, 1999
Houston, Texas

                                     EXHIBIT A

                     AMENDMENT TO CERTIFICATE OF INCORPORATION

Set forth below is restated Article Fourth of Telescan, Inc.'s Certificate of
Incorporation:

      FOURTH: The total number of shares of all classes of stock which the corporation is authorized to issue is forty million (40,000,000) shares, consisting of thirty million (30,000,000) shares of common stock with a par value of $.01 each share, and ten million (10,000,000) shares of preferred stock with a par value of $.01 each share. The holders of preferred stock shall have such rights, preferences, and privileges as may be determined, prior to the issuance of such shares, by the board of directors.

                                     EXHIBIT B


                                 MERGER AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                                 TELESCAN, INC.,

                               T ACQUISITION CORP.

                                       and

                                INVESTOOLS, INC.


                           DATED AS OF APRIL 25, 1999

                                TABLE OF CONTENTS
                                                                           PAGE
                                                                          ------
ARTICLE I....................................................................1
      THE MERGER.............................................................1
            Section 1.1       The Merger.....................................1
            Section 1.2       Closing Date...................................2
            Section 1.3       Consummation of the Merger.....................2
            Section 1.4       Effects of the Merger..........................2
            Section 1.5       Certificate of Incorporation; Bylaws...........2
            Section 1.6       Directors and Officers.........................2
            Section 1.7       Conversion of Securities; Exchange.............3
            Section 1.8       Escrow.........................................6
            Section 1.9       Balance Sheet Adjustment.......................7
            Section 1.10      Expenses; Adjustment...........................8
            Section 1.11      Options and Warrants...........................9
            Section 1.12       Exemption from Registration;
                               California Permit............................10
            Section 1.13      Stockholders' Representative..................10
            Section 1.14      Taking of Necessary Action; Further
                               Action.......................................10

ARTICLE II..................................................................10
      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................10
            Section 2.1       Organization and Qualification................11
            Section 2.2       Capitalization................................11
            Section 2.3       Authority.....................................11
            Section 2.4       No Violation..................................12
            Section 2.5       Financial Statements..........................12
            Section 2.6       Books and Records.............................13
            Section 2.7       Absence of Certain Changes....................13
            Section 2.8       Absence of Undisclosed Liabilities............15
            Section 2.9       Receivables...................................15
            Section 2.10      Suppliers and Customers.......................15
            Section 2.11      Company's Indebtedness........................15
            Section 2.12      Litigation....................................15
            Section 2.13      Tax Matters...................................16
            Section 2.14      Employee Benefit Plans........................17
            Section 2.15      Employment Matters............................19
            Section 2.16      Leases, Contracts and Agreements..............19
            Section 2.17      Compliance with Laws..........................20
            Section 2.18      Insurance.....................................21
            Section 2.19      Intellectual Property.........................21
            Section 2.20      Environmental Matters.........................24
            Section 2.21      Regulatory Actions............................26
            Section 2.22      Title to Properties; Encumbrances.............26

            Section 2.23      Condition and Sufficiency of Assets...........26
            Section 2.24      Brokers; Financial Advisors...................27
            Section 2.25      SEC Matters...................................27
            Section 2.26      Affiliated Transactions.......................27
            Section 2.27      Accounting Treatment..........................27
            Section 2.28      Takeover Statutes.............................27
            Section 2.29      Representations Not Misleading................28

ARTICLE III.................................................................28
      REPRESENTATIONS AND WARRANTIES OF PURCHASER AND NEWCO.................28
            Section 3.1       Organization and Qualification................28
            Section 3.2       Capitalization................................28
            Section 3.3       Authority.....................................28
            Section 3.4       No Violation..................................29
            Section 3.5       SEC Filings...................................30
            Section 3.6       Consents and Approvals........................30
            Section 3.7       Brokers; Financial Advisors...................30
            Section 3.8       Accounting Treatment..........................31

ARTICLE IV..................................................................31
      OBLIGATIONS OF THE COMPANY PENDING CLOSING............................31
            Section 4.1       Affirmative Covenants of the Company..........31
            Section 4.2       Negative Covenants of the Company.............32

ARTICLE V...................................................................34
      ADDITIONAL AGREEMENTS.................................................34
            Section 5.1       Access To, and Information Concerning,
                               Properties and Records.......................34
            Section 5.2       Preparation of Permit
                               Application/Information Statement............35
            Section 5.3       Affiliate Letters.............................36
            Section 5.4       Miscellaneous Agreements and Consents.........36
            Section 5.5       Best Good Faith Efforts.......................36
            Section 5.6       Exclusivity...................................36
            Section 5.7       Public Announcement...........................37
            Section 5.8       Confidentiality...............................37
            Section 5.9       Exercise of Warrants..........................37
            Section 5.10      Conversion of Preferred Stock.................37
            Section 5.11      Pooling Accounting............................37
            Section 5.12      368(a) Reorganization.........................38
            Section 5.13      Blue Sky Laws.................................38
            Section 5.14      Indemnification of Officers and
                               Directors....................................38
            Section 5.15      Employee Benefits.............................38

ARTICLE VI..................................................................38

      CONDITIONS TO CLOSING.................................................38
            Section 6.1       Conditions to Each Party's Obligation
                               to Close.....................................38
            Section 6.2       Conditions to the Obligations of
                               Purchaser to Close...........................39
            Section 6.3       Conditions to the Obligations of the
                               Company to Close.............................41

ARTICLE VII.................................................................42
      TERMINATION; AMENDMENT; WAIVER........................................42
            Section 7.1       Termination...................................42
            Section 7.2       Effect of Termination.........................43
            Section 7.3       Amendment.....................................43
            Section 7.4       Extension; Waiver.............................43

ARTICLE VIII................................................................44
      SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................44
            Section 8.1       Survival of Representations and
                               Warranties...................................44

ARTICLE IX..................................................................44
      INDEMNIFICATION.......................................................44
            Section 9.1       Indemnification by the Company and the
                               Stockholders.................................44
            Section 9.2       Indemnification by Purchaser..................45
            Section 9.3       Notice and Defense of Third Party Claims......45
            Section 9.4       Limitations...................................46
            Section 9.5       Inconsistent Provisions.......................47
            Section 9.6       Arbitration...................................47

ARTICLE X...................................................................48
      MISCELLANEOUS.........................................................48
            Section 10.1      Entire Agreement..............................48
            Section 10.2      Assignment....................................48
            Section 10.3      Further Assurances............................48
            Section 10.4      Enforcement of the Agreement..................49
            Section 10.5      Severability..................................49
            Section 10.6      Notices.......................................49
            Section 10.7      Governing Law.................................50
            Section 10.8      Gender; "Including" is Not Limiting;
                               Descriptive Headings.........................50
            Section 10.9      Parties in Interest...........................50
            Section 10.10     Counterparts..................................50
            Section 10.11     Incorporation by Reference....................51
            Section 10.12     Jurisdiction and Venue........................51
            Section 10.13     Certain Definitions...........................51

                                    EXHIBITS

Exhibit A               -     Adjustment Example
Exhibit B               -     Form of General Liability Escrow Agreement
Exhibit B-2             -     Form of Specific Liability Escrow Agreement
Exhibit C               -     Form Employment Agreement
Exhibit D-1             -     Form of Stockholder Letter
Exhibit D-2             -     Form of Affiliate Letter
Exhibit E               -     Form of Opinion of Counsel to the Company
Exhibit F               -     Form of Opinion of Counsel to Purchaser
Exhibit G               -     Environmental Laws

                                LIST OF SCHEDULES

Schedule 1.7            -     Allocation of Purchaser Common Stock
Schedule 2.1            -     Organization and Qualification
Schedule 2.2            -     Capitalization; List of Equity Ownership
Schedule 2.4            -     No Violation
Schedule 2.5            -     Financial Statements
Schedule 2.7            -     Absence of Certain Changes
Schedule 2.8            -     Absence of Undisclosed Liabilities
Schedule 2.10(a)        -     Suppliers
Schedule 2.10(b)        -     Customers
Schedule 2.12           -     Litigation
Schedule 2.13           -     Tax Matters
Schedule 2.14           -     Employee Benefit Matters
Schedule 2.15           -     Employment Matters
Schedule 2.16           -     Leases, Contracts and Agreements
Schedule 2.17           -     Compliance with Laws
Schedule 2.18           -     Insurance
Schedule 2.19           -     Intellectual Property
Schedule 2.20           -     Environmental Matters
Schedule 2.21           -     Regulatory Actions
Schedule 2.22           -     Title to Properties; Encumbrances
Schedule 2.23           -     Condition and Sufficiency of Assets
Schedule 2.24           -     Financial Advisor
Schedule 3.4            -     No Violation
Schedule 3.6            -     Absence of Certain Changes
Schedule 3.7            -     Brokers; Financial Advisors
Schedule 4.1(i)         -     List of Accounts and Safe Deposit Boxes
Schedule 4.1(j)         -     List of Liabilities and Obligations of the Company

                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is dated as of April 25, 1999, by and among Telescan, Inc., a Delaware corporation (the "PURCHASER"), T Acquisition Corp., a California corporation ("NEWCO"), and INVESTools, Inc., a California corporation (the "COMPANY").

                                    RECITALS

      WHEREAS, Purchaser desires to acquire the Company in the manner provided in this Agreement;

      WHEREAS, Purchaser and the Company believe that the merger of Newco with and into the Company (the "MERGER"), in the manner provided by, and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is desirable and in the best interests of their respective corporations and stockholders;

      WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of Purchaser, Newco and the Company, have approved the Merger, whereby each issued and outstanding share of Company capital stock, will be converted into the right to receive Purchaser common stock, par value $0.01 per share ("PURCHASER COMMON STOCK") as provided herein;

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "TAX CODE"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Tax Code Section 368(a); and

      WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

      NOW, THEREFORE, in consideration of the premises and the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

      Section 1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance the California General Corporation Law (the "CGCL"), at the Effective Time (as defined in SECTION 1.3), Newco shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION").

      Section 1.2 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Locke Liddell & Sapp LLP, 3400 Chase Tower, 600 Travis, Houston, Texas 77002, at such time and on such date as the parties shall mutually agree and as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VI; provided, that the closing conditions set forth in ARTICLE VI shall have been satisfied or waived at or prior to such time and further provided, that the parties hereto agree to use their reasonable best efforts to consummate the Closing provided for in this Agreement on or before May 31, 1999. Subject to the provisions of ARTICLE VII hereof, failure to consummate the Closing provided for in this Agreement on the date and time and at the place determined pursuant to this SECTION 1.2 shall not result in the termination of this Agreement and shall not relieve any parties to this Agreement of any obligation hereunder. For purposes of this Agreement, the date on which the Closing actually occurs is the "CLOSING DATE."

      Section 1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing this Agreement and an Officer's Certificate with the California Secretary of State and such other required documents in such forms as required by and executed in accordance with the relevant provisions of the CGCL. The "EFFECTIVE TIME" of the Merger as that term is used in this Agreement shall mean the latest date on which the certificate of merger is filed with respect to the Merger, or such other effective time as may be specified therein.

      Section 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the CGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all property, rights, privileges, powers, and franchises of the Company and Newco shall vest in the Surviving Corporation, and all debts and liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.5 CERTIFICATE OF INCORPORATION; BYLAWS. The Certificate of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended, except that Article I of the Certificate shall be amended to provide that the name of the Surviving Corporation is "INVESTools, Inc." The Bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

      Section 1.6 DIRECTORS AND OFFICERS. The directors and officers of Newco immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

      Section 1.7 CONVERSION OF SECURITIES; EXCHANGE. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto:

            (a) Each share of the Company's common stock, par value $0.001 per share ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted, subject to the provisions of this SECTION 1.7 and the escrow provisions set forth in SECTION 1.8 below, into the right to receive a validly issued, fully paid and nonassessable share of Purchaser Common Stock in a ratio ("EXCHANGE RATIO") equal to 2,400,000 divided by the number of shares of Company Common Stock issued and outstanding at the Effective Time on a fully diluted basis.

                  (i) For purposes of this SECTION 1.7(A), the term "fully diluted basis" shall mean that all outstanding Company Options (as hereinafter defined) and Company Warrants (as hereinafter defined) shall have been exercised in full, and all shares of Company Preferred Stock shall have been converted into shares of Company Common Stock. Attached hereto as SCHEDULE 1.7 is a list prepared by the Company which sets forth all holders of Company Common Stock and the number of shares of Purchaser Common Stock that each will receive upon consummation of the Merger (without regard to the number of shares to be held in escrow pursuant to the General Liability Escrow Agreement and the Specific Liability Escrow Agreement) presuming that (i) there is no adjustment to the Exchange Ratio, (ii) all Company Options and Company Warrants have been exercised in full prior to the Effective Time, and (iii) all Company Preferred Stock has been converted to shares of Company Common Stock prior to the Effective Time.

                  (ii) Notwithstanding the foregoing, in the event that there are unexercised Company Options as of the Effective Time, Purchaser shall assume such Company Options pursuant to SECTION 1.11, and the holders of such Company Options shall not be entitled to receive shares of Purchaser Common Stock upon consummation of the Merger in exchange for the unexercised portions thereof. The fact that there are unexercised Company Options as of the Effective Time shall have no effect on the Exchange Ratio (it being the intent of the parties that the aggregate number of shares of Purchaser Common Stock issued in connection with the Merger be reduced on a share for share basis by the number of shares of Purchaser Common Stock that Purchaser may be required to issue upon exercise of such options).

            (b) As set forth below, the Exchange Ratio is subject to adjustment to the extent the Average Stock Price (as hereinafter defined) is greater than $20 per share ("CEILING PRICE"), and this Agreement is subject to termination by the Company to the extent the Average Stock Price is less than $10 per share.

                  (i) In the event the Average Stock Price is greater than the Ceiling Price, the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by the following fraction: (A) the numerator shall be equal to (i) the Ceiling Price plus (ii) 50% of the excess of the Average Stock Price over the Ceiling Price, and (B) the denominator shall be the Average Stock Price. Notwithstanding anything herein to the contrary, the minimum number of shares of Purchaser Common Stock issuable in connection with the Merger shall be 2,000,000 (less the number of shares of Purchaser Common Stock that may be issued upon the exercise of Company Options assumed by Purchaser pursuant to SECTION 1.11 hereof) , and the Exchange Ratio shall not be adjusted below a level that would provide for the issuance of less than such number of shares. An example of the calculation of the adjustment to the Exchange Ratio is set forth on EXHIBIT A hereto.

                  (ii) In the event the Average Stock Price is less than $10 per share, the Company shall have the right, in its sole discretion, to terminate this Agreement pursuant to SECTION 7.1(C)(3) hereof; PROVIDED, HOWEVER, that there shall be no adjustment to the Exchange Ratio if the Average Stock Price is less than $10 per share and Company does not exercise its right to terminate this Agreement pursuant to SECTION 7.1(C)(3).

                  (iii) For purposes of this Agreement, the term "Average Stock Price" means the average of the Daily Per Share Prices (as hereinafter defined) for the ten (10) consecutive trading days ending on the day immediately prior to the Closing Date. For purposes of this Agreement, the term "Daily Per Share Price" for any trading day means the closing prices on the Nasdaq Small Cap Market System of Purchaser Common Stock (as reported in the Wall Street Journal) for that day.

            (c) In addition to any adjustment set forth above, the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), reorganization, recapitalization or other like change with respect to Purchaser Common Stock occurring after the date hereof and prior to the Effective Time.

            (d) At the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of Surviving Corporation.

            (e) Each share of Company Common Stock held in the treasury of Company immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

            (f) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing payment of the fair market value of such shares of Company capital stock in accordance with Chapter 13 of the CGCL (collectively the "DISSENTING SHARES ") shall not be converted into or represent the right to receive shares of Purchaser Common Stock as provided hereunder. Such Stockholders shall be entitled to receive payment of the fair market value of such shares of Company Common Stock held by them in accordance with the provisions of such Chapter 13, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Chapter 13 shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive Purchaser Common Stock as provided herein, upon surrender, in the manner provided in SECTION 1.7(G) of the certificate or certificates that formerly evidenced such shares of Company capital stock. The Company shall give Purchaser (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the CGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair market value under the CGCL. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands or offer to settle or settle any such demands.

            (g) Each Stockholder shall be entitled, upon surrender thereof to the transfer agent for Purchaser Common Stock, to receive in exchange therefor a certificate or certificates representing the number of whole shares of Purchaser Common Stock into which the Company Common Stock so surrendered shall have been converted as aforesaid, in such denominations and registered in such names as the Stockholder may request. Until so surrendered, each outstanding certificate that prior to the Effective Time represented Company Common Stock shall be deemed from and after the Effective Time to evidence the right to receive that number of full shares of Purchaser Common Stock into which such Company Common Stock shall have been converted pursuant to this Section. Unless and until any such outstanding certificates shall be surrendered, no dividends or other distributions payable to the holders of Purchaser Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such outstanding certificates which prior to the Effective Time represented Company Common Stock; PROVIDED, HOWEVER, that upon surrender and exchange of such outstanding certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable since the Effective Time with respect to the number of full shares of Purchaser Common Stock issued to such holders. The Purchaser shall use commercially reasonable efforts to promptly make available to its transfer agent the shares of Purchaser Common Stock issuable to the Stockholders hereunder in exchange for shares of Company Common Stock (less amounts of Purchaser Common Stock deposited into escrow pursuant to SECTION 1.8 hereof).

            (h) If any certificate for shares of Purchaser Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Purchaser or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Purchaser Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or its transfer agent that such tax has been paid or is not payable.

            (i) No fraction of a share of Purchaser Common Stock shall be issued, but in lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of Purchaser Common Stock shall, upon surrender of the shares of Company Common Stock to the transfer agent for Purchaser, be paid an amount in cash (without interest) equal to the value of such fraction of a share based upon the Average Stock Price.

            (j) All shares of Purchaser Common Stock into which the Company Common Stock shall have been converted pursuant to this Section shall be issued in full satisfaction of all rights pertaining to such converted Company Common Stock.

      Section 1.8 ESCROW.

            (a) Notwithstanding anything in SECTION 1.7 to the contrary, pursuant to the terms of an escrow agreement, in the form attached hereto as EXHIBIT B-1 (the "GENERAL LIABILITY ESCROW AGREEMENT"), Purchaser shall deposit into an escrow account, until the expiration of the Survival Period (as hereinafter defined), ten percent (10%) of the Adjusted Aggregate Merger Consideration (as defined in SECTION 10.13) ("GENERAL LIABILITY ESCROW SHARES"). The portion of the General Liability Escrow Shares contributed into such escrow fund on behalf of each Stockholder shall be in proportion to the aggregate number of shares of Purchaser Common Stock which such Stockholder would otherwise be entitled to receive under SECTION 1.7 hereof without regard to this
SECTION 1.8(A). To the extent that the number of General Liability Escrow Shares are reduced hereunder, such shares shall be deemed retained by Purchaser, and on the expiration of the Survival Period (unless there is a dispute regarding such shares as addressed in the General Liability Escrow Agreement), the escrow agent shall return such shares to Purchaser, together with appropriate supporting documentation. On the expiration of the Survival Period (unless there is a dispute regarding such shares as addressed in the General Liability Escrow Agreement), the escrow agent shall deliver any remaining General Liability Escrow Shares, as adjusted pursuant hereto, to the Stockholders' Representative (as defined in SECTION 1.11), together with appropriate supporting documentation. The number of General Liability Escrow Shares hereunder shall be reduced by (i) any Balance Sheet Adjustment Shares (as defined in SECTION 1.9),
(ii) any Expense Adjustment Shares (as defined in SECTION 1.10), and (iii) an amount equal to any other liability of the Company and/or the Stockholders to Purchaser and/or the Surviving Corporation hereunder divided by the Average Stock Price. Any reduction to the number of General Liability Escrow Shares shall be deducted proportionately from the Stockholders based on the number of shares deposited on behalf of each such Stockholder as compared to the aggregate number of shares held in such escrow account.

            (b) Notwithstanding anything in SECTION 1.7 to the contrary, pursuant to the terms of an escrow agreement, in the form attached hereto as EXHIBIT B-2 (the "SPECIFIC LIABILITY ESCROW AGREEMENT"), Purchaser shall deposit into an escrow account a number of shares of Purchaser

Common Stock equal to 150,000 multiplied by the Exchange Ratio ("SPECIFIC LIABILITY ESCROW SHARES"), which shall be held to satisfy any liability which may arise due to the specific liability described in Section 2.2 of the Company's Disclosure Schedule (the "SPECIFIC LIABILITY"). The portion of the Specific Liability Escrow Shares contributed into such escrow fund on behalf of each Stockholder shall be in proportion to the aggregate number of shares of Purchaser Common Stock which such Stockholder would otherwise be entitled to receive under SECTION 1.7 hereof without regard to this SECTION 1.8(B). The Specific Liability Escrow Shares shall be held in the escrow account until the earlier to occur of (i) a court of competent jurisdiction shall have found the Company or Purchaser liable with respect to the Specific Liability and shall have ordered that all or a portion of Specific Liability Escrow Shares be distributed to satisfy such liability, (ii) the Specific Liability shall have been resolved and settled in the form of a written agreement, in form and substance reasonably acceptable to Purchaser and the Stockholders' Representative, which shall include a full and final release of Purchaser, the Company and their affiliates, or (iii) Purchaser receives the written opinion of counsel to the Stockholders, in form and substance reasonably acceptable to Purchaser, that all applicable statutes of limitations with respect to the Specific Liability have expired and that no person may bring a valid claim against Purchaser, the Company or their affiliates with respect to such Specific Liability (each, a "RESOLUTION EVENT"). To the extent that all or a portion of the Specific Liability Escrow Shares are required to be distributed to a third party upon a Resolution Event, such shares shall be distributed to such third party pursuant to the mutual written instructions from Purchaser and the Stockholders' Representative, which instructions shall be delivered to the escrow agent promptly after such Resolution Event. Conversely, to the extent that all or a portion of the Specific Liability Escrow Shares are not required to be distributed to a third party upon a Resolution Event, such shares shall be distributed to the Stockholders pursuant to the mutual written instructions from Purchaser and the Stockholders' Representative, which instructions shall be delivered to the escrow agent promptly after such Resolution Event. Any reduction to the number of Specific Liability Escrow Shares shall be deducted proportionately from the Stockholders based on the number of shares deposited on behalf of each such Stockholder as compared to the aggregate number of shares held in the escrow account.

      Section 1.9 BALANCE SHEET ADJUSTMENT.

            (a) To the extent that (i) there is a net decrease in net working capital and/or retained earnings, and/or a net increase in long-term indebtedness, of the Company from the Balance Sheet Date (as defined in SECTION 2.7) through the Effective Time, and (ii) the aggregate amount of such net decreases in net working capital and/or retained earnings, and/or net increase in long-term indebtedness (collectively, the "BALANCE SHEET ADJUSTMENT"), exceeds $100,000, then the aggregate number of shares of Purchaser Common Stock to be received by the Stockholders shall be decreased by an amount equal to the Balance Sheet Adjustment (without consideration of the $100,000 threshold) divided by the Average Stock Price ("BALANCE SHEET ADJUSTMENT SHARES"). Notwithstanding anything in the preceding sentence to the contrary, for purposes of calculating the Balance Sheet Adjustment, any net increase in net working capital may be used to offset a net increase in long-term indebtedness, and any net decrease in long-term indebtedness may be used to offset a net decrease in net working capital. There shall be no upward adjustment to the number of shares of Purchaser Common Stock based on this
SECTION 1.9. For purposes of this SECTION 1.9, the terms "net working capital", "retained earnings" and "long-term indebtedness" shall be defined in accordance with GAAP, and shall be based on the balance sheet of the Company as of the Effective Time (the "EFFECTIVE DATE BALANCE SHEET"), prepared as provided below.

            (b) As promptly as practicable, but not more than ninety (90) days, after the Effective Time, Surviving Corporation shall cause to be prepared and delivered to the Stockholders' Representative (as hereinafter defined) the Effective Date Balance Sheet. The Effective Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied, and consistent with the standards and practices applied by the Company to prepare its February 28, 1999 audited financial statements, by Surviving Corporation. Such Effective Date Balance Sheet shall exclude all Company Expenses (as hereinafter defined). Surviving Corporation shall provide the Stockholders' Representative and his accountants, attorneys and advisors with access to copies of all work papers and other relevant documents to Stockholders' Representative. The Stockholders' Representative shall have a period of thirty (30) days after delivery to him of the Effective Date Balance Sheet, and related work papers and documents, to review such documents and to make objections he may have in writing to Surviving Corporation. If written objections to the Effective Date Balance Sheet are delivered to the Surviving Corporation within such thirty (30) day period, then Surviving Corporation and the Stockholders' Representative shall use reasonable efforts to resolve the matter or matters in dispute. If no written objections are made within the time period provided above, the Effective Date Balance Sheet shall be deemed accepted by the Stockholders and shall be final and binding.

            (c) If disputes with respect to the Effective Date Balance Sheet cannot be resolved by Surviving Corporation and the Stockholders' Representative within thirty (30) days after the delivery of the objections to the Effective Date Balance Sheet, then the specific matters in dispute shall be submitted to such independent accounting firm as may be approved by Surviving Corporation and the Stockholders' Representative, which firm shall render its opinion only as to such matters. Based on such opinion, that accounting firm will send to Surviving Corporation and the Stockholders' Representative its determination on the specific matters in dispute, and its calculation of the Balance Sheet Adjustment, which determination shall be final and binding on the parties. The fees and expenses of the independent accounting firm appointed hereunder shall be borne 50% by the Surviving Corporation and 50% by the Stockholders.

      Section 1.10 EXPENSES; ADJUSTMENT. In the event that the Merger is not consummated and this Agreement is terminated pursuant to Article VII hereof, each party will bear its own costs and expenses incurred in connection with the transactions contemplated hereby (including, without limitation, all legal, accounting and advisory fees). If, however, the Merger is consummated, Purchaser will bear its own costs and expenses incurred in connection therewith, and the Surviving Corporation will bear such costs and expenses of the Company and the Stockholders ("COMPANY EXPENSES"). Notwithstanding the foregoing, if the Company Expenses exceed $1,400,000 in the aggregate, then the aggregate number of shares of Purchaser Common Stock to be received by the Stockholders shall be decreased by an amount equal to such excess divided by the Average Stock Price ("EXPENSE ADJUSTMENT SHARES"). The Expense Adjustment Shares shall be deducted from the Escrow Shares as provided in SECTION 1.8 above.

      Section 1.11 OPTIONS AND WARRANTS.

            (a) As of the Effective Time, all options to purchase shares of Company Common Stock issued by the Company pursuant to its stock option plans or otherwise ("COMPANY OPTIONS"), whether vested or unvested, shall be assumed by Purchaser. Immediately after the Effective Time, each Company Option outstanding, immediately prior to the Effective Time, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option at the Effective Time, such number of shares of Purchaser Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option multiplied by the Exchange Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Company Option shall be equal to the exercise price of such Company Option immediately prior to the Effective Time, divided by the Exchange Ratio. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Tax Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged.

            (b) As soon as practicable after the Effective Time, Purchaser or the Surviving Corporation shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to such Company Options, as amended by this SECTION 1.11, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for herein).

            (c) Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the Company Options assumed in accordance with this
SECTION 1.11. As soon as practicable after the Effective Time, Purchaser shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "SECURITIES ACT") with respect to all shares of Purchaser Common Stock subject to such Company Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Company Options remain outstanding. In connection with such filing on Form S-8, counsel to Purchaser will issue an opinion that the shares of Purchaser Common Stock, when issued, will be fully paid, validly issued and non-assessable.

            (d) The Company shall obtain, prior to the Closing, the consent from each holder of a Company Option or an outstanding warrant to purchase shares of Company Common Stock (a "COMPANY WARRANT") to the amendment thereof pursuant to this SECTION 1.11 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

      Section 1.12 EXEMPTION FROM REGISTRATION; CALIFORNIA PERMIT. The shares of Purchaser Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), by reason of Section 3(a)(10) thereof. The shares of Purchaser Common Stock will be qualified under California law, pursuant to Section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by Section 25142 of such law. Such fairness hearing shall also address the assumption by Purchaser of all Company Options pursuant to SECTION 1.11 hereof. Each of the Company and Purchaser shall use it best efforts to (i) file (or assist, in the case of the Company) an application for issuance of a California permit to issue such securities and assume such options within three (3) business days from the date of this Agreement and (ii) obtain such permit.

      Section 1.13 STOCKHOLDERS' REPRESENTATIVE. Each Stockholder shall appoint Laird Foshay ("STOCKHOLDERS' REPRESENTATIVE") to act as the agent and attorney-in-fact, with full power and authority to defend, compromise and settle on behalf of all of the Stockholders, in the absolute discretion of the Stockholders' Representative, all matters related to (i) the determination of the Balance Sheet Adjustment Shares and Expense Adjustment Shares, and (ii) all claims for indemnification made by Purchaser, Newco or the Surviving Corporation and each of their affiliates, officers, directors, employees, counsel, agents, successors, assigns, heirs and legal and personal representatives under Article IX of this Agreement. This appointment shall be coupled with an interest and shall be irrevocable and binding in all respects upon the Company and the Stockholders and their successors and assigns, and heirs and devisees.

      Section 1.14 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger, and the transactions contemplated hereby, as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the Company, Purchaser and Surviving Corporation, as applicable, shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby makes the representations and warranties set forth in this Article II to Purchaser, except as otherwise provided in the disclosure schedule delivered to Purchaser by the Company as of the date hereof (the "DISCLOSURE SCHEDULE").

      Section 2.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. The Company has no subsidiaries. The Company has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. The Company does not own or control any Affiliate (as defined in SECTION 10.13). True, correct and complete copies of the Articles of Incorporation and Bylaws of the Company, with all amendments thereto through the date of this Agreement, have been delivered by the Company to Purchaser. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties or assets owned or leased and operated by it or the nature of the business conducted by it make such qualification necessary, except those states or jurisdictions in which failure to be so duly qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each such jurisdiction is listed on SCHEDULE 2.1.

      Section 2.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (i) 5,000,000 shares Company Common Stock, 1,551,301 shares of which are issued and outstanding, (ii) 200,000 shares of Series A Preferred Stock, all of which shares are outstanding, (iii) 571,428 shares of Series B Preferred Stock, 533,333 shares of which are outstanding, and
(iv) 1,086,495 shares of Series C Preferred Stock, all shares of which are outstanding (the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are collectively referred to herein as the "COMPANY PREFERRED STOCK"). No shares of capital stock are held in treasury. SCHEDULE 2.2 accurately describes the ownership of the Company's capital stock as of the date hereof. Except as set forth on SCHEDULE 2.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Company to purchase or otherwise acquire any security of or equity interest in the Company. Except as set forth on SCHEDULE 2.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind obligating the Company to issue or the Stockholders to sell any shares of capital stock of the Company, or irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on
SCHEDULE 2.2, all dividends and other distributions declared prior to the date hereof with respect to the issued and outstanding shares of capital stock of the Company have been paid or distributed. The Company has no equity ownership in any other corporation, association, partnership, trust, joint venture, company or other business entity or organization (whether for-profit or not-for-profit) (the "OTHER SECURITIES").

      Section 2.3 AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby free of claims of any Person. The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's board of directors and the Stockholders, and no further corporate actions or proceedings on the part of the Company or actions on the part of the Stockholders are necessary to authorize the execution and delivery of this Agreement, the performance of the obligations hereunder, or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

      Section 2.4 NO VIOLATION. Except as set forth on SCHEDULE 2.4 and any approvals or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), no prior consent, approval or authorization of, or declaration, filing or registration with any party, domestic or foreign, is necessary in connection with the execution and delivery of this Agreement by the Company or the Stockholders, the performance of the obligations hereunder, or the consummation of the transactions contemplated hereby. Except as set forth on
SCHEDULE 2.4, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company, the Stockholders, or any of the capital stock of Company or assets of any of them, (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration, with or without the giving of notice or the passage of time) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company or the Stockholders pursuant to any terms, conditions or provisions of any contract, note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company or the Stockholders is a party or by which any of its or their assets or properties are subject or bound, (iii) give rise to any lien, charge or other encumbrance on any of the capital stock of the Company or the assets of the Company, or (iv) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company except, in the case of clause (ii) above, for such conflicts which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby. Except as set forth on SCHEDULE 2.4, there are no proceedings pending or threatened, against the Company, the Stockholders, or the assets of Company, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other Person which may result in liability to Purchaser upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth on SCHEDULE 2.4, the corporate existence, business organization, and assets, including but not limited to the licenses, permits, authorizations and contracts, of the Company will not be terminated or materially impaired by reason of the execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby.

      Section 2.5 FINANCIAL STATEMENTS. The Company has provided Purchaser with true and complete copies of the audited balance sheets of the Company as of June 30, 1998 and 1997, and February 28, 1999, and the related statements of income for the years ended June 30, 1998 and 1997, and the eight months ended February 28, 1999. The Company has provided or will provide

Purchaser with the Company's unaudited balance sheets and the related statements of income, for each monthly period ending after June 30, 1998 and prior to the Closing. All of the foregoing balance sheets and the related statements of income of the Company are collectively referred to as the "COMPANY'S FINANCIAL STATEMENTS." The accounting records underlying the Company's Financial Statements accurately and fairly reflect or will reflect, as the case may be, in all respects the transactions of the Company. Except as otherwise disclosed to Purchaser in writing and except for normal year-end and recurring year-end adjustments, and taking into account the absence of footnotes required by GAAP on any unaudited and interim period Company Financial Statements, the Company has or will have, as the case may be, no liabilities or obligations of a type which should be included in or reflected on the Company's Financial Statements if prepared in accordance with generally accepted accounting principles on a consistent basis with prior periods ("GAAP"), whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the SCHEDULE 2.5.

      Section 2.6 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of the Company, all of which have been or will be made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including, but not limited to, the maintenance of an adequate system of internal controls. The minute books of the Company are accurate and complete in all material respects. At the Closing, the Company will have delivered to Purchaser all of those books and records.

      Section 2.7 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on SCHEDULE 2.7, since February 28, 1999 (the "BALANCE SHEET DATE") the Company has not:

            (a) made any amendment to its Articles of Incorporation or Bylaws or changed the character of its business in any manner;

            (b) suffered any Material Adverse Effect (as defined in SECTION 10.13) or any event, condition or contingency that will result in a Material Adverse Effect;

            (c) entered into any agreement, commitment or transaction except in the ordinary course of business;

            (d) except in the ordinary course of business, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or Liabilities;

            (e) increased the Long Term Debt (as defined in SECTION 10.13);

            (f) permitted or allowed any of its Properties (as defined in SECTION 10.13) or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent);

            (g) except in the ordinary course of business, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its Properties or assets;

            (h) disposed of or permitted to lapse any rights to the use of any Intellectual Property (as defined in SECTION 2.19), or disposed of or disclosed to any Person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

            (i) granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any Benefit Plans (as defined in SECTION 2.14(A));

            (j) directly or indirectly declared, set aside or paid any dividend or made any distribution with respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities;

            (k) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any Person;

            (l) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock or authorized a stock split or otherwise changed its capitalization in any manner, except as contemplated in
SECTION 5.9 and SECTION 5.10 hereof;

            (m) made any or acquiesced with any change in any accounting methods, principles or practices;

            (n) experienced any material adverse change in relations with any customer or client described on SCHEDULE 2.10;

            (o) entered into any transaction, or entered into, modified or amended any Contract (as defined in SECTION 2.16) or commitment, other than in the ordinary course of business; or

            (p) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this SECTION
2.7 in the future so that any such representation would not be true in all respects as of the Closing.

      Section 2.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent (i) fully reflected or reserved against on the Company's Financial Statements, including the notes thereto, (ii) set forth on SCHEDULE 2.8, or
(iii) incurred in the ordinary course of business of the Company since the Balance Sheet Date consistent with past practices, the Company does not have any Liabilities, and to the knowledge of the Company, there is no reasonable basis for any assertion against the Company of any Liabilities, including without limitation any Liabilities resulting from failure to comply with any Legal Requirement (as defined in SECTION 10.13) applicable to the Company or any tax liabilities due or to become due and whether incurred in respect of or measured by the income or sales of the Company for any period, or arising out of any transaction entered into or any state of facts existing, on or before the Effective Time.

      Section 2.9 RECEIVABLES. All trade accounts and notes receivable of the Company that are reflected in the Company's Financial Statements and all trade accounts and notes receivable of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made in the ordinary course of business, and are collectible net of any reserve shown of the Company's Financial Statements and any reserve as of the Closing Date.

      Section 2.10 SUPPLIERS AND CUSTOMERS.

            (a) SCHEDULE 2.10(A) sets forth a true and complete list of the ten largest suppliers of the Company, taken as a whole, for the twelve-month period ending with the Balance Sheet Date and the percentage of the Company's gross purchases for such period accounted for by each such supplier, and the termination dates of any contracts with such suppliers. Since the Balance Sheet Date, no supplier listed on SCHEDULE 2.10(A) has stopped or materially decreased, or has given notice or any indication to the Company that it will stop or materially decrease, the rate of business conducted with the Company.

            (b) SCHEDULE 2.10(B) sets forth a true and complete list of the 25 largest customers of the Company, taken as a whole, for the twelve-month period ending with the Balance Sheet Date and the percentage of the Company's gross sales for such period accounted for by each such customer. Except as set forth on SCHEDULE 2.10(B), since the Balance Sheet Date, no customer listed on
SCHEDULE 2.10(B) has stopped or materially decreased, or has given notice or any indication to the Company that it will stop or materially decrease, the rate of business done with the Company.

      Section 2.11 COMPANY'S INDEBTEDNESS. The Company has delivered to Purchaser true and complete copies of all loan documents (the "COMPANY LOAN DOCUMENTS") related to any indebtedness of the Company (the "COMPANY'S INDEBTEDNESS"), and made available to Purchaser all correspondence concerning the status of the Company's Indebtedness.

      Section 2.12 LITIGATION. Except as set forth on SCHEDULE 2.12, there are no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of the Company and the Stockholders, threatened against the Company or involving any of its properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, Governmental Authority (as defined in SECTION 10.13), or other instrumentality or Person or any board of arbitration or similar entity (a "PROCEEDING"). The Company or the Stockholders will notify Purchaser immediately in writing of any Proceeding initiated against the Company.

      Section 2.13 TAX MATTERS. The Company has duly filed on a timely basis all Tax Returns (as hereinafter defined in SECTION 10.13) and statements required to be filed with any Governmental Authority with taxing power over it or its assets (the "FILED RETURNS"). Except as otherwise disclosed to Purchaser in writing, all such Filed Returns were correct and complete in all respects. Except as otherwise disclosed to Purchaser in writing, the Company has paid, or has established adequate reserves for the payment of, all federal income taxes, state, foreign and local income taxes, and all franchise, property, sales, employment, or other taxes or levies of any nature, whether federal, state, local or foreign and all related governmental charges and any interest or penalties payable in connection with the payment of any of the foregoing (collectively, "TAXES"), required to be paid (whether or not shown on any Filed Return) with respect to the periods covered by the Filed Returns. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any assets of the Company that arose in connection with any failure (or alleged failure) to pay any tax. With respect to the periods ending on or before the Effective Time for which returns have not yet been filed, the Company has established and will establish adequate reserves, clearly and sufficiently reflected on the Company's Financial Statements, for the payment of all Taxes. Except as set forth on
SCHEDULE 2.13, the Company has no direct or indirect liability for the payment of any Taxes in excess of amounts paid or reserves established. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither the Company nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any tax liability of the Company either (a) claimed or raised by any authority in writing or (b) as to which the Company and the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. Company has listed on SCHEDULE 2.13 all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after June 30, 1995. SCHEDULE 2.13 indicates those Tax Returns that have been audited, and indicates those Tax Returns that are currently the subject of audit. The Company has delivered to Purchaser correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since June 30, 1995. Except as set forth on SCHEDULE 2.13, the Company has not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has not filed a consent under Tax Code ss.341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Tax Code ss.280G. The Company has not been a United States real property holding corporation within the meaning of Tax Code ss.897(c)(2) during the applicable period specified in Tax Code ss.897(c)(1)(A)(ii). The Company is not a member of an affiliated group filing a consolidated federal income Tax Return and has no liability for the Taxes of any Person under Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Except as set forth in SCHEDULE 2.13, the Company is not a party to any Tax allocation or sharing agreement. The Company has not filed any Forms 1139 (Application for Tentative Refund). No sales, use, income, franchise or other transfer tax of any type whatsoever is required to be paid by Purchaser or the Company with respect to the transfer of the stock provided herein.

      Section 2.14 EMPLOYEE BENEFIT PLANS.  The following are true and correct:

            (a) With respect to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, policy, program, arrangement or understanding (whether or not legally binding), including "employee pension benefit plans" (as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "PENSION PLANS"), "employee welfare benefit plans" (as defined in Section (3)(1) of ERISA) (sometimes referred herein as "WELFARE PLAN") (collectively, "Plans") providing benefits to any current or former employee, officer or director of the Company that are in effect on the date hereof, and all Plans currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Tax Code or Section 4001(a)(14) or 4001(b) of ERISA (each a "COMMONLY CONTROLLED ENTITY") (including each Pension Plan that the Company or any Commonly Controlled Entity that is, or within the last six years was, subject to Title IV of ERISA and for which the Company could have material liability) (all of the foregoing such plans being herein referred to as "BENEFIT PLANS"), the Company has delivered, or caused to be delivered, to Purchaser true, complete and correct copies of (i) each Benefit Plan, (ii) annual reports (Forms 5500) and all schedules thereto filed with the Internal Revenue Service with respect to each Benefit Plan for the past five years (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract, investment management agreement, and any other insurance contract or funding arrangement relating to any Benefit Plan; (v) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA; and (vi) a list of the Benefit Plans and the amount of any liability of the Company for contributions more than 30 days past due with respect to each as of the date hereof and as of the end of any subsequent month ending prior to the Closing.

            (b) Neither the Company nor any Commonly Controlled Entity nor any entity that has ever been a Commonly Controlled Entity has ever maintained any Pension Plan or any funded Welfare Plan.

            (c) No Welfare Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Tax Code and Sections 601-608 of ERISA.

            (d) Unless otherwise listed in SCHEDULE 2.14(D), each Benefit Plan has been administered in accordance with its terms. All of the Benefit Plans and any related funding instruments comply, and have complied in the past, both as to form and operation in all material respects (including, but not limited to applicable reporting and disclosure requirements) with the provisions of ERISA, the Tax Code and with all other applicable laws, rules and regulations.

            (e) Neither the Company nor any Commonly Controlled Entity, nor any plan fiduciary of any Benefit Plan or, to the best knowledge of the Company and the Stockholders, any other party in interest of any Benefit Plan, has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Tax Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Tax Code) or engaged in any other breach of fiduciary responsibility that could subject the Company or any officer of the Company to tax or penalty under ERISA, the Tax Code or other applicable law.

            (f) Neither the Company nor any Commonly Controlled Entity has ever maintained or contributed to, or has participated in or agreed to participate in, a multi-employer plan (as defined in Section 3(37) of ERISA), and neither Company nor any Commonly Controlled Entity could have any liability under a multi-employer plan.

            (g) Except as set forth on SCHEDULE 2.14(G), there are no claims pending with respect to, or under, any Benefit Plan other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans, and no such claim, dispute or litigation appears reasonably likely to arise to Company.

            (h) Except as set forth on SCHEDULE 2.14(H), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by the Company, Purchaser, as successor to the Company, or any Commonly Controlled Entity (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Tax Code), or otherwise) becoming due to any employee, or (ii) increase or vest any benefits otherwise payable under any Benefit Plan.

            (i) With respect to any Benefit Plan that is a Welfare Plan (i) no such Benefit Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Tax Code, (ii) each such Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Tax Code, complies in all material respects with the applicable requirements of
Section 4980B of the Tax Code and Sections 601-609 of ERISA, and (iii) each such Benefit Plan may be amended or terminated without any liability to the Company on or at any time after the consummation of this Agreement.

            (j) Except as set forth on SCHEDULE 2.14(J) or as required by applicable law, since June 30, 1996 there has not been any adoption of amendment in any material respect of any Benefit Plan. Except as disclosed on SCHEDULE 2.14(J), there exist no employment, consulting, severance, termination or indemnification agreements, material arrangements or understandings between the Company and any current or former employee, officer or director of the Company.

            (k) Except as set forth on SCHEDULE 2.14(K), any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G- 1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Tax
Code).

      Section 2.15 EMPLOYMENT MATTERS. Except as set forth on SCHEDULE 2.15, the Company is not a party to any oral or written contracts or agreements granting benefits or rights to any employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Company before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company, nor any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Company is not engaged in any unfair labor practice. The Company has no knowledge that any employee currently intends to terminate his or her employment with the Company and/or the Surviving Corporation following the consummation of the Merger.

      Section 2.16 LEASES, CONTRACTS AND AGREEMENTS. SCHEDULE 2.16 sets forth an accurate and complete description of all leases, subleases, licenses, commitments, contracts and agreements (whether written or oral, and whether or not legally binding or enforceable) to which the Company is a party or by which the Company is bound each of which obligates or may obligate the Company for an amount in excess of $25,000 over the entire term of any such agreement or contract, or related agreements or contracts of a similar nature which in the aggregate obligate or may obligate the Company in the aggregate for an amount in excess of $25,000 over the entire term of such related agreements or contracts (the "CONTRACTS"). Such Schedule provides reasonably complete details concerning such Contracts, identifying among other things, the parties to the Contract, the nature of the Contract, and the amount of the remaining commitment of the Company thereunder. The

Company has delivered to Purchaser true and correct copies of all Contracts. All of the Contracts are legal, valid and binding obligations of the Company, and, to the knowledge of the Company, the other parties to the Contracts, enforceable in accordance with their terms, and are in full force and effect. Except as set forth on SCHEDULE 2.16, all rent and other payments by the Company under the Contracts are current, there are no existing defaults by the Company under the Contracts, and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default or a basis for force majeure or other claim of excusable delay or non-performance thereunder. The terms and conditions of all such contracts, agreements, or commitments are reasonable and customary in the industries and trades in which the Company operates, and there are no extraordinary terms contained therein. There are no renegotiations of, or to the knowledge of the Company, attempts to renegotiate, or outstanding rights to renegotiate, any amounts paid or payable to the Company under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has delivered written demand for such renegotiation. The Company has good and marketable leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

      Section 2.17 COMPLIANCE WITH LAWS.

            (a) Except as set forth on SCHEDULE 2.17, the Company is not in material default with respect to or in violation (and has not been in material violation of during the five-year period prior to the date hereof) of (i) any judgment, order, writ, injunction or decree of any court or (ii) any Legal Requirement of any Governmental Authority. The consummation of the transactions contemplated by this Agreement will not constitute such a material default or violation as to the Company. The Company has all permits, licenses, and franchises from Governmental Authorities required to conduct its business as are now being conducted, and except as set forth on SCHEDULE 2.17, the consummation of the transactions contemplated by this Agreement will not constitute a material violation of any permit, license or franchise from a Governmental Authority, and except as set forth on SCHEDULE 2.17, after the consummation of the transactions contemplated by this Agreement, Purchaser will have exactly the same rights as the Company had prior to the consummation of the transactions contemplated by this Agreement in such permits, licenses or franchises from a Governmental Authority without impairment or change of any kind.

            (b) Set forth on SCHEDULE 2.17 are all the Governmental Authorizations held by the Company on the date hereof, which constitute all of the Governmental Authorizations necessary to permit the Company to own, operate, use, and maintain its assets in the manner in which they are now operated and maintained and to conduct its business as now being conducted. All required filings with respect to such Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed. All such Governmental Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, suspension, or adverse modification thereof.

      Section 2.18 INSURANCE.

            (a) SCHEDULE 2.18 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers' compensation, liability and other forms of insurance owned or held by the Company and, except as set forth on SCHEDULE 2.18, the Company has had similar insurance in force for at least the last five years. Such description provides reasonably complete details concerning such policies, identifying among other things, (i) the issuer of each such policy, (ii) the amount of coverage still available and outstanding under each such policy, (iii) whether each such policy is a "claims made" or an "occurrences" policy, and (iv) any retrospective premium adjustments of which the Company has knowledge. True and complete copies of such policies have been delivered to Purchaser

            (b) Except as set forth on SCHEDULE 2.18, all policies described in paragraph (a) hereof (i) are issued by insurance companies reasonably believed by the Company to be financially sound and reputable, (ii) are sufficient for compliance with all Legal Requirements and all Contracts or applicable agreements to which the Company is a party or by which it is bound, (iii) are valid, outstanding, and enforceable policies, (iv) provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by an entity carrying on the same business or businesses as the Company, and (iv) will not in any way be affected by, terminate, or lapse by reason of, the transactions contemplated by this Agreement

            (c) Except as set forth on SCHEDULE 2.18, the Company has not received (i) any notice of cancellation of any policy described in paragraph (a) hereof or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy or other insolvency laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

      Section 2.19 INTELLECTUAL PROPERTY.

            (a) The Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "CUSTOMER DELIVERABLES" or (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications, firmware, and embedded systems (the "INTERNAL Systems"; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "COMPANY INTELLECTUAL PROPERTY"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately following the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in SCHEDULE 2.19, and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all forms of industrial or intellectual property and technology, including (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mark works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) inventions, discoveries, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, show-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, design marks, trade names, trade dress, Internet domain names and any applications or registrations therefor, together with the associated goodwill of each, and (vii) other proprietary rights relating to any of the foregoing. SCHEDULE 2.19 lists each patent, patent application, copyright registration or application therefor, mark work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company.

            (b) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any United States Intellectual Property rights of any person or entity; provided that the representation in this sentence, insofar as it relates to Intellectual Property rights that may accrue to another party as a result of the issuance of a patent pursuant to a patent application currently on file or filed prior to the Closing, shall be limited to the knowledge of the Company. To the knowledge of the Company, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. SCHEDULE 2.19 lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any infringement, violation or misappropriation, or otherwise challenging the right of the Company to own, use or license others; and the Company has made available to the Purchaser complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat.

            (c) SCHEDULE 2.19 identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, authorized, permitted, distributed or otherwise granted any rights to any third party with respect to, any Customer Deliverables or Company Intellectual Property.

            (d) SCHEDULE 2.19 identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

            (e) The Company has not disclosed the source code for any of the software owned by the Company and incorporated in any Customer Deliverables or Internal Systems (the "SOFTWARE") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed on SCHEDULE 2.19, and the Company has taken reasonable measure to prevent disclosure of such source code.

            (f) All of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed written agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

            (g) SCHEDULE 2.19 sets forth a list of all Internet domain names used by the Company in respective business (collectively, the "DOMAIN NAMES"). The Company has, and after the Effective Time the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain names, including without limitation all rights necessary to continue to conduct the Company's business as it is currently conducted.

            (h) Each hardware, software and firmware product used, licensed or distributed by the Company in its business (collectively, the "INFORMATION TECHNOLOGY") will accurately process date-related data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of the Information Technology. The Information Technology is designed to be used prior to, during and after the calendar year 2000 A.D. and will operate during each such time period without error relating to date-related data, specifically including any error relating to, or the product of, date-related data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, the Information Technology (a) will not abnormally end or provide invalid or incorrect results as a result of date- related data, specifically including date data which represents or references different centuries or more than one century, (b) has been designed to ensure Year 2000 compatibility, including, but not limited to, date data century recognition, calculations which accommodate same century and multi- century formulas and date values, and date data interface values that reflect the century, and (c) includes "YEAR 2000 CAPABILITIES," meaning that the Information Technology (i) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or general incorrect values or invalid results involving such dates, (ii) provides that all date-related user interface functionalities and data fields include the indication of century, and (iii) provides that all data-related interface functionalities include the indication of century.

      Section 2.20 ENVIRONMENTAL MATTERS. Without in any manner limiting any other representations and warranties set forth in this Agreement and except as set forth in SCHEDULE 2.20:

            (a) Neither the Company nor its Business Facilities (as hereinafter defined in SECTION 10.13), is in violation of, or has violated, or has been or is in non-compliance with, any Environmental Laws (as hereinafter defined in SECTION 10.13) in connection with the ownership, use, maintenance or operation of, or conduct of the business of the Company or any of its Business Facilities.

            (b) Without in any manner limiting the generality of subparagraph
(a) above:

                  (i) Except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Environmental Permits (as hereinafter defined in SECTION 2.21(B)(IV) below)), since the Company has occupied its Business Facility, no Materials of Environmental Concern (as defined in SECTION 10.13) have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened), on, under or about any Business Facility or transferred or transported to or from any Business Facility, and to the knowledge of the Company and the Stockholders, no Materials of Environmental Concern have been generated, manufactured, stored or treated or disposed of, or in any other way released (and no release is threatened), on, under, about or from any property adjacent to any current Business Facility;

                  (ii) The Company is not now, and will not be in the future, as a result of the operation or condition of the business of the Company on or prior to the Closing Date, subject to any: (a) contingent liability in connection with any release or threatened release of any Materials of Environmental Concern into the environment whether on or off any Business Facility; (b) reclamation, decontamination or Remediation (as defined in SECTION 10.13) requirements under Environmental Laws, or any reporting requirements related thereto; or (c) consent order, compliance order or administrative order relating to or issued under any Environmental Law;

                  (iii) There are no Environmental Claims known, pending or, to the knowledge of the Company, threatened against the Company, or with respect to its occupancy of the Business Facilities, and there is no basis for any such Environmental Claims;

                  (iv) The Company and all of its Business Facilities have all permits, licenses, registrations, identification numbers, applications, consents, variances, notices of intent, and other authorizations (collectively, "ENVIRONMENTAL Permits") necessary to comply with Requirements of Environmental Laws (as defined in SECTION 10.13) governing the Company and/or the business of the Company; the Company has all environmental and pollution control equipment necessary for compliance with all Environmental Laws

      (including, without limitation, for compliance with all applicable Environmental Permits) and operation of the business of the Company as presently conducted; and the Company and its Business Facilities are in compliance with all terms and conditions of such required Environmental Permits and will be in such compliance after the consummation of the transactions herein contemplated;

                  (v) Since the Company's occupancy of the Business Facilities and, to the knowledge of the Company, prior to its occupancy of the Business Facilities, there have not been any storage tanks or solid waste management units located on or under any Business Facility of the Company, and there have been no Materials of Environmental Concern on any Business Facility of the Company in an amount exceeding background levels for such geographic area or which would require reporting to any Governmental Authority or Remediation to comply with Requirements of Environmental Laws (as hereinafter defined);

                  (vi) To the knowledge of the Company, none of the off-site locations where Materials of Environmental Concern generated from any Business Facility of the Company (or for which the Company has arranged for their disposal) has been stored, treated, recycled, disposed of or released has been nominated or identified as a facility which is subject to an existing or potential claim under Environmental Laws;

                  (vii) The Company has not been named as a potentially responsible party under, and no Business Facility of the Company has been nominated or identified as a facility which is subject to an existing or potential claim under CERCLA or comparable Environmental Laws, and no Business Facility of the Company is subject to any lien arising under Environmental Laws;

                  (viii) The Company has not received any notice of any release or threatened release of Materials of Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws or Environmental Permits, relating to the ownership, use, maintenance, or operation of any Business Facility of the Company, nor is there any basis for any of the foregoing, nor has the Company voluntarily undertaken Remediation or other decontamination or cleanup of any facility or site or entered into any agreement for the payment of costs associated with such activity;

                  (ix) The Company is not aware of any Requirement of Environmental Laws that will require future compliance costs on the part of the Company in excess of Ten Thousand Dollars ($10,000) above costs currently expended in the ordinary course of business;

                  (x) There are no present or past events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance by the Company with Requirements of Environmental Laws or which may give rise to any common law or statutory liability under Environmental Laws or form the basis of an Environmental Claim against the Company;

                  (xi) There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company has agreed to, assumed or retained, by contract (whether written or oral, and whether enforceable or unenforceable) or otherwise; and

                  (xii) No current Business Facility (or equipment thereon) of the Company contains any asbestos-containing materials or polychlorinated biphenyls in any form nor any wetland areas or other land subject to restricted development under
      Environmental Laws.

      Section 2.21 REGULATORY ACTIONS. Except as set forth on SCHEDULE 2.21, the Company is not subject to any formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over it.

      Section 2.22 TITLE TO PROPERTIES; ENCUMBRANCES. SCHEDULE 2.22 is a true and complete description of all real property, leaseholds or other interests in real property and all machinery, equipment, furniture, fixtures, vehicles and other fixed assets owned or leased by the Company (the "ASSETS"). The Company has unencumbered, good, legal and marketable title to all of the Assets, real and personal, including, without limitation, all the properties and assets reflected in the Company's Financial Statements, except for those properties and assets disposed of for fair market value in the ordinary course of business since the Balance Sheet Date and otherwise in accordance with this Agreement. Except as set forth on SCHEDULE 2.22, the Company has a title policy in full force and effect from a title insurance company which is solvent, insuring good and indefeasible title to any real property owned by the Company in favor of the Company. The Company has made available to Purchaser all of the files and information in the possession of the Company concerning such properties, including any title exceptions which might affect marketable title or value of such property. The Company holds good and legal title or good and valid leasehold rights to all assets that are necessary for it to conduct its business as it is currently being conducted. Except as set forth on SCHEDULE 2.22, the Company owns all furniture, equipment, and other property used to transact business presently located on its premises.

      Section 2.23 CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth on
SCHEDULE 2.23, the buildings, plants, structures and equipment leased or owned by the Company are structurally sound with no known material defects, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment leased or owned by the Company are sufficient for the continued conduct by Purchaser of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

      Section 2.24 BROKERS; FINANCIAL ADVISORS. Except as set forth on SCHEDULE 2.24, neither the Company nor any of its officers, directors or employees, on behalf of Company or its Board of Directors (or any committee thereof), has employed any investment bank, financial advisor, broker or finder or incurred any liability for any investment bank, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

      Section 2.25 SEC MATTERS. Neither the Company nor any of its agents has received any compensation, directly or indirectly, from any company, promoter or other person or entity in consideration for the recommendation of any stock. To the knowledge of the Company, no employees or other agents of the Company has owned or traded stocks discussed on Company's web site, or in subscriber e-mails, to the extent that such ownership or trading would be in violation of federal or state securities laws or regulations. The Company is not required to be registered as an investment advisor or a broker-dealer pursuant to any federal or state securities laws or regulations.

      Section 2.26 AFFILIATED TRANSACTIONS. Since January 1, 1997, the Company has not been a party to any transaction (other than employee compensation and other ordinary incidents of employment) with a "Related Party." For purposes of this Agreement, the term "RELATED PARTY" shall mean: any present or former officer or director, 10% shareholder or present affiliate of the Company, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons. No property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Company's respective businesses, is presently owned by or leased or licensed by or to any Related Party. Prior to the Closing, all amounts due and owing to or from the compensation and other incidents of employment shall be paid in full. Except for the ownership of securities representing less than a 2% equity interest in various publicly traded companies, neither the Company nor, to the Company's knowledge, any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Company's respective businesses.

      Section 2.27 ACCOUNTING TREATMENT. The Company has not taken or failed to take any action which would prevent the Merger from being treated as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

      Section 2.28 TAKEOVER STATUTES. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

      Section 2.29 REPRESENTATIONS NOT MISLEADING. No representation or warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Purchaser by the Company under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                             OF PURCHASER AND NEWCO

      Purchaser and Newco hereby make the representations and warranties set forth in this ARTICLE III to the Company.

      Section 3.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement. Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement. Newco is a wholly-owned subsidiary of Purchaser. Each of the Purchaser and Newco have all requisite corporate power and authority to carry on their respective businesses as now being conducted and to own, lease and operate their respective properties and assets as now owned, leased or operated.

      Section 3.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Purchaser consists of 15,000,000 shares of the Purchaser Common Stock, 13,030,116 shares of which are issued and outstanding and 10,000,000 shares of preferred stock, 120,000 shares of which are issued and outstanding. As of the date hereof, the authorized capital stock of Newco consists of 1,000 shares of common stock, 100 shares of which are issued and outstanding. No shares of capital stock are held in treasury of Purchaser and Newco. When issued at the Effective Time, the shares of Purchaser Common Stock issued to the Stockholders shall be validly issued, duly paid and non-assessable.

      Section 3.3 AUTHORITY. The execution and delivery of the Agreement, the performance of the obligations thereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of the Purchaser and Newco, and Purchaser's Board of Directors has approved the increase in the authorized shares of Purchaser Common Stock necessary to consummate the Merger and the amendment to Purchaser's Certificate of Incorporation to effect such increase; provided, however, that such increase is subject to the approval of a majority of shares of Purchaser's capital stock. This Agreement has been duly executed and delivered by Purchaser and Newco, and is a valid, legally binding and enforceable obligation of Purchaser and Newco. There are no proceedings pending or, to the knowledge of Purchaser, threatened, against it, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other Person which seek to prevent or delay the consummation of the transactions contemplated hereby. There are no proceedings pending or, to the knowledge of Newco, threatened, against it, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other Person which seek to prevent or delay the consummation of the transactions contemplated hereby.

      Section 3.4 NO VIOLATION. Except as set forth on SCHEDULE 3.4 and any approvals or filings required by the HSR Act, no prior consent, approval or authorization of, or declaration, filing or registration with any party, domestic or foreign, is necessary in connection with the execution and delivery of this Agreement by Purchaser and Newco, the performance of the obligations hereunder, or the consummation of the transactions contemplated hereby. Except as set forth on SCHEDULE 3.4, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Purchaser, Newco or any of the Purchaser Common Stock or assets of any of them, (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration, with or without the giving of notice or the passage of time) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Purchaser or Newco pursuant to any terms, conditions or provisions of any contract, note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Purchaser is a party or by which any of its assets or properties are subject or bound, (iii) give rise to any lien, charge or other encumbrance on any of the Purchaser Common Stock, or (iv) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Purchaser except, in the case of clause (ii) above, for such conflicts which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby. Except as set forth on SCHEDULE 3.4, there are no proceedings pending or threatened, against Purchaser, Newco, or any of the Purchaser Common Stock, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other Person which may result in liability to the Company or its Affiliates upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth on SCHEDULE 3.4, the corporate existence, business organization, and assets, including but not limited to the licenses, permits, authorizations and contracts, of Purchaser and Newco will not be terminated or impaired by reason of the execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby.

      Section 3.5 SEC FILINGS.

            (a) Since January 1, 1996, Purchaser has filed with the Securities and Exchange Commission (the "SEC") all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

            (b) Purchaser has previously made available or delivered to the Company copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1998, and for each of the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) any actions by written consent in lieu of a stockholders' meeting from January 1, 1998, until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by Purchaser with the SEC since January 1, 1998 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c), including the exhibits filed therewith, collectively referred to as the "PURCHASER SEC REPORTS"). There have been no actions by written consent in lieu of a stockholders' meeting since January 1998.

            (c) As of their respective dates, the Purchaser SEC Reports, and as of the effective date of any registration statement as amended or supplemented filed by Purchaser, did not contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements included in the Purchaser SEC Reports were prepared in accordance with the books of account and other financial records of Purchaser, present fairly the consolidated financial condition and results of operation of Purchaser as of the dates thereof or periods covered thereby, have been prepared in accordance with GAAP applied on a consistent basis with past practices and include all adjustments that are necessary for a fair presentation of the financial condition of Purchaser and its results of operation as of the dates thereof or for periods covered thereby.

      Section 3.6 CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 3.6, no prior consent, approval or authorization of, or declaration, filing or registration with, any Person is required of or by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement.

      Section 3.7 BROKERS; FINANCIAL ADVISORS. Except as set forth on SCHEDULE 3.7, neither Purchaser nor Newco nor any of their officers, directors, or employees, on behalf of Purchaser or Newco or their respective Boards of Directors (or any committee thereof), has employed any investment bank, financial advisor, broker or finder or incurred any liability for any investment bank, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

      Section 3.8 ACCOUNTING TREATMENT. Neither Purchaser nor Newco has taken or failed to take any action which would prevent the Merger from being treated as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

                                   ARTICLE IV
                  OBLIGATIONS OF THE COMPANY PENDING CLOSING

      During the period commencing on the date of this Agreement through the Closing Date, the Company hereby covenants and agrees to comply with the covenants and agreements contained in this ARTICLE IV, to wit:

      Section 4.1 AFFIRMATIVE COVENANTS OF THE COMPANY. For so long as this Agreement is in effect, the Company shall, except as specifically contemplated by this Agreement:

            (a)   operate and conduct its business in the ordinary course;

            (b) use all reasonable efforts to preserve intact its corporate existence, business organization, assets, licenses, permits, authorizations, Governmental Authorizations, Environmental Permits and business opportunities and retain the services of its present officers, employees and agents;

            (c) comply with all contractual obligations applicable to its operations;

            (d) maintain all of is assets in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in SCHEDULE 2.18 or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are consistent with the existing insurance coverages;

            (e) in good faith and in a timely manner (i) cooperate with Purchaser in satisfying the conditions in this Agreement, (ii) obtain as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Purchaser, Newco and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement and continue the business of the Company, (iii) furnish information concerning the Company not previously provided to Purchaser required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be con summated at the earliest possible date;

            (f) comply in all material respects with all Legal Requirements applicable to it and the conduct of its business;

            (g) promptly notify Purchaser upon obtaining knowledge of any additional default, event of default or condition which with the passage of time or giving of notice would constitute an additional default or event of default under any of the Company Loan Documents or Contracts and promptly notify and provide copies to Purchaser of any material written communications concerning such default;

            (h) between the date of this Agreement and Closing, promptly give written notice to Purchaser upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading;

            (i) deliver to Purchaser a list (SCHEDULE 4.1(I)), dated as of the Closing Date, showing: (i) the name of each bank or institution where the Company has accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held, and (iii) the name of each Person authorized to draw thereon or have access thereto;

            (j) promptly notify Purchaser of any material change or inaccuracies in any data previously given or made available to Purchaser pursuant to this Agreement;

            (k) (without making or increasing any commitment which would be binding on the Company) use all reasonable efforts to preserve the goodwill of, and its good relationships with, its suppliers, customers, landlords and others having business relations with it; and

            (l) expeditiously cause the administrator of each of the Company's Benefit Plans to provide Purchaser with all information that Purchaser deems necessary or advisable with respect to such Benefit Plans.

      Section 4.2 NEGATIVE COVENANTS OF THE COMPANY. Except with the prior written consent of Purchaser or as otherwise specifically permitted by this Agreement, the Company will not, from the date of this Agreement to the Closing:

            (a) make any amendment to its Articles of Incorporation or Bylaws, except to authorize an additional 198,029 shares of Series C Preferred Stock (for issuance upon exercise options as described in Section 2.2 of the Disclosure Schedule);

            (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after written notice to Purchaser;

            (c) except as provided in SECTION 5.9 and SECTION 5.10, and except to authorize an additional 198,029 shares of Series C Preferred Stock (for issuance upon exercise of options as described in Section 2.2 of the Disclosure Schedule), make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

            (d) contract to create any obligation or Liability except in the ordinary course of business;

            (e)   increase the amount of the Long Term Debt;

            (f) contract to create any mortgage, pledge, lien, security interest or encumbrance, restriction, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent);

            (g) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its Properties or assets, except in the ordinary course of business;

            (h) sell any real estate owned as of the date of this Agreement or acquired thereafter except for fair market value in the ordinary course of business;

            (i) dispose of or permit to lapse any rights to the use of any Intellectual Property or dispose of or disclose to any Person other than its employees any material trade secret not theretofore a matter of public knowledge;

            (j) except as contemplated in SECTION 5.9 and SECTION 5.10, grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other Person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

            (k) declare, pay or set aside for payment any dividend or other distribution or payment in respect of the capital stock of Company;

            (l) acquire the capital stock or other equity securities or interest of any Person or acquire all or substantially all of the assets of any Person;

            (m) make any capital expenditure or a series of expenditures of a similar nature in excess of $25,000 in the aggregate;

            (n) make any income tax or franchise tax election or settle or compromise any tax liability;

            (o) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any Contract or commitment other than in the ordinary course of business;

            (p) increase the amount of any indebtedness owed by the Company to any stockholder of the Company or Affiliate of any such stockholder, or to the Company from any such stockholder or Affiliate of any such stockholder;

            (q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company;

            (r) make any investments except in the ordinary course of business;

            (s) sell or contract to sell any part of the Company's premises without the approval of the terms and conditions of such sale by Purchaser;

            (t)   change any fiscal year or the length thereof;

            (u) enter into any agreement, understanding or commitment, written or oral, with any other Person which is in any manner inconsistent with the obligations of the Company or the Stockholders under this Agreement or any related written agreement

            (v) change the banking arrangements and signature authorities currently in effect or grant any general or special power of attorney;

            (w) knowingly waive any material right without receiving fair consideration; or

            (x) agree to do any of the things described in clauses (a) through
(w) of this SECTION 4.2.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

      Section 5.1 ACCESS TO, AND INFORMATION CONCERNING, PROPERTIES AND RECORDS. During the pendency of the transactions contemplated hereby, the Company and the Stockholders shall give Purchaser, its legal counsel, accountants and other representatives full access (and shall otherwise fully cooperate, including by making available copies of all of the following which are susceptible to photostatic reproduction), during normal business hours, throughout the period prior to the

Closing, to all of the Company's books, Contracts, Properties, premises, permits, Environmental Permits, licenses, Governmental Authorizations, commitments of any nature (whether oral or written) and records, and shall permit Purchaser and such representatives to make such inspections (including without limitation, with regard to such Properties, physical inspection of the surface and subsurface thereof and any structure thereon) and to have discussions with material suppliers and customers of the Company as Purchaser and such representatives may require and furnish to Purchaser and such representatives during such period all such information concerning the Company and its affairs as they may reasonably request. Purchaser agrees that all discussions and communications with suppliers and customers of the Company will be with the consent and cooperation of the Company.

      Section 5.2 PREPARATION OF PERMIT APPLICATION/INFORMATION STATEMENT.

            (a) As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Purchaser, an Information Statement for the Stockholders to approve this Agreement and the transactions contemplated hereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Purchaser Common Stock to be received by the holders of Company Common Stock in the Merger. The Company and Purchaser shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of the Company and Purchaser agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Purchaser, and Purchaser will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Purchaser shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of the Company that the Stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Purchaser or its affiliates or associates, the form and content of which information shall not have been approved by Purchaser prior to such inclusion.

                  (b) As soon as practicable after the execution of this Agreement, Purchaser shall prepare, with the cooperation of the Company, the permit Application. Purchaser and the Company shall each use reasonable commercial efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Purchaser and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application. The Company will promptly advise Purchaser, and Purchaser will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Purchaser shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Purchaser shall not include in the Permit Application any information with respect to the Company or its affiliates or associates, the form and content of which information shall not have been approved by the Company prior to such inclusion.

      Section 5.3 AFFILIATE LETTERS. At least fifteen (15) days prior to the Closing Date, the Company shall deliver to Purchaser a list of names and addresses of those persons who were or will be, in the Company's reasonable judgment, at the record date for its Stockholders' meeting to approve the Merger, "affiliates" (each such person, a "RULE 145 AFFILIATE") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

      Section 5.4 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Agreement, the Company, Purchaser and Newco agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement.

      Section 5.5 BEST GOOD FAITH EFFORTS. All parties hereto agree that the parties will use their best good faith efforts to promptly secure all necessary third-party or regulatory consents, waivers and approvals, and to do or cause to be done, all things necessary, proper or advisable under applicable law or regulations to consummate and make effective the transactions provided for herein, and to satisfy the other conditions to Closing contained herein.

      Section 5.6 EXCLUSIVITY. The Company acknowledges that the due diligence and other investigations permitted herein will involve the expenditures of substantial time and expense by Purchaser. In consideration thereof, the Company, on its own behalf and on behalf of its Affiliates, agrees that for a period of up to and including the earlier of the date of termination under
SECTION 7.1 or May 31, 1999, it will not make or encourage any offer or obtain any offer or otherwise provide any assistance in aid of any offer for the sale, lease or transfer of all or any part of the business of the Company or of the stock or assets of the business of the Company, to any Person other than Purchaser. Immediately upon receipt of any unsolicited offer, the Company will communicate to Purchaser the terms of any proposal or request for information and the identity of the parties involved.

      Section 5.7 PUBLIC ANNOUNCEMENT. The timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and Purchaser.

      Section 5.8 CONFIDENTIALITY. Without the express written consent of all of the parties hereto, each of the parties hereto agrees to maintain in confidence and not disclose to any other Person the terms of the transactions contemplated herein or the information delivered in connection with the proposed due diligence investigation, other than disclosures required to obtain the approvals for the transactions contemplated hereby, disclosures to those professionals and advisors who have a need to know, disclosures of information already available to the public or any other disclosures required by applicable law. In the event that Purchaser, the Company or the Stockholders are at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or other similar process) to disclose any information supplied to it in connection with this transaction, such party agrees to provide the other parties hereto prompt notice of such request so that an appropriate protective order may be sought and/or such other party may waive the first party's compliance with the terms of this SECTION 5.8.

      Section 5.9 EXERCISE OF WARRANTS. Prior to the Effective Time, the Company shall use its best efforts to cause the exercise of all outstanding Company Warrants by the holders thereof to purchase shares of Company Common Stock and Company Preferred Stock. Notwithstanding anything herein to the contrary, the Company will not take any action with respect to Company Warrants if the parties determine that such action would jeopardize the accounting treatment of the merger as a "pooling of interests."

      Section 5.10 CONVERSION OF PREFERRED STOCK. Prior to the Effective Time, the holders of Company Preferred Stock (all of which are Stockholders) shall convert all outstanding shares of Company Preferred Stock into shares of Company Common Stock pursuant to the terms of the Company's Certificate of Incorporation, as amended. Notwithstanding anything herein to the contrary, the holders of Company Preferred Stock will not take any action with respect to conversion if the parties determine that such action would jeopardize the accounting treatment of the merger as a "pooling of interests."

      Section 5.11 POOLING ACCOUNTING. Purchaser and the Company shall each use their best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Purchaser and the Company shall use their best efforts to cause their respective Affiliates not to take any action that would adversely affect the ability of Purchaser to account for the business combination to be effected by the Merger as a pooling of interests. Neither Purchaser nor the Company shall take any action, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of the capital stock of the Company, which reasonably would be expected to (i) interfere with Purchaser's ability to account for the Merger as a pooling of interests or (ii) jeopardize the tax-free nature of the reorganization hereunder.

      Section 5.12 368(A) REORGANIZATION. Purchaser and the Company shall each use their best efforts to cause the business combination to be effected by the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Tax Code. From and after the date of this Agreement and after the Effective Time, each party shall use its best efforts to cause the Merger to qualify and shall not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Tax Code.

      Section 5.13 BLUE SKY LAWS. Purchaser shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Purchaser Common Stock pursuant hereto. The Company shall use its best efforts to assist Purchaser as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Purchaser Common Stock hereto.

      Section 5.14 INDEMNIFICATION OF OFFICERS AND DIRECTORS. Purchaser agrees that the indemnification obligations set forth in the Company's Articles of Incorporation and the Company's Bylaws shall survive the Merger (and, prior to the Effective Time, Purchaser shall cause the Certificate of Incorporation and Bylaws of Newco to reflect as nearly as possible such provisions) and shall not be amended, repealed or otherwise modified for a period of two years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who, on or prior to the Effective Time, were directors, officers, employees or agents of the Company.

      Section 5.15 EMPLOYEE BENEFITS. After the Closing Date and for a period ending no earlier than December 31, 1999, Purchaser shall take all such actions as are necessary and appropriate to maintain for the employees of Surviving Company the vacation, sick leave, sabbatical and bonus policies provided by the Company immediately preceding the Closing Date, and shall thereafter exercise commercially reasonable efforts to reconcile such policies with the policies of Purchaser.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

      Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE. The respective obligations of each party to close the transactions contemplated hereby are subject to the satisfaction or waiver of the following conditions prior to the
Closing:

            (a) The receipt of any applicable regulatory approvals and the expiration of any applicable waiting period (including without limitation any waiting period required by the HSR Act) with respect thereto; and

            (b) The Closing will not violate any injunction, order or decree of any court or Governmental Authority having competent jurisdiction.

      Section 6.2 CONDITIONS TO THE OBLIGATIONS OF PURCHASER TO CLOSE. The obligations of Purchaser to close the transactions contemplated hereby are subject to the satisfaction or waiver of the following conditions prior to the
Closing:

            (a) All representations and warranties of the Company shall be true and correct in all material respects as of the date hereof, and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

            (b) The Company shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to the Closing Date;

            (c) All corporate and other actions necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein shall have been duly and validly taken.

            (d) There shall not have occurred any Material Adverse Effect with respect to the Company;

            (e) No more than two percent (2%) of the shares of Company Common Stock outstanding as of the Effective Time shall be Dissenting Shares;

            (f) Purchaser shall have received certificates dated the Closing executed by the President and the Secretary of the Company, certifying in such reasonable detail as Purchaser may reasonably request, to the effect described in SECTIONS 6.2(A), (B), (C), (D) AND (E);

            (g) All outstanding shares of Company Preferred Stock shall have been converted to shares of Company Common Stock, and an officer of Company shall deliver a certificate to Purchaser to that effect;

            (h) All outstanding Company Warrants shall have been exercised, and an officer of Company shall deliver a certificate to Purchaser to that effect;

            (i) The Company shall have delivered to Purchaser a schedule of all outstanding and unexercised Company Options as of the Effective Time, setting forth the material terms thereof, and the Company shall have delivered to Purchaser the consents of holders of unexercised Company Options and/or Company Warrants as required pursuant to SECTION 1.11 hereof;

            (j) The Company shall have executed and delivered to Purchaser proper instruments for the transfer of the capital stock of Company in form and substance satisfactory to counsel for Purchaser in accordance with the terms of this Agreement;

            (k) The principal amount of any Long Term Debt as of the Effective Time shall not exceed $2,073,000, and an officer of Company shall deliver a certificate to Purchaser to that effect;

            (l) Purchaser shall have completed in its sole discretion the results of its due diligence investigation of the Company, including but not limited to any tax or accounting matters, within 7 days after the announcement to the general public of the Merger contemplated hereby;

            (m) The Company shall have furnished Purchaser with reasonably sufficient evidence of consents as shall be required to enable Purchaser to continue to enjoy the benefit of any Governmental Authorization, lease, license, permit, Environmental Permit, Contract or other agreement or instrument to or of which the Company is a party or a beneficiary;

            (n) The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to Purchaser and its counsel;

            (o) On or before the Closing, the Company shall have collected any outstanding balances with respect to loans or other receivables from officers of the Company;

            (p) Purchaser's Certificate of Incorporation shall have been amended to increase the number of authorized shares of Purchaser Common Stock to 30,000,000 shares, and such amendment shall have been filed with the office of the Secretary of State of Delaware;

            (q) Laird Foshay shall have entered into an employment agreement with Purchaser or an Affiliate thereof, in substantially the form attached hereto as EXHIBIT C;

            (r) The Company shall deliver or cause to be delivered to Purchaser, prior to the Effective Time, from (i) each Stockholder not considered to be a Rule 145 Affiliate, a Stockholder's Letter in substantially the form attached hereto as EXHIBIT D-1, and (ii) each Stockholder considered to be a Rule 145 Affiliate, an Affiliate Letter in substantially the form attached hereto as EXHIBIT D-2;

            (s) The Company, Purchaser and a third-party escrow agent shall have entered into the General Liability Escrow Agreement and the Specific Liability Escrow Agreement;

            (t) Purchaser shall have received the opinions of counsel to the Company substantially in the form of EXHIBIT E attached hereto;

            (u) Purchaser shall have received from Locke Liddell & Sapp LLP a written opinion, dated as of the Closing Date, for the benefit of Purchaser to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Tax Code, (ii) Purchaser, Newco and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Tax Code, (iii) Purchaser, Newco or the Company shall not recognize any gain or loss as a result of the Merger, and (iv) the Stockholders shall not recognize any gain or loss as a result of the Merger, other than gain to the extent the Stockholders receive cash in lieu of fractional shares, and such opinion shall not have been withdrawn or modified in any material respect. In rendering its opinion, Locke Liddell & Sapp LLP may require and rely upon representations contained in letters from Purchaser, Company and others;

            (v) Purchaser shall have received a letter from Hein + Associates, L.L.P., certified public accountants for Purchaser, dated as of the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser, to the effect that no conditions exist related to Purchaser that would preclude Purchaser's accounting for the Merger as a pooling-of-interests if consummated in accordance with this Agreement; and

            (w) Purchaser shall have received a letter from a nationally recognized accounting firm (the cost of which shall be paid by Purchaser), dated as of the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser, to the effect that the transactions contemplated hereby will qualify for a pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

      Section 6.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO CLOSE. The obligations of the Company to close the transactions contemplated herein are subject to the satisfaction or waiver of the following conditions prior to the
Closing:

            (a) All representations and warranties of Purchaser and Newco contained herein shall be true and correct in all material respects as of the date hereof, and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

            (b) Purchaser and Newco shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by each prior to the Closing Date;

            (c) There shall not have occurred any Material Adverse Effect with respect to Purchaser or Newco;

            (d) The Company shall have received certificates dated the Closing, executed by an appropriate officer of Purchaser and Newco certifying, in such detail as the Company may reasonably request, to the effect described in SECTIONS 6.3(A) AND (B);

            (e) The Company, Purchaser and a third-party escrow agent shall have entered into the General Liability Escrow Agreement and the Specific Liability Escrow Agreement;

            (f) The Company shall have received the opinions of counsel to Purchaser substantially in the form of EXHIBIT F attached hereto;

            (g) The Company shall have received from Gray, Cary, Ware & Freidenrich, L.L.P., a written opinion, dated as of the Closing Date, for the benefit of the Company to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Tax Code, (ii) Purchaser, Newco and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Tax Code, (iii) Purchaser, Newco or the Company shall not recognize any gain or loss as a result of the Merger, and (iv) the Stockholders shall not recognize any gain or loss as a result of the Merger, other than gain to the extent the Stockholders receive cash in lieu of fractional shares, and such opinion shall not have been withdrawn or modified in any material respect. In rendering its opinion, Gray, Cary, Ware & Freidenrich, L.L.P. may require and rely upon representations contained in letters from Purchaser, Company and others;

            (h) The Company shall have received a letter from PricewaterhouseCoopers LLP, certified public accountants for the Company, dated as of the Closing Date and addressed to the Company, in form and substance reasonably satisfactory to the Company, to the effect that no conditions exist related to the Company that would preclude Purchaser's accounting for the Merger as a pooling-of-interests if consummated in accordance with this Agreement; and

            (i) Purchaser shall have paid in full the indebtedness of the Company, including principal and interest, under the following agreements: (i) Note Purchase Agreement by and between the Company and Mohr Davidow Ventures III dated as of September 26, 1997; (ii) Note Purchase Agreement by and between the Company and Softven No. 2 Investment Enterprise Partnership dated as of December 18, 1997; (iii) Note Purchase Agreement by and between the Company and Laird Foshay dated as of September 9, 1998; and (iv) Promissory Note by and between the Company and Laird Foshay dated as of January 18, 1995.

                                   ARTICLE VII
                         TERMINATION; AMENDMENT; WAIVER

      Section 7.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

            (a) By mutual written consent duly authorized by the board of directors of Purchaser and the board of directors of the Company;

            (b) By Purchaser if there has been a material breach of a representation, warranty, covenant or agreement contained in this Agreement on the part of the Company, and as a result of such breach the conditions precedent set forth in SECTION 6.1 or SECTION 6.2, as the case may be, would not then be satisfied; PROVIDED, HOWEVER, that if such breach is curable by the Company within 15 days of notice of breach by Purchaser through the exercise of the Company's reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts, Purchaser may not terminate this Agreement under this SECTION 7.1(B) unless the breach is not cured in full within such 15 days;

            (c) By the Company (i) if the Average Stock Price, calculated pursuant to SECTION 1.7 hereof, is less than $10 per share, or (ii) if there has been a material breach of a representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser or Newco, and as a result of such breach the conditions precedent set forth in SECTION 6.1 or SECTION 6.3, as the case may be, would not then be satisfied; PROVIDED, HOWEVER, that if such breach is curable by Purchaser or Newco within 15 days of notice of breach by the Company through the exercise Purchaser's or Newco's reasonable best efforts, then for so long as Purchaser and/or Newco continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this SECTION 7.1(C) unless the breach is not cured in full within such 15 days;

            (d) By Purchaser or the Company if the Closing Date shall not have occurred on or before May 31, 1999 or such later date agreed to in writing by Purchaser and the Company; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 7.1(D) shall not be available to any party whose willful failure to fulfill any obligations hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and

            (e) By Purchaser or the Company if any court of competent jurisdiction in the United States of America or other (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions herein contemplated and such order, decree, ruling or other action shall have been final and nonappealable.

      Section 7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to SECTION 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of SECTION 1.10, SECTION 5.8 and this SECTION 7.2, which provisions shall remain in full force and effect. Nothing contained in this SECTION 7.2 shall relieve any party from liability for any breach of this Agreement.

      Section 7.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

      Section 7.4 EXTENSION; WAIVER. At any time prior to the Closing Date, either party may (i) extend the time for the performance of any of the obligations or other acts of the non-waiving party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the non-waiving party, or
(iii) waive compliance with any of the agreements or conditions contained herein by the non-waiving party. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      Section 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree that except as provided in the sentence immediately next following this sentence, all of their respective representations and warranties contained in this Agreement shall survive for a period equal to the earlier of (i) one (1) year after the Closing Date, or (ii) the completion of the audit of Purchasers' consolidated financial statements for the fiscal year ending on December 31, 1999 (the "SURVIVAL PERIOD"). Notwithstanding the foregoing, the Stockholders' liability with respect to the Specific Liability shall continue until the occurrence of a Resolution Event.

                                   ARTICLE IX
                                 INDEMNIFICATION

      Section 9.1 INDEMNIFICATION BY THE COMPANY AND THE STOCKHOLDERS. The Company and the Stockholders unconditionally, absolutely and irrevocably agree to and shall defend, indemnify and hold harmless Purchaser, and each of Purchaser's subsidiaries, stockholders, Affiliates, officers, directors, employees, counsel, agents, successors, assigns, heirs and legal and personal representatives (Purchaser and all such other Persons are collectively referred to as the "PURCHASER'S INDEMNIFIED PERSONS") from and against, and shall reimburse the Purchaser's Indemnified Persons for, each and every Loss (as defined in SECTION 10.13), paid, imposed on or incurred by the Purchaser's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party of any inaccuracy in any representation or warranty of the Company under this Agreement, or the Schedules hereto or any agreement or certificate delivered or to be delivered by the Company pursuant hereto in any respect (except for representations or covenants made by individual Stockholders in the Stockholders' Letters or Affiliates Letters, as applicable, which shall be governed by the indemnification provisions set forth therein), in each case without regard to any applicable materiality thresholds, whether or not the Purchaser's Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Company or the Stockholders under this Agreement or any agreement delivered pursuant hereto. With respect to matters not involving Proceedings commenced or threatened by third parties, within five days after notification to the Stockholders' Representative from the Purchaser's Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Purchaser's Indemnified Persons to indemnity hereunder (including, but not limited to, references to the provisions hereof upon which the Purchaser's Indemnified Person is relying in making such claim), the Stockholders' Representative, at no cost or expense to the Purchaser's Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Purchaser's Indemnified Persons and shall diligently and timely prosecute such resolution to completion. If litigation or any other Proceeding is commenced or threatened, the provisions of SECTION 9.3 shall control.

      Section 9.2 INDEMNIFICATION BY PURCHASER. Purchaser unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless the Company and its directors, officers, employees, counsel, agents and contractors, the Stockholders, and Company's and the Stockholders' respective successors, assigns, heirs and legal and personal representatives (the Company, the Stockholders and such other Persons are collectively referred to as the "COMPANY'S INDEMNIFIED PERSONS") from and against, and shall reimburse the Company's Indemnified Persons for, each and every Loss paid, imposed on or incurred by the Company's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party of, any inaccuracy in any representation or warranty of Purchaser under this Agreement or any agreement, certificate or other document delivered or to be delivered by Purchaser pursuant hereto in any respect, whether or not the Company's Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser under this Agreement or any agreement or document delivered pursuant hereto.

      Section 9.3 NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. If any Proceeding shall be brought or asserted under this Article against an indemnified party or any successor thereto (the "INDEMNIFIED PERSON") in respect of which indemnity may be sought under this Article from an indemnifying Person or any successor thereto (the "INDEMNIFYING PERSON"), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person's obligations and liability under and pursuant to the indemnifications set forth in this Article. In addition, actual or threatened action by a Governmental Authority or other entity is not a condition or prerequisite to the Indemnifying Person's obligations under this Article. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate, as evidenced by the written opinion of outside counsel to the Indemnified Person. The Indemnified Person's right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this Article. In the event that the Indemnifying Person, within 15 days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, which consent shall not be unreasonably withheld, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding; PROVIDED, HOWEVER, that the Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding.

      Section 9.4 LIMITATIONS.

            (a) An Indemnifying Person shall have no liability under this Article unless notice of a claim for indemnity (a "NOTICE"), shall have been given within the Survival Period. Notwithstanding the foregoing, the Stockholders' liability with respect to the Specific Liability shall continue until the occurrence of a Resolution Event.

            (b) No Purchaser's Indemnified Person shall be entitled to indemnification from the Company and/or the Stockholders pursuant to SECTION 9.1 hereof (other than claims with respect to the Specific Liability, which shall be governed by subsection (e) below) unless and until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid by the Company and/or the Stockholders hereunder exceeds $150,000 (the "LOSS THRESHOLD"), after which the Purchaser's Indemnified Persons shall be entitled to recover for all Losses for which indemnification is required to be paid hereunder, including amounts used in satisfying the Loss Threshold. Notwithstanding anything herein to the contrary, with the exception of claims based on fraud or knowing or intentional misrepresentation or claims with respect to the Specific Liability, in no event shall the aggregate liability of the Stockholders hereunder exceed the value of the General Liability Escrow Shares, and the liability of any individual Stockholder under this Article IX shall not exceed the Stockholder's pro rata share of the number of shares of Purchaser Common Stock deposited into the escrow account pursuant to the General Liability Escrow Agreement. The General Liability Escrow Shares shall be the sole and exclusive remedy for any claims, demands, actions or causes of action (except for claims based on fraud or intentional misrepresentation or claims with respect to the Specific Liability) by any of the Purchasers' Indemnified Persons hereunder. Except for claims based on fraud or intentional misrepresentation or claims with respect to the Specific Liability, the Stockholders shall have no further obligations under Article IX of this Agreement at the earlier of the time when all of the General Liability Escrow Shares have been distributed or are required to be distributed pursuant to this Agreement and the General Liability Escrow Agreement. Notwithstanding anything herein to the contrary, there shall be no limitation on the indemnification liability of individual Stockholders for breaches of representations or covenants made in their respective Stockholder Letters or Affiliate Letters, as applicable.

            (c) The Stockholders' liability with respect to the Specific Liability shall not be subject to the Loss Threshold. Notwithstanding anything herein to the contrary, in no event shall the aggregate liability of the Stockholders with respect to the Specific Liability exceed the value of the Specific Liability Escrow Shares, and the liability of any individual Stockholder for the Specific Liability shall not exceed the Stockholder's pro rata share of the number of shares of Purchaser

Common Stock deposited into the escrow account pursuant to the Specific Liability Escrow Agreement. The Specific Liability Escrow Shares shall be the sole and exclusive remedy for any claims, demands, actions or causes of action by any of the Purchasers' Indemnified Persons with respect to the Specific Liability. The Stockholders shall have no further obligations with respect to the Specific Liability upon the occurrence of a Resolution Event.

            (d) No Company's Indemnified Person shall be entitled to indemnification from Purchaser and/or Newco pursuant to SECTION 9.2 hereof unless and until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid by Purchaser and/or Newco hereunder exceeds the Loss Threshold, after which the Company's Indemnified Persons shall be entitled to recover for all Losses for which indemnification is required to be paid hereunder, including amounts used in satisfying the Loss Threshold. Notwithstanding anything herein to the contrary, with the exception of claims based on fraud or knowing or intentional misrepresentation, in no event shall the aggregate liability of Purchaser and Newco hereunder exceed $4,000,000 ("LOSS CEILING"), and neither Purchaser nor Newco shall have any further obligations under Article IX of this Agreement at the earlier of the time when Purchaser has paid and/or is obligated to pay indemnification hereunder in amounts equal in the aggregate to the Loss Ceiling.

            (e) In calculating the amount of any Loss for which any Indemnifying Person is liable under this Article IX, there shall be taken into consideration the amount of any insurance recoveries, net of any amounts which are in effect self-insured, whether through deductibles, co- payments, retention amounts, retroactive premium adjustments or other similar adjustments, the Indemnified Person in fact receives as a direct consequence of the circumstances to which the Loss related or from which the Loss resulted or arose.

            (f) In addition to the rights and remedies of the parties specifically provided for by this Article, each party hereto shall have such other equitable remedies as shall be available under applicable law or in equity for the other party's breach of the representations and warranties contained herein, or the failure to perform any of its covenants, agreements or obligations under or contained in this Agreement or in any document furnished or delivered pursuant hereto; PROVIDED, HOWEVER, that with respect to any remedy providing for the recovery of monetary damages, any such recovery shall be subject to the limitations contained in this Article, except for claims based on fraud or knowing or intentional misrepresentation.

      Section 9.5 INCONSISTENT PROVISIONS. The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement.

      Section 9.6 ARBITRATION. Any dispute arising out of, relating to, or in any way touching upon this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes. With respect to an arbitral proceeding, the parties agree as follows:

            (a) The arbitration shall be conducted by three independent and impartial arbitrators, none of whom shall be a director, officer or employee of either party hereto or its affiliates. Purchaser, on the one hand, and the Company, on the other hand, shall each choose one arbitrator. The two chosen arbitrators shall choose the third arbitrator. The act or decision of a majority of the arbitrators shall constitute the act or decision of the arbitral tribunal.

            (b) The parties acknowledge that this Agreement affects interstate commerce; thus, the arbitration shall be governed by the American Arbitration Association, and any judgment upon the award decided upon by the arbitrators may be entered by any court having jurisdiction thereof.

            (c) Any arbitration conducted pursuant to this Section shall be held at a location chosen by the non-complaining party.

            (d) The costs and expenses of the arbitration shall be allocated equally between the parties; PROVIDED, HOWEVER, that each party's own attorneys' fees shall be borne by the party incurring same.

            (e) It shall not be inconsistent with this Section for any party to seek from any court of competent jurisdiction interim relief in aid of arbitration or to protect the rights of either party pending the establishment of the arbitral tribunal

            (f) Nothing in this Article or the fact that arbitration has or may be commenced shall impair the exercise of any termination rights under this Agreement.

                                    ARTICLE X
                                  MISCELLANEOUS

      Section 10.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

      Section 10.2 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

      Section 10.3 FURTHER ASSURANCES. From time to time as and when reasonably requested by Purchaser, or its successors or assigns, the Company and the Stockholders shall execute and deliver and shall cause the Company and the officers and directors of the Company to execute and deliver such further agreements, documents, deeds, certificates and other instruments of conveyance and transfer and to take or cause to be taken such other actions as Purchaser may reasonably require and as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

      Section 10.4 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled pursuant to the terms hereof or otherwise, at law or in equity.

      Section 10.5 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in any jurisdiction, that provision shall be ineffective to the extent of such illegality, invalidity or unenforceability in that jurisdiction and such holding shall not, consistent with applicable law, invalidate or render unenforceable such provision in any other jurisdiction, and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and shall remain in full force and effect in all jurisdictions.

      Section 10.6 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

      if to Purchaser:

            Telescan, Inc.
            Attention: Corporate Secretary
            5959 Corporate Drive
            Suite 2000
            Houston, Texas 77036

      with required copy to:

            Mr. David F. Taylor
            Locke Liddell & Sapp LLP
            3500 Chase Tower
            600 Travis
            Houston, Texas 77002
            Fax: (713) 223-3717
      if to the Company or the Stockholders:

            INVESTools, Inc.
            Attn: Laird Foshay
            3698 Haven Avenue, Suite A
            Redwood City, California 94063
            Fax: (650) 482-3061

      with required copy to:

            Mr. Jim Koshland
            Gray, Cary, Ware & Freidenrich LLP
            400 Hamilton Avenue
            Palo Alto, California 94301-1825
            Fax: (650) 327-3699

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

      Section 10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      Section 10.8 GENDER; "INCLUDING" IS NOT LIMITING; DESCRIPTIVE HEADINGS. The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and the singular number includes the plural, each where appropriate, and vice versa. Wherever the term "including" or a similar term is used in this Agreement, it shall be read as if it were written "including by way of example only and without in any way limiting the generality of the clause or concept referred to." The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      Section 10.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 10.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      Section 10.11 INCORPORATION BY REFERENCE. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

      Section 10.12 JURISDICTION AND VENUE. Any process against Purchaser, the Company or the Stockholder in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in SECTION 10.7 with the same effect as though served on it or him personally.

      Section 10.13     CERTAIN DEFINITIONS.

            (a) "ADJUSTED AGGREGATE MERGER CONSIDERATION" means the aggregate number of shares of Company Common Stock outstanding as of the Effective Time (assuming the exercise of all Company Options and Company Warrants and the conversion of all Company Preferred Stock) less 150,000 shares to represent the Specific Liability, multiplied by the Exchange Ratio, as adjusted pursuant to
SECTION 1.7(B) of the Agreement.

            (b) "AFFILIATE" as used in this Agreement means, with respect to any Person, (i) any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question, (ii) any officer, director or stockholder of such Person in question, or member of the extended family of such officer, director or stockholder and (iii) any Person that, directly or indirectly, controls, is controlled by, or is under common control with, any officer, director or stockholder of such Person in question or member of the extended family of such officer, director or stockholder. For the purposes of the definition of Affiliate, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise

            (c) "BUSINESS FACILITY" includes any property (whether real or personal) which the Company currently leases, operates, or owns or manages in any manner or which the Company or any of its organizational predecessors formerly leased, operated, owned or managed in any manner.

            (d) "ENVIRONMENTAL CLAIM" means any Proceeding; claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys' fees, diminution in value, expert's fees; damage; punitive damage; fine, penalty, expense, Liability, criminal liability, judgment; governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Requirement of Environmental Law; proceeding; lien; personal injury or death of any Person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover Losses related to, or seeks to impose liability regarding the Company or operations conducted by any of them for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials ["NORM"]); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of Persons or property to Materials of Environmental Concern and the effects thereof; (viii) the release, threatened release, generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, disposal or Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the health or safety of any Person or Persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern on any property (whether real or personal); (xi) the implementation of spill prevention and/or disaster plans relating to Materials of Environmental Concern;
(xii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to governmental authorities under any Environmental Law. The term, "Environmental Claim" also includes, without limitation, any Losses incurred in testing for the need for Remediation or for breach or violation of any Requirements of Environmental Laws; monitoring or responding to efforts to require Remediation and any claim based upon any asserted or actual breach or violation of any Requirements of Environmental Law.

            (e) "ENVIRONMENTAL LAWS" means the laws described on EXHIBIT G attached hereto and incorporated herein for all purposes and any and all other laws, rules, regulations, ordinances, orders or guidance documents now or hereafter in effect of any applicable Governmental Authority, board or authority or any judicial or administrative decision relating thereto that relate in any manner to health, the environment, or a community's right to know.

            (f) "GOVERNMENTAL AUTHORITY" means any foreign governmental authority, the United States of America, any State of the United States of America, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

            (g) "GOVERNMENTAL AUTHORIZATION" means any permit, Environmental Permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement

            (h) "LEGAL REQUIREMENT" means any law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any, Governmental Authorization issued by, any Governmental Authority.

            (i) "LIABILITY" means any debt, obligation or liability of any nature (including any unknown, undisclosed, unliquidated or contingent liability), regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

            (j) "LONG TERM DEBT" shall mean the long term debt of Company, including the current portion thereof, and to the extent not included therein, any amount then outstanding pursuant to bank notes, revolving credit agreements and any bank overdraft positions.

            (k) "LOSS" means any loss, damage, injury, diminution in value, liability, claim, demand, Proceeding, judgment, punitive damage, fine, penalty, tax, cost or expense (including reasonable costs of investigation and the fees, disbursements and expenses of attorneys, accountants and other professionals incurred in proceedings, investigations or disputes involving third parties, including governmental agencies), as well as with respect to compliance with the Requirements of Environmental Law, expenses of Remediation, and response, monitoring or record keeping costs.

            (l) "MATERIAL ADVERSE EFFECT" shall mean any material adverse change in the financial condition, assets, Liabilities (absolute, accrued, contingent or otherwise), reserves, business, prospects or results of operations.

            (m) "MATERIALS OF ENVIRONMENTAL CONCERN" means: (i) those substances included within the statutory and/or regulatory definitions of "hazardous substance," "hazardous waste," "extremely hazardous substance," "regulated substance," "hazardous materials," or "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is or contains:
(A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including NORM), or (D) solid wastes that post imminent and substantial endangerment to health or the environment; and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

            (n) "PERSON" means any individual, entity or Governmental Authority.

            (o) "PROPERTY" or "PROPERTIES" includes any property (whether real or personal) which the Company currently or in the past has leased, operated or owned or managed in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof and property now held as security for a loan or other indebtedness by the Company

            (p) "REMEDIATION" means any action necessary to: (i) comply with and ensure compliance with the Requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility or of any public domain affected by the business of the Company.

            (q) "REQUIREMENT(S) OF ENVIRONMENTAL LAW(S)" means all requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to the Company or the assets and/or the business of the Company.

            (r) "STOCKHOLDERS" means all of the holders of the issued and outstanding shares of Company Common Stock.

            (s) "TAX RETURN" means any return (including any information return), report, statement, declaration, schedule, notice, notification, form, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any tax, including any schedule or attachments thereto and also including any amendment thereof, or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any tax.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.



                                 Telescan, Inc.

                                 By: /s/ DAVID L. BROWN
                                         David L. Brown, Chairman and CEO


                                 T Acquisition Corp.

                                 By: /s/ ROGER C. WADSWORTH
                                         Roger C. Wadsworth, President and CEO

                                 INVESTools, Inc.

                                 By: /s/ LAIRD FOSHAY
                                         Laird Foshay, President

                                  EXHIBIT C
                    FINANCIAL STATEMENTS OF TELESCAN, INC.

                         INDEPENDENT AUDITOR'S REPORT



BOARD OF DIRECTORS AND STOCKHOLDERS
TELESCAN, INC.
HOUSTON, TEXAS

We have audited the accompanying consolidated balance sheets of Telescan, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telescan, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



HEIN + ASSOCIATES LLP
Houston, Texas
February 5, 1999

                         TELESCAN, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share amounts)

                                                                 DECEMBER 31,
                                                             --------------------
                                                               1998        1997
                                                             --------   ---------
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents ............................   $    627    $  1,105
    Accounts receivable, net of allowance of
      $351 and $107, respectively ........................      2,645       1,956
    Receivable from affiliates ...........................        643         155
    Prepaid expenses .....................................        370         463
    Inventory ............................................         53          81
    Other current assets .................................        235         228
                                                             --------    --------
        TOTAL CURRENT ASSETS .............................      4,573       3,988

Property and equipment, net of accumulated depreciation of
    $4,196 and $3,271, respectively ......................      1,698       2,182
Software development costs, net ..........................      5,331       5,482
Software technology rights, net ..........................        196         176
Capitalized data costs, net ..............................        150         422
Other assets .............................................         60         227
                                                             --------    --------
    TOTAL ASSETS .........................................   $ 12,008    $ 12,477
                                                             ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable .....................................   $  2,237    $  2,124
    Accrued liabilities ..................................      1,074         462
    Accrual for phaseout of discontinued operations ......       --            19
    Current portion of long-term debt and
      capital lease obligations ..........................        500         449
    Amounts due to stockholders and affiliates ...........         36         190
                                                             --------    --------
        TOTAL CURRENT LIABILITIES ........................      3,847       3,244

Long-term debt ...........................................         16         152
Capital lease obligations ................................        327         323

Minority interest in subsidiary ..........................       --             9

Commitments and contingencies (Note 6 and 13) ............       --          --

STOCKHOLDERS' EQUITY:
    Preferred stock, $.01 par value; 10,000,000
        shares authorized; 5% cumulative convertible
        preferred stock - 120,000 shares issued and
        outstanding at December 31, 1998 .................          1        --
    Common stock, $.01 par value; 15,000,000
        shares authorized; 11,089,792 and 10,924,382
        shares issued and outstanding in 1998
        and 1997, respectively ...........................        111         109
    Additional paid-in capital ...........................     21,492      17,972

    Accumulated deficit ..................................    (13,786)     (9,332)
                                                             --------    --------

        TOTAL STOCKHOLDERS' EQUITY .......................      7,818       8,749
                                                             --------    --------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .......   $ 12,008    $ 12,477
                                                             ========    ========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      TELESCAN, INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share amounts)

                                                                        YEARS ENDED DECEMBER 31,
                                                                   --------------------------------
                                                                     1998        1997        1996
                                                                   --------    --------    --------
Revenue:
    Service ....................................................   $ 13,677    $ 13,296    $ 11,073
    Products ...................................................        713       1,507       1,948
    Contract revenue earned from affiliates ....................      1,152       1,322         735
                                                                   --------    --------    --------
        Total Revenue ..........................................     15,542      16,125      13,756

Costs and Expenses:
    Cost of service ............................................      8,799       8,071       7,365
    Cost of products ...........................................        353         685       1,184
    Marketing expenses .........................................      2,889       2,487       3,166
    General and administrative expenses ........................      6,351       4,971       5,237
    Loss on writedown of impaired assets .......................      1,530        --          --
    Interest expense, net ......................................         97         105          83
                                                                   --------    --------    --------
        Total Costs and Expenses ...............................     20,019      16,319      17,035

Loss before minority interest in loss of subsidiary ............     (4,477)       (194)     (3,279)

Minority interest in loss of subsidiary ........................        142         409         345
                                                                   --------    --------    --------

Income (loss) from continuing operations .......................     (4,335)        215      (2,934)

Income (loss) from discontinued operations .....................         19         (19)       --
                                                                   --------    --------    --------

Net income (loss) ..............................................     (4,316)        196      (2,934)

Preferred stock dividends ......................................         94        --          --
Incremental yield dividend .....................................         44        --          --
                                                                   --------    --------    --------

Income (loss) available for common stockholders ................   $ (4,454)   $    196    $ (2,934)
                                                                   ========    ========    ========


Income (loss) per share (Note 12):

    Income (loss) from continuing operations per common share:
        Basic ..................................................   $  (0.41)   $   0.02    $  (0.28)
        Diluted ................................................   $  (0.41)   $   0.02    $  (0.28)

    Income (loss) from discontinued operations per common share:
        Basic ..................................................   $   --      $   --      $   --
        Diluted ................................................   $   --      $   --      $   --

    Income (loss) available to common stockholders:
        Basic ..................................................   $  (0.40)   $   0.02    $  (0.28)
        Diluted ................................................   $  (0.40)   $   0.02    $  (0.28)

Weighted average shares - basic ................................     11,039      10,766      10,615
Dilutive effect of options .....................................       --           173        --
                                                                   --------    --------    --------
Weighted average shares - diluted ..............................     11,039      10,939      10,615


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          TELESCAN, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (in thousands)



                                                           5% CONVERTIBLE
                                    COMMON STOCK           PREFERRED STOCK       ADDITIONAL                     TOTAL
                              ----------------------    ----------------------    PAID-IN      ACCUMULATED  STOCKHOLDERS'
                                SHARES       AMOUNT       SHARES      AMOUNT      CAPITAL       DEFICIT        EQUITY
                              --------     --------      --------   ----------  ------------  ------------  -------------
BALANCE JANUARY 1, 1996 .       10,242     $    102         --       $   --       $ 14,457     $ (6,594)     $  7,965

Issuances of stock under
  stock option  plan ....           75            1         --           --            152         --             153
Other issuances .........          416            4         --           --          2,776         --           2,780

Net loss ................         --           --           --           --           --         (2,934)       (2,934)
                              --------     --------     --------     --------     --------     --------      --------

BALANCE DECEMBER 31, 1996       10,733          107         --           --         17,385       (9,528)        7,964

Issuances of stock under
  stock option plan .....          166            2         --           --            478         --             480
Other issuances .........           25         --           --           --            100         --             100
Other ...................         --           --           --           --              9         --               9
Net income ..............         --           --           --           --           --            196           196
                              --------     --------     --------     --------     --------     --------      --------

BALANCE DECEMBER 31, 1997       10,924          109         --           --         17,972       (9,332)        8,749

Issuances of stock under
  stock option plan .....          166            2         --           --            458         --             460
Issuance of  convertible
    preferred stock .....         --           --            120            1        2,999         --           3,000
Incremental yield on
  preferred stock .......         --           --           --           --             44          (44)         --

Other ...................         --           --           --           --             19         --              19

5% convertible preferred
    stock dividends .....         --           --           --           --           --            (94)          (94)
Income (loss) ...........         --           --           --           --           --         (4,316)       (4,316)
                              --------     --------     --------     --------     --------     --------      --------

BALANCE DECEMBER 31, 1998       11,090     $    111          120     $      1     $ 21,492     $(13,786)     $  7,818
                              ========     ========     ========     ========     ========     ========      ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                     YEARS ENDED DECEMBER 31,
                                                                ----------------------------------
                                                                  1998         1997         1996
                                                                --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) .........................................     $(4,316)     $   196      $(2,934)
    Adjustments to reconcile net income (loss) to
        net cash provided by (used in)
        operating activities:
            Minority interest in (loss) of subsidiary .....        (142)        (409)        (345)
            Reverse loss on discontinued operations .......         (19)          19         --
            Depreciation and amortization .................       2,917        2,473        2,173
            Gain on the sale of equipment .................        --            (15)        --
            Loss on writedown of impaired assets ..........       1,530         --           --
            Provision for doubtful accounts ...............         339          127           68

    Changes in current assets and liabilities:
        Receivables and advances ..........................      (1,772)        (279)        (449)
        Other current assets ..............................          89          (60)         113
        Accounts payable ..................................         113          137          524
    Other current liabilities .............................         619           12          225
                                                                -------      -------      -------
        Net cash provided by (used in) operating activities        (642)       2,201         (625)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale of equipment .......................           2          178         --
    Additions to property and equipment ...................        (137)        (272)        (765)
    Additions to software development costs ...............      (2,519)      (2,505)      (1,873)
    Additions to capitalized data costs ...................        --           --           (139)
    Other .................................................          (5)          (5)         (39)
                                                                -------      -------      -------
        Net cash used in investing activities .............      (2,659)      (2,604)      (2,816)


CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of preferred stock .............       3,000         --           --
    Capital calls from minority stockholder ...............         127          294         --
    Proceeds from issuances of common stock ...............         460          480        2,780
    Proceeds from other issuances .........................          18           13         --
    Other .................................................        --           --            (97)
    Preferred dividends paid ..............................         (94)        --           --
    Proceeds from notes payable ...........................        --            110         --
    Advance from stockholder/affiliates ...................        (154)         154          100
    Capital lease obligations .............................        --            143         --
    Payments on notes payable and capital lease obligations        (534)        (478)        (346)
                                                                -------      -------      -------
        Net cash provided by financing activities .........       2,823          716        2,437

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..........        (478)         313       (1,004)

CASH AND CASH EQUIVALENTS:
Beginning of year .........................................       1,105          792        1,796
                                                                -------      -------      -------
End of year ...............................................     $   627      $ 1,105      $   792
                                                                =======      =======      =======

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for:
    Interest .....................................    $ 98      $ 90      $ 75
                                                      ====      ====      ====
Supplemental non-cash investing and
  financing activities:
    Common stock issued to purchase software
      technology rights ..........................     --        100       249
    Computer and telephone equipment
      acquired under long-term capital leases ....     453       273       452

    Incremental yield on preferred stock .........      44       --        --


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The consolidated financial statements reflect the accounts of Telescan, Inc. and its majority owned subsidiary ("Telescan" or the "Company"). The Company's consolidated statements of operations include the results of Knowledge Express Data Systems, L.C. ("KE"). All significant intercompany accounts and transactions have been eliminated in consolidation.

NATURE OF BUSINESS. The Company provides Internet services, innovative solutions for online technology and data retrieval tools. The Company develops, markets and operates major online networks serving the financial, publishing, entertainment and technology-transfer industries. The Company's products and services, which are based upon its proprietary online operating system and user software, allow its customers to electronically access and analyze information through their personal computer systems either through the Internet or online.

The Company's primary financial products are the Telescan system of Internet and online financial databases and software tools, which offer current and historical financial news and information as well as search and analytical tools provided directly by the Company and under private label arrangements with third parties. The non-financial segment includes third party Internet and online services, which are developed and operated via alliances with third parties in the advertising, entertainment and publishing industries; Pure Baseball, an Internet-based game offered to baseball enthusiasts; and KE, an online database for the biotechnical/pharmaceutical industry. The Company has a majority interest (55.58%) in and is the exclusive system operator of KE.

SIGNIFICANT ESTIMATES. Preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosed amounts of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK. The Company markets its products to a diverse customer base, and as such does not have any significant concentrations of credit risk. No single customer accounted for 10% of consolidated revenue for 1998, 1997 or 1996. The Company maintains deposits in banks, which may exceed the amount of federal deposit insurance available. Management believes the potential risk of loss on these accounts is minimal.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The fair value of financial instruments, primarily accounts receivable, accounts payable and notes payable, closely approximate the carrying values of the instruments due to the short-term maturities of such instruments.

COMPREHENSIVE INCOME (LOSS). Comprehensive income is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries and certain changes in minimum pension liabilities. The Company's comprehensive income (loss) was equal to its net income (loss) for all periods presented in these financial statements.

CASH AND CASH EQUIVALENTS. For purposes of the statement of cash flows, the Company considers cash equivalents to include all cash items, such as time deposits and short-term investments that mature in three months or less from the date of acquisition.

INVENTORIES. Inventories are carried at the lower-of-cost or market, with cost determined on the specific identification method.

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PROPERTY AND EQUIPMENT. Equipment is recorded at cost and depreciated over the estimated useful life of the related assets. Equipment under capital lease is amortized over the lease term. Depreciation and amortization expense is determined principally on the straight-line method. The estimated useful lives of the Company's property and equipment is as follows:


             Computer and other equipment   3-5 years
             Furniture and fixtures         7 years
             Other                          3-5 years

SOFTWARE DEVELOPMENT COSTS. Costs incurred in the research, design and development of software are charged to expense until technological feasibility is established, after which remaining software production costs are capitalized and amortized on a product-by-product basis. The Company determines a product to be technologically feasible when a working model of the product has been completed and thoroughly tested so as to be available for sale to external customers. Capitalized software development costs are amortized over the greater of the ratio of current revenue to the total revenue expected to be generated for the product or the straight-line method over the life of the product. The greater expense has been the straight-line method, which the Company has used over the life of the product, which is typically three to five years. Amortization of capitalized software development costs begins when the related product is available for general release to customers. The Company periodically reviews software development costs to assess impairment. Amounts impaired are charged to expense as identified. Amortization of software development costs is included in cost of service in the accompanying statements of operations and totaled $1,623,000, $1,205,000, and $864,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Accumulated amortization totaled $6,594,000 and $4,180,000 at December 31, 1998 and 1997, respectively.

SOFTWARE TECHNOLOGY RIGHTS. The Company has acquired rights to certain core software technologies. These rights are recorded at cost and amortized over a period of five years. Amortization of software technology rights is included in cost of service in the accompanying statements of operations and totaled $72,000, $69,000 and $80,000 for the years ended December 31, 1998, 1997 and
1996, respectively. Accumulated amortization totaled $153,000 and $176,000 at December 31, 1998 and 1997, respectively.

CAPITALIZED DATA COSTS. Costs incurred to acquire data are capitalized and amortized on a straight-line basis over five years. Capitalized data costs include actual costs to acquire the data plus personnel costs specifically related to loading the purchased data and performing the required programming. Amortization of capitalized data costs is included in cost of service in the accompanying statements of operations and totaled $166,000, $235,000 and $309,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Accumulated amortization totaled $1,638,000 and $1,366,000 at December 31, 1998 and 1997, respectively. The Company periodically reviews capitalized data costs to assess impairment. Amounts impaired are charged to expense as identified.

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


DIRECT-RESPONSE ADVERTISING COSTS. The Company expenses direct-response advertising costs in the period in which the costs are incurred.

GOODWILL. Goodwill totaling $94,000 and $343,000 at December 31, 1998 and at December 31, 1997, respectively, represents the cost in excess of the fair value of the net assets of companies acquired and is being amortized on the straight-line basis over periods ranging from ten to fifteen years. Accumulated amortization totaled $61,000 and $164,000 at December 31, 1998 and 1997, respectively. Goodwill amortization totaled approximately $58,000, $58,000 and $52,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

LONG-LIVED ASSETS. The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company has identified such impairment losses in 1998. See discussion of such in Note 2 to these financial statements.

EQUITY INVESTMENTS. The Company accounts for its investments in less than majority-owned entities using the equity method of accounting, provided its ownership is not less than 20 percent. The Company discontinues recognition of losses on such investments once the Company's investment has been reduced to zero, provided the Company is not committed to fund the operations of the joint venture and is not contingently liable for obligations of such joint ventures. The Company accounts for investments in entities in which its ownership is less than 20 percent on the cost method.

MINORITY INTEREST. At the end of 1998, the minority interest investment had been reduced to zero. The Company elected to absorb an additional $55,000 in losses rather than request additional capital from the minority stockholder. If KE is not profitable in 1999 or the minority stockholder does not make additional capital contributions, the Company will absorb 100% of any loss generated rather than the Company's ownership share of 55.58%.

REVENUE RECOGNITION. The Company recognizes service revenue when the service is provided. Software license fee revenue is recognized upon contract signing unless significant future obligations remain. For revenues recognized on agreements not requiring significant modifications, the Company follows Statement of Position 97-2 "Software Revenue Recognition". In these instances, revenue is not recognized until obligations have been satisfied or are no longer significant. Product revenue is recognized when the product is shipped.

INCOME TAXES. The Company accounts for income taxes on the liability method under which the amount of deferred income taxes is based upon the tax effects of the differences between the financial and income tax basis of the Company's assets and liabilities at the balance sheet date based upon existing laws.

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


EARNINGS PER SHARE. Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is calculated under the treasury stock method and reflects the potential dilution that could occur if certain options were exercised. The dilutive effect of stock options was not calculated in 1998 and 1996 since the Company incurred a loss in those years. (See Note 12)

RECLASSIFICATIONS. Amounts in prior years' financial statements have been restated to conform to the current year's presentation. Such restatements had no effect on net income or loss.

    2.   DISCONTINUED OPERATIONS SUBSEQUENTLY RETAINED

In November 1997, the Board of Directors approved a plan to spin-off the non-financial segment of the Company's business in an effort to concentrate on the Company's core financial services information business. During the first quarter of 1999, the Company reviewed a proposal from a prospective buyer and determined there was a greater strategic value in retaining and developing the Internet operations of the non-financial business.

Assets, liabilities, revenues and operating loss of the Company's non-financial segment for 1998, 1997 and 1996 were as follows:


(In thousands)                  1998         1997          1996
                              --------    ---------     ---------
Assets                           555        1,881         2,088
Liabilities                      475          260           780
Revenues                       1,969        1,215         1,758
Operating Loss                (1,558)        (614)         (660)

At the date of the spin-off announcement, the Company determined that the book value of assets of the non-financial business segment approximated fair market value. There was no loss recorded for the disposal of the business segment and the assets of the operations were determined to be recorded at the net realizable value. In the Company's decision to retain the non-financial operations, it was determined that certain previously capitalized costs were no longer useful to the Company in its pursuit of high-growth Internet business. In accordance with the Company's policy of reviewing asset value recoverability, it was determined that the estimated future undiscounted cash flows were less than the carrying value of specific long-lived assets. The Company adjusted the carrying value of such long-lived assets, primarily software development, capital data costs and related goodwill, to their estimated fair value, resulting in a non-cash impairment loss of $1,530,000 which is included in continuing operations.

The remaining assets have been reclassified to continuing operations. Provision for operating losses during phaseout of $19,000 at December 31, 1997 has been reversed as part of discontinued operations. The remaining revenue and expenses in discontinued operations have been reclassified to continuing operations.

    3.   PROPERTY AND EQUIPMENT

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A summary of property and equipment at December 31, 1998 and 1997 is as follows:


                                                1998             1997
                                            -----------     -----------
Computer and other equipment..........      $ 5,227,000     $ 4,808,000
Furniture and fixtures ...............          557,000         535,000
Other ................................          110,000         110,000
                                            -----------     -----------
                                              5,894,000       5,453,000


Accumulated depreciation .............       (4,196,000)     (3,271,000)
                                            -----------     -----------

                                            $ 1,698,000     $ 2,182,000
                                            ===========     ===========


Depreciation expense was approximately $985,000, $893,000 and $851,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    4.   ACQUISITIONS

In June 1997, the Company acquired the assets of Notable Technologies, L.L.C. for $100,000. The Company funded this acquisition through the issuance of 25,197 shares of restricted common stock pursuant to Section 4(2) of the Securities Act of 1933. The transaction was accounted for under the purchase method of accounting and assets have been recorded at fair market value. Stephen C. Wood, a director of the Company, is Chief Executive Officer of Notable Technologies.

    5.   RELATED PARTY TRANSACTIONS

The Company has receivables from and payables to officers, stockholders, joint ventures and affiliates. At December 31, 1998 the Company had receivables from officers totaling $17,000. The balances are repaid through payroll deductions and bear interest at 8.5%. At the end of 1998, the Company had a non-interest bearing receivable from a director of $76,000. At December 31, 1997 the Company owed an officer $154,000, which was repaid by the Company in 1998.

The Company has provided computer hardware, programming, systems maintenance, data loading, telecommunications and certain administrative services to KE and TeleBuild, L.C. ("TeleBuild"), a limited liability company formed in 1990. As of December 31, 1998 and 1997, corresponding amounts due the Company from TeleBuild totaled $623,000 and $155,000. Included in other current assets is an additional $106,000 and $111,000 at December 31, 1998 and 1997, respectively, due from TeleBuild. The Company owns 55.58% of KE and 15.834% of TeleBuild. GRF Interests, Inc., a company controlled by G. Robert Friedman ("Friedman"), a significant stockholder and former director of the Company, owns 44.42% of KE. Friedman Interests, Inc., also controlled by Friedman, and the Brown Family Partnership own 45.42% and

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


25.44%, respectively, of TeleBuild. The Brown Family Partnership is owned by David L. Brown, the Company's Chairman and Chief Executive Officer and other members of the Brown family.

Contract service revenue earned from affiliates for the years ended December 31, 1998, 1997 and 1996 is as follows:


                              1998           1997           1996
                           ----------     ----------     ----------
TeleBuild .............    $1,152,000     $1,322,000     $  735,000


The Company maintains a marketing, license and revenue sharing agreement with CyberAction. A director of CyberAction is on the board of directors of the Company. No royalties were paid to CyberAction in 1998, 1997 or 1996.

    6.   LONG-TERM OBLIGATIONS

CAPITAL LEASES. Future minimum lease payments under capital leases at December 31, 1998 together with the present value of the minimum lease payments, are as follows:


      YEARS ENDING DECEMBER 31,
      -------------------------

            1999                            $       408,000
            2000                                    278,000
            2001                                     64,000
            2002                                      2,000
                                           ----------------
Total minimum lease payments                        752,000
Amount representing interest                        (61,000)
                                           -----------------
    Present value of minimum lease
      payments                                      691,000
Current portion of capital lease
  obligations                                      (364,000)
                                           -----------------

    Long-term capital lease obligation     $        327,000
                                           =================


Computer and telephone equipment under capital lease at December 31, 1998 and 1997 totaled $1,435,000 and $961,000 with related accumulated depreciation of $764,000 and $391,000, respectively.

LINE OF CREDIT. The Company has a $500,000 guidance line of credit with a bank to fund equipment purchases. Financing is limited to 80% of the purchase price of the equipment. Borrowings under this line bear interest at Wall Street Prime (7.75% at December 31, 1998), are collateralized by the equipment purchased and are due in 36 equal monthly installments following the draw. At December 31, 1998 and 1997, $152,000 and $327,000, respectively, were outstanding under this line of credit.

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Future payments under this equipment line of credit are as follows:


  YEARS ENDING DECEMBER 31,
  -------------------------

             1999                   $       136,000
             2000                            16,000
                                    ----------------
                                            152,000

 Current portion of long-term debt         (136,000)
                                    ----------------

                                    $        16,000
                                    ================


OPERATING LEASES. The Company has commitments to lease office space and equipment under non-cancelable operating leases. Rent expense under operating leases totaled $1,042,000, $1,045,000 and $798,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Future minimum payments are as follows:


  YEARS ENDING DECEMBER 31,
  -------------------------

             1999                   $       899,000
             2000                           836,000
             2001                           450,000
             2002                           847,000
             2003                           798,000
          Thereafter                      2,461,000
                                    ---------------
                                    $     6,291,000
                                    ===============

    7.   STOCKHOLDERS' EQUITY

In May 1998, the Company issued 120,000 shares of 5% Convertible Preferred Stock in exchange for $3,000,000.

In connection with the issuance of the Company's preferred stock, there is an incremental yield that arises from the conversion discount from fair value that is considered a dividend to preferred stockholders. The amount is determined as the fixed discount from market (5%) based on the closing price at May 15, 1998 and is calculated as follows:

                  Closing price at May 15, 1998           7 3/8
                  Fixed discount from market              5%
                                                    -------
                                                      $0.37
                  Shares issued                     120,000
                                                    -------
                  Incremental yield                 $44,400
                                                    =======

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The preferred stockholders have the option to convert the preferred shares into common stock at any time after May 15, 1998.

    8.   INCOME TAXES

At December 31, 1998, the Company had net operating loss carryforwards for tax reporting purposes of approximately $17,000,000, which expire in years 2000 through 2018.

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Deferred tax assets and liabilities as of December 31, 1998 and 1997 consisted of the following:


                                                  1998              1997
                                              -----------        -----------
Deferred tax assets -
    Net operating loss carryforwards .....    $ 6,290,000        $ 4,990,000

    Less: Valuation allowance ............     (4,475,000)        (2,679,000)
                                              -----------        -----------

    Deferred tax asset, net ..............      1,815,000          2,311,000

Deferred tax liability -
    Primarily amortization of
      capitalized software costs .........     (1,815,000)        (2,311,000)
                                              -----------        -----------
                                              $   --             $   --
                                              ===========        ===========

The valuation allowance increased during 1998 by approximately $1,796,000.

    9.   STOCK OPTION PLAN

The Company's stock option plans (the "Plans") for officers, directors and employees authorizes the grant of options to purchase a maximum of 1,425,000 shares of common stock. The Plans included the plan as amended in 1994 (the "Amended Plan") and the 1995 stock option plan ("1995 Plan"). The Plans provide for the issuance of incentive stock options or non-statutory stock options, as defined by the Internal Revenue Code. Pursuant to the terms of the Plans, the exercise price of incentive stock options must equal the fair market value of the Company's common stock but not less than $1.50 on the date of grant. The exercise price of non-statutory options may be any amount equal to or greater than $1.50 per share. Vesting terms vary from immediate at date of grant to four years from date of grant. The Compensation Committee of the Board of Directors determines the vesting period of each grant. Options remaining under the Amended Plan terminating August 13, 2000 and the 1995 Plan terminating March 22, 2005 totaled 163,924 and 335,340, respectively.

Options issued prior to 1998 under the Amended Plan terminating August 13, 2000 expire upon termination of the Amended Plan. Options issued in 1998 and later under the Amended Plan have a 10 year life from the date of grant. Options under the 1995 Plan terminating March 22, 2005 expire upon this date.

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Transactions with regard to incentive options issued pursuant to the Plans are as follows:

                                                        WEIGHTED
                                 TOTAL SHARES        AVERAGE PRICE
                                 UNDER OPTION          PER SHARE
                                ---------------      --------------

BALANCE - JANUARY 1, 1996               704,924          $3.87
      Granted                           190,535          $7.26
      Canceled                         (52,998)          $6.33
      Exercised                        (74,812)          $2.04
                                     ---------
BALANCE - DECEMBER 31, 1996             767,649          $4.69
      Granted                           215,347          $4.85
      Canceled                         (73,841)          $6.82
      Exercised                       (166,071)          $3.01
                                     ---------

BALANCE - DECEMBER 31, 1997            743,084           $4.94
      Granted                          367,010           $7.68
      Canceled                         (18,948)          $4.45
      Exercised                       (165,410)          $2.74
                                     ---------
BALANCE - DECEMBER 31, 1998            925,736          $6.43
                                     =========


The following table summarizes information about stock options outstanding at December 31, 1998:

                            OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                 -----------------------------------------    ----------------------
                               WEIGHTED AVERAGE    WEIGHTED                    WEIGHTED
  RANGE OF                     REMAINING YEARS     AVERAGE                     AVERAGE
  EXERCISE        NUMBER        OF CONTRACTUAL     EXERCISE       NUMBER       EXERCISE
   PRICES       OUTSTANDING          LIFE           PRICE       EXERCISABLE     PRICE
------------    -----------    ----------------   ----------    -----------   ----------
$  1.50-3.00          99,650          2.11          $ 1.96          94,650      $  1.91

   4.50-5.13         217,100          3.57            4.78          83,044         4.82
   6.25-6.87         169,200          8.31            6.46          18,500         6.46
   7.37-7.88         210,016          1.71            7.61         150,343         7.68
   8.44-8.91         229,770          8.86            8.85          31,600         8.44
                   ---------                                     ---------
                     925,736          5.17            6.43         378,137         5.61
                   =========                                     =========

In addition, as of December 31, 1998 an aggregate of 110,000 non-qualified stock options have been issued at option prices ranging from $4.75 to $8.37 per share and 60,000 of such options were exercisable as of that date. Subsequent to December 31, 1998, certain non-qualified stock options were exercised in cashless transactions.

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation", encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS No. 123.

The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized in 1998 or 1997 for its stock option plans. Had compensation expense for the Company's stock-based compensation plans been determined based on fair value at the grant dates for awards under those plans consistent with the

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


method of SFAS No. 123, the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below:


                                                 1998            1997
                                            -------------     ----------
Net income (loss)
      As reported .......................   $ (4,454,000)     $ 196,000
      Pro forma .........................     (5,353,000)      (450,000)

Net income (loss) per common share
      As reported .......................   $      (0.40)     $    0.02
      Pro forma .........................          (0.48)         (0.04)


The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions; risk free rates of 4.16% to 5.6%; volatility of 69.69% and 66.1% for 1998 and 1997, respectively; no assumed dividend yield; and expected lives of 3 years.

    10.  EMPLOYEE BENEFITS

In January 1995, the Company established a defined contribution 401(k) Profit Sharing Plan for its employees. The plan provides participants a mechanism for making contributions for retirement savings. Each participant may contribute certain amounts of eligible compensation. The plan allows for Company matched contributions, however, the Company has not invoked this privilege, but may do so with an amendment to the plan.

    11.  SEGMENT REPORTING

SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", was issued in June 1997 and is effective for fiscal years beginning after December 31, 1997. The Company elected early adoption in 1997. This information was not effective for the Company's 1997 annual report since the non-financial segment was included in discontinued operations. The Company operates two major segments. The financial segment includes Internet and online financial services and products provided by the Company, license fees earned from third parties for private label versions of the Company's proprietary database applications and advertising on the Company's website. The non-financial segment includes KE, of which the Company owns 55.58%; the publishing and entertainment industry operations; and an Internet baseball game. KE is an online provider of biotechnology/pharmaceutical databases for universities and research markets. The publishing and entertainment industry encompasses the development and operation of online and database services for publications including Billboard Online, Adweek Online, the Hollywood Reporter and Backstage Online for BPI Communications, L.P. The sports entertainment operation is an online game designed for baseball enthusiasts.

                          TELESCAN, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SALES AND OPERATING PROFIT BY INDUSTRY SEGMENT


                               SALES                      OPERATING RESULTS
                    ---------------------------   ------------------------------
                      1998      1997      1996      1998       1997       1996
                    -------   -------   -------   --------   -------    --------
Financial .......   $13,573   $14,910   $11,998   $(2,896)   $   810    $(2,274)

Non-Financial ...     1,969     1,215     1,758    (1,558)      (614)      (660)
                    -------   -------   -------   --------   -------    -------
Total ...........   $15,542   $16,125   $13,756   $(4,454)   $   196    $(2,934)
                    =======   =======   =======   =======    =======    =======


                     IDENTIFIABLE ASSETS BY INDUSTRY SEGMENT

                                      1998      1997      1996
                                    -------   -------   -------
              Financial .........   $11,453   $10,596   $ 9,378

              Non-Financial .....       555     1,881     2,088
                                    -------   -------   -------
              Total .............   $12,008   $12,477   $11,466
                                    =======   =======   =======

                          TELESCAN, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                 SPECIFIC ASSETS AND EXPENSE BY INDUSTRY SEGMENT


                                             1998         1997         1996
                                            ------       ------       ------
Software Capitalization:
  Financial ............................    $2,257       $2,188       $1,547

  Non-Financial ........................       262          317          326
                                            ------       ------       ------
                                            $2,519       $2,505       $1,873
                                            ======       ======       ======

Depreciation and Amortization Expense:
  Financial ............................    $2,460       $2,023       $1,721

  Non-Financial ........................       457          450          452
                                            ------       ------       ------
                                            $2,917       $2,473       $2,173
                                            ======       ======       ======


The financial segment bears all expenses associated with capital expenditures and corporate facilities. These include fixed assets and related depreciation and other non-allocable expenses such as rent, legal, interest and dividends. The loss on impaired assets in 1998 of $1,530,000 is attributable to the non-financial segment.

12.  EARNINGS PER SHARE

                                                    (in thousands, except per share data)
                                                         1997        1996        1995
                                                       --------    --------    --------
Basic earnings (loss) per share:
Income (loss) from continuing operations: ..........   $ (4,335)   $    215    $ (2,934)
    Less preferred  stock  dividends and incremental
        yield dividend .............................        138        --          --
                                                       --------    --------    --------
Income (loss) available to common stockholders .....     (4,473)        215      (2,934)
Discontinued operations ............................         19         (19)       --
                                                       --------    --------    --------
Net income (loss) available to common
    stockholders ...................................   $ (4,454)   $    196    $ (2,934)
                                                       ========    ========    ========
Weighted average shares outstanding ................     11,039      10,766      10,615
Basic earnings (loss) per share:
    Continuing operations ..........................   $  (0.41)   $  (0.02)   $  (0.28)
    Discontinued operations ........................       --          --          --
                                                       --------    --------    --------
Net income (loss) ..................................   $  (0.41)   $  (0.02)   $  (0.28)


                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                           (in thousands, except per share data)
                                                1997       1996         1995
                                             --------    --------    --------
Diluted earnings (loss) per share:
Income available to common stockholders ...  $ (4,473)   $    215    $ (2,934)
Discontinued operations ...................        19         (19)       --
                                             --------    --------    --------

Net income (loss) available to common
    stockholders ..........................    (4,454)        196      (2,934)

Weighted average shares outstanding .......    11,039      10,766      10,615
                                             --------    --------    --------
Dilutive effect of options ................      --           173        --
                                             --------    --------    --------
Weighted average shares - dilutive ........    11,039      10,939      10,615


Dilutive earnings (loss) per share:
    Continuing operations .................  $  (0.41)   $  (0.02)   $  (0.28)
    Discontinued operations ...............      --          --          --
                                             --------    --------    --------
Net income (loss) .........................  $  (0.41)   $  (0.02)   $  (0.28)


   13.    CONTINGENCIES

In 1997, Gregory Reagan filed a suit against the Company in the District Court of Harris County, Texas. The plaintiff asserted a claim under a verbal agreement to pay a royalty or finder's fee incident to a reciprocal marketing agreement, which Telescan signed with Omega Research, Inc. ("Omega"). Under the Omega agreement, Omega was given a financial incentive to encourage Omega's customers to subscribe to Telescan's current stock market data services. The plaintiff claimed a share of the net revenues derived by Telescan under the Omega agreement. By letter dated February 28, 1996, Telescan gave notice of cancellation of the verbal agreement with Gregory Reagan based on the breaches of Reagan's duties under such verbal agreement. Telescan maintained that the verbal agreement was properly canceled. Reagan amended his petition to add a fraud claim to the case with a request for punitive damages. In September 1998, the Company and the plaintiff reached a settlement agreement in which the Company paid Gregory Reagan $142,500 in exchange for being released from further legal actions.

In August 1998, K. Shawn Walker and Scott Brown filed a lawsuit against TeleBuild, Friedman Interests, Inc. and the Company in the District Court of Harris County, Texas. The plaintiffs, both former employees of TeleBuild, asserted breach of contract, breach of duty of good faith and fair dealing, breach of fiduciary duty, fraud and conspired for a declaratory judgment. The plaintiffs' cause of action arose from TeleBuild's and Friedman Interests, Inc.'s refusal to purchase the plaintiff's ownership interest in TeleBuild. Before the settlement, K. Shawn Walker and Scott Brown owned 5.6839% and 7.6628%, respectively of TeleBuild. In November 1998 the Company agreed to purchase a portion of each of the plaintiffs' interest in TeleBuild

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


in settlement and release of this claim. The Company paid each plaintiff $10,000 for .833% of their interest in TeleBuild.

The Company is subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. Presently, the Company has no unsettled or pending litigation to the best of its knowledge.

14.  SUBSEQUENT EVENTS

In January 1999, the Company sold 9.9% or 1,220,237 shares of its common stock in a private placement to General Electric's National Broadcasting Company ("NBC") unit in conjunction with its affiliate, GE Capital Equity Investments, Inc. The stock was purchased at $7.70 per share and the resale is restricted under Rule 144, subject to delayed registration rights on one-half of the shares.

In February 1999, the Company licensed its proprietary Internet and online financial services technology to NBC for use by CNBC.com.

Also in February 1999, the Board of Directors approved an amendment to the Restated Certificate of Incorporation to increase the total number of shares of all classes of stock which the corporation is authorized to issue. The amendment would increase the number of shares to 40,000,000 shares, consisting of 30,000,000 shares of common stock with a par value of $.01 per share and 10,000,000 shares of preferred stock with a par value of $.01 per share. The amendment shall be submitted to the stockholders of the Company for consideration at the next annual meeting.

                            TELESCAN, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                       INDEPENDENT AUDITOR'S REPORT ON SCHEDULE


STOCKHOLDERS AND BOARD OF DIRECTORS
TELESCAN, INC.
HOUSTON, TEXAS


We have audited the financial statements of Telescan, Inc. and subsidiary as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998. Our audits for such years also included the financial statement schedule of Telescan, Inc. and subsidiaries, listed in Item 14-2, for each of the years in the three-year period ended December 31, 1998. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to report on this schedule based on our audits. In our opinion, such a financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.



HEIN + ASSOCIATES LLP
Houston, Texas
February 5, 1999

                            TELESCAN, INC. AND SUBSIDIARY
                    SCHEDULE I - VALUATION AND QUALIFYING ACCOUNTS
                                    (in thousands)

                                                                               DEDUCTIONS:
                                                               ADDITIONS        ACCOUNTS
                                                               CHARGED TO       WRITTEN
                                            BALANCE AT          COSTS AND      OFF AGAINST     BALANCE AT
DESCRIPTION                             BEGINNING OF YEAR       EXPENSES       ALLOWANCE       END OF YEAR
-----------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
Allowance for Doubtful Accounts.........      $ 80                $ 68            $ (44)          $ 104

DECEMBER 31, 1997
Allowance for Doubtful Accounts.........       104                 127             (124)            107

DECEMBER 31, 1998
Allowance for Doubtful Accounts.........     $ 107               $ 339            $ (95)          $ 351


                                       EXHIBIT D
                       FINANCIAL STATEMENTS OF INVESTOOLS, INC.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of INVESTools, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, shareholders' equity deficit and of cash flows present fairly, in all material respects, the financial position of INVESTools, Inc. at June 30, 1997 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; or responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might from the outcome of this uncertainty.


/s/ PricewaterhouseCoopers LLP
San Jose, California
August 5, 1998

                                   INVESTools, Inc.
                                    Balance Sheets
                         (in thousands, except share amounts)

                                                                                                      June 30,
                                                                                                 ------------------     December 31,
                                                                                                  1997       1998          1998
                                                                                                 -------    -------    ------------
                                                                                                                       (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents ..................................................................   $   395    $   887    $        438
  Restricted cash ............................................................................      --         --               114
  Accounts receivable, net of allowance for doubtful accounts of
    $7 at June 30, 1997 and $22 at June 30, 1998 and December 31, 1998,
    respectively .............................................................................        53        211             131
  Prepaid expenses and other current assets ..................................................         3          6               6
                                                                                                 -------    -------    ------------
Total current assets .........................................................................       451      1,104             689
Property and equipment, net ..................................................................       223        264             218
Intangible and other assets ..................................................................        27         25              25
                                                                                                 -------    -------    ------------

Total assets .................................................................................   $   701    $ 1,393    $        932
                                                                                                 =======    =======    ============
LIABILITIES AND MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable ...........................................................................   $    59    $   154    $        423
  Accrued expenses ...........................................................................        69        331             281
  Notes payable ..............................................................................        22      2,023           2,073
  Equipment loans ............................................................................       139        210             198
                                                                                                 -------    -------    ------------
Total current liabilities ....................................................................       289      2,718           2,975

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK,
WARRANTS AND OPTIONS
Mandatorily redeemable convertible preferred stock; no par value;
  Authorized:  1,857,923 shares at June 30, 1997 and 1998 and
  December 31, 1998 (liquidation value:  $3,010,015 at June 30, 1998 and
  December 31, 1998) .........................................................................     2,993      2,993           2,993
Warrants and options .........................................................................      --          425             972
                                                                                                 -------    -------    ------------
                                                                                                   2,993      3,418           3,965
Commitments (Note 4)

SHAREHOLDERS' DEFICIT
Common stock, no par value
  Authorized:  5,000,000 shares in 1997 and 1998;
  Issued and outstanding:  1,426,000 shares at June 30, 1997; 1,433,951
  at June 30, 1998 and December 31, 1998 .....................................................        21         23              23
Additional paid-in capital ...................................................................      --         --                47
Accumulated deficit ..........................................................................    (2,602)    (4,766)         (6,078)
                                                                                                 -------    -------    ------------
Total shareholders' deficit ..................................................................    (2,581)    (4,743)         (6,008)
                                                                                                 -------    -------    ------------
Total liabilities and mandatorily redeemable convertible preferred
  stock and shareholders' deficit ............................................................   $   701    $ 1,393    $        932
                                                                                                 =======    =======    ============

      The accompanying notes are an integral part of these financial statements.

                                INVESTools, Inc.
                            Statements of Operations
                                 (in thousands)

                                                                  Years Ended                   Six Months Ended
                                                                    June 30,                       December 31,
                                                             -----------------------         ----------------------
                                                               1997            1998           1997            1998
                                                             -------         -------         -------        -------
                                                                                                   (unaudited)
Revenues .............................................       $   362         $ 1,456         $   439        $ 1,059

Cost of revenues .....................................           144             587             211            492
                                                             -------         -------         -------        -------
  Gross margin .......................................           218             869             228            567

Expenses

  Research and development ...........................           571             697             244            365

  Sales and marketing ................................           557           1,193             344            633

  General and administrative .........................           477             642             426            559
                                                             -------         -------         -------        -------
Loss from operations .................................         1,387           1,663             786            990

Interest expense .....................................            12             548             168            322

Other (income), expense, net .........................           (29)            (47)           --             --
                                                             -------         -------         -------        -------
Net loss .............................................       $ 1,370         $ 2,164         $   954        $ 1,312
                                                             =======         =======         =======        =======

   The accompanying notes are an integral part of these financial statements.

                                INVESTools, Inc.
                  Statement of Changes in Shareholders' Deficit
                 for the years ended June 30, 1997 and 1998 and
               the six months ended December 31, 1998 (unaudited)
                                 (in thousands)

                                                                                                ADDITIONAL
                                                                       COMMON STOCK              PAID-IN     ACCUMULATED
                                                                          SHARES      AMOUNT     CAPITAL       DEFICIT       TOTAL
                                                                       ------------   -------   ----------   -----------    -------
Balance at July 1, 1996 ............................................          1,420   $    20   $     --     $    (1,232)   $(1,212)
Common stock issued for services rendered in
  September 1996 at $0.19 per share ................................              6         1         --            --            1
Net loss ...........................................................           --        --           --          (1,370)    (1,370)
                                                                       ------------   -------   ----------   -----------    -------
Balance at June 30, 1997 ...........................................          1,426        21         --          (2,602)    (2,581)
Issuance of common stock upon exercise of
  stock options for cash in September 1997 .........................              8         2         --            --            2
Net loss ...........................................................           --        --           --          (2,164)    (2,164)
                                                                       ------------   -------   ----------   -----------    -------
Balance at June 30, 1998 ...........................................          1,434        23         --          (4,766)    (4,743)
Issuance of options for non-employee services (unaudited) ..........           --        --             47          --           47
Net loss (unaudited) ...............................................           --        --           --          (1,312)    (1,312)
                                                                       ------------   -------   ----------   -----------    -------
Balance at December 31, 1998 (unaudited) ...........................          1,434   $    23   $       47   $    (6,078)   $(6,008)
                                                                       ============   =======   ==========   ===========    =======

   The accompanying notes are an integral part of these financial statements.

                                INVESTools, Inc.
                             Statement of Cash Flows
                                 (in thousands)

                                                                                  Years Ended         Six Months Ended
                                                                                    June 30,            December 31,
                                                                               ------------------    ------------------
                                                                                1997       1998       1997       1998
                                                                               -------    -------    -------    -------
                                                                                                   (unaudited)(unaudited)
Cash flows from operating activities:
  Net loss ..................................................................  $(1,370)   $(2,164)   $  (954)   $(1,312)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization ...........................................       77        114         49         64
    Loss on disposal of fixed asset .........................................        1          1       --         --
    Common stock issued for services rendered ...............................     --         --         --         --
    Equipment received in lieu of cash ......................................     --          (22)      --         --
    Allowance for doubtful accounts .........................................        7         22       --         --
    Issuance of warrants in conjunction with debt ...........................     --          425       --         --
    Change in assets and liabilities: .......................................     --         --         --         --
      Accounts receivable ...................................................      (49)      (180)         1         80
      Other assets ..........................................................      (28)        (3)         3       --
      Accounts payable ......................................................       43         73         56        269
      Accrued expenses ......................................................       35        263         21        (50)
      Deferred salaries .....................................................      (90)      --         --         --
                                                                               -------    -------    -------    -------
Net cash used in operating activities .......................................   (1,374)    (1,471)      (824)      (949)
                                                                               -------    -------    -------    -------
Cash flows from investing activities:
  Purchase of property and equipment ........................................     (221)      (113)       (44)       (18)
  Proceeds from sale of fixed assets ........................................     --            3       --         --
                                                                               -------    -------    -------    -------
Net cash used in investing activities .......................................     (221)      (110)       (44)       (18)
                                                                               -------    -------    -------    -------
Cash flows from financing activities:
  Proceeds from issuance of notes payable ...................................      100      2,000       --         --
  Repayment of notes payable ................................................      (99)       105       --         --
  Proceeds from equipment loan ..............................................      139       --         --         --
  Repayment of equipment loan ...............................................       (8)       (34)      --         --
  Proceeds from issuance of common stock upon exercise of stock options .....     --            2       --         --
  Proceeds from issuance of preferred stock, net ............................    1,743       --         --         --
  Proceeds from long-term debt ..............................................     --         --        2,059         38
  Cash investment in business ...............................................     --         --          124        594
                                                                               -------    -------    -------    -------
Net cash provided by financing activities ...................................    1,875      2,073      2,183        632
                                                                               -------    -------    -------    -------
Increase in cash and cash equivalents .......................................      280        492      1,315       (335)

Cash and cash equivalents at beginning of year ..............................      115        395        395        887
                                                                               -------    -------    -------    -------
Cash and cash equivalents at end of year ....................................  $   395    $   887    $ 1,710    $   552
                                                                               =======    =======    =======    =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for taxes .......................................  $     2    $     1    $     1    $     1
                                                                               =======    =======    =======    =======
  Cash paid during the year for interest ....................................  $    13    $    17    $     5    $    11
                                                                               =======    =======    =======    =======
Supplemental schedule of noncash investing and financing activities:
  Property and equipment acquired for liability .............................  $  --      $   (23)   $  --      $  --
                                                                               =======    =======    =======    =======
  Common and preferred stock and options issued for services rendered .......  $     1    $  --      $  --      $   322
                                                                               =======    =======    =======    =======
  Conversion note payable for preferred stock ...............................  $   250    $  --      $  --      $  --
                                                                               =======    =======    =======    =======
  Issuance of warrants in conjunction with debt .............................  $  --      $   425    $  --      $   272
                                                                               =======    =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                                INVESTOOLS, INC.
                          NOTES TO FINANCIAL STATEMENTS

1. FORMATION OF BUSINESS OF THE COMPANY

INVESTools, Inc. ("INVESTools" or the Company) was incorporated on August 31, 1994 for the purpose of providing self-reliant investors with a broad range of independent financial research and advisory information at an affordable price. The INVESTools website provides access to investment information and detailed model portfolios from some of the nations leading investment advisors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The financial statements have been prepared assuming that the Company will continue as a going concern. The Company has recurring losses from operations and has an accumulated deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management plans to raise additional financing during the year ending June 30, 1999. The Company has no guarantee that its attempts to raise additional financing will be successful. These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less, which include investments in money market accounts and treasury bills. As of June 30, 1997 and 1998, substantially all cash and cash equivalents are on deposit with three financial institutions.

INTANGIBLE ASSETS. Intangible assets are composed of organization costs incurred in the formation of the Company and are amortized on a straight-line basis over four years.

PROPERTY AND EQUIPMENT. Property and equipment are stated at cost, and are depreciated and amortized on a straight-line basis over three to seven years or the term of the lease, if shorter, in the case of leasehold improvements. Gains and losses upon asset disposal are taken into income in the year of disposition.

INCOME TAXES. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and the net operating loss and credit carryforwards using enacted tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

REVENUE RECOGNITION. Advertising revenue is recognized when the advertisement is run on the Company's website. Hosting and online content revenues are recognized in the period earned when amounts are reasonably estimable and collection is probable.

                               INVESTOOLS, INC.
                        NOTES TO FINANCIAL STATEMENTS

RESEARCH AND DEVELOPMENT. All research and development expenditures are expensed as incurred, including costs relating to patents or rights which may result from such expenditures. CERTAIN RISKS AND CONCENTRATIONS. The Company maintains allowances for potential losses, and such losses have been within management's expectations. Four customers and six customers accounted for 41% and 73% of the accounts receivable balance at June 30, 1997 and 1998 respectively.

One customer accounted for 23% and 19% of revenue for the years ended June 30, 1997 and 1998, respectively.

UNAUDITED FINANCIAL INFORMATION. The accompanying financial information as of December 31, 1998 and for the six month periods ended December 31, 1997 and 1998 has been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments, consisting of normal recurring accruals, which are, in the opinion of management, necessary to fairly present such information in accordance with generally accepted accounting principles.

RECENT PRONOUNCEMENTS. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income". This statement establishes requirements for disclosure of comprehensive income and becomes effective for the Company for its fiscal year 1999, with reclassification of earlier financial statements for comparative purposes. Comprehensive income generally represents all changes in stockholders' equity except those resulting from investments or contributions by stockholders. The Company is evaluating alternative formats for presenting this information, but does not expect this pronouncement to materially impact the Company's results of operations.

3. PROPERTY AND EQUIPMENT

                                                JUNE 30,           DECEMBER 31,
                                        ------------------------   -----------
                                          1997           1998         1998
                                        ---------      ---------   -----------
                                                                   (unaudited)
Computer equipment ................     $ 260,000      $ 407,777   $   424,228
Office furniture ..................        22,205         25,509        27,556
Office equipment ..................        28,509         21,887        21,652
Leasehold improvements ............        24,897         24,968        24,969
                                        ---------      ---------   -----------
                                          335,611        480,141       498,405
Less accumulated depreciation
  and amortization ................      (112,674)      (216,329)     (280,290)
                                        ---------      ---------   -----------
Property and equipment, net .......     $ 222,937      $ 263,812   $   218,115
                                        =========      =========   ===========

                               INVESTOOLS, INC.
                        NOTES TO FINANCIAL STATEMENTS

Depreciation expense charged to operations amounted to $68,571 and $112,460 for the years ended June 30, 1997 and 1998, respectively and $48,502 (unaudited) and $63,961 (unaudited) for the six months ended December 31, 1997 and 1998, respectively.

4. COMMITMENTS

OPERATING LEASES. The Company leases its office facilities and various equipment under operating lease.

Future annual minimum obligations under the noncancelable operating leases are as follows:

                                            MINIMUM
                                             RENTAL
                                            PAYMENTS

Year Ending June 30,
          1999                      $            73,896
          2000                                   52,660
                                   ---------------------
                                    $           126,556
                                   =====================



Rent expense for the years ended June 30, 1997 and 1998 totaled $56,097 and $75,432, respectively and for the six months ended December 31, 1997 and 1998 totaled $39,941 (unaudited) and $43,595 (unaudited), respectively.

5. EQUIPMENT LOANS

The Company has available a bank promissory note which provides for borrowings of up to $200,000 for equipment purchases. The note, bearing interest at 10%, expires on November 24, 2000 and is collateralized by the Company's assets. Repayments on the note will be paid beginning January 1998. The Company has available an additional bank promissory note which provides for borrowings of up to $100,000 for equipment purchases. The note, bearing interest at 10.25% allows for draws until May 5, 1999, with repayments beginning June 5, 1999, expiring on May 5, 2002 and is also collateralized by the Company's assets. Under the agreement, the Company is required to remain solvent and maintain certain financial ratios. As of June 30, 1998 and December 31, 1998, the entire balance of $210,298 and $198,403 (unaudited), respectively, has been classified as a current liability as the Company is out of compliance of certain with their debt covenants.

6. NOTES PAYABLE

In September and December 1997, the Company entered into two Convertible Subordinated Promissory Notes ("the Notes") each for $1,000,000. The notes bear interest at 8% per annum and are payable at the earlier of (i) September 26, 1998 and December 18, 1998 and (ii) when such amounts are declared due and payable in the event of default. All of the principal and accrued interest then outstanding shall be converted into Preferred Stock at the closing of an equity financing in which the Company issues convertible Preferred Stock and receives an aggregate of at least $2,000,000 in consideration of such issuance. The price per share for the

                               INVESTOOLS, INC.
                        NOTES TO FINANCIAL STATEMENTS

conversion shall be the same as the price per share of the Preferred Stock sold in the equity financing. There are no restrictive financial covenants included in these Notes. In connection with these notes payable, the Company issued warrants to purchase shares of Preferred Stock (See Note 7). On December 18, 1998, the September and December 1997 Notes were amended and the interest and warrant provisions of the notes were suspended for the period from December 1, 1998 to May 31, 1999

7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

                                                 JUNE 30,           DECEMBER 31,
                                           1997           1998           1998
                                        ----------     ----------   -----------
                                                                     (unaudited)
Series A
Designated: 200,000 shares
Issued and Outstanding:
200,000 shares at June
30, 1997 and 1998 and
December 31, 1998 .................     $  200,000     $  200,000   $   200,000

Series B
Designated: 571,428 shares
Issues and Outstanding:
533,333 shares at June
30, 1997 and 1998 and
December 31, 1998 .................        800,000        800,000       800,000

Series C
Designated: 1,086,495 shares
Issued and Outstanding:
1,086,495 shares at June
30, 1997 and 1998 and
December 31, 1998 .................      1,992,750      1,992,750     1,992,750
                                        ----------     ----------   -----------
                                        $2,992,750     $2,992,750   $ 2,992,750
                                        ==========     ==========   ===========

DIVIDENDS. Each share of Series A, B and C Preferred Stock entitles the holder to receive annual noncumulative dividends, in preference to Common Stock, of $0.08, $0.12 and $0.15 per share, respectively, when and as declared by the Board of Directors.

CONVERSION. The holders of the Preferred Stock have certain conversion rights as follows: Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance. The price at which shares of Common Stock are deliverable upon conversion are initially $1.00, $1.50 and $1.85 per share of Common Stock for conversions of Series A, Series B and Series C, respectively. The initial Conversion Prices are subject to further adjustment.

Conversion is automatic upon (i) the closing of an underwritten public offering of the Company's Common Stock for an aggregate offering price of not less than $7,500,000, or (ii) the written consent of holders of not less than 50% of the outstanding Preferred Stock.

VOTING RIGHTS. The consent of the holders of at lease a majority of the then outstanding

                               INVESTOOLS, INC.
                        NOTES TO FINANCIAL STATEMENTS

Preferred Stock, voting as a single class, shall be required in connection with any amendment of a provision of the articles of incorporation which would materially adversely affect the rights, preferences or privileges of Preferred Stock, authorization or issuance of additional shares of the corporation capital stock having a preference over the Series A, Series B and Series C Preferred Stock, payment of dividends on a repurchase of any shares of Common Stock, and the merger or consolidation of the corporation with or into another corporation, person, or entity, other than a wholly owned subsidiary of the corporation or a merger in which the existing shareholders hold at least 50% of the voting securities of the surviving entity and the articles of incorporation of the surviving entity shall be substantially identical to the Company's articles of incorporation.

REDEMPTION. Each holder of Preferred Stock shall have the right to redeem all of the shares of Preferred Stock held by such shareholder. The shareholder who wishes to initiate the transaction shall give written notice to the corporation, such notice to be received by the corporation not earlier than October 3, 1999 (the "Redemption Notice"). Upon receipt of the Redemption Notice, the corporation shall be obligated to redeem all of the shares of Preferred Stock held by such shareholder if permitted to do so at that time under the laws of the state of California. The redemption price of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to be redeemed by the corporation shall be $1.00, $1.50 and $1.85, respectively, plus any declared but unpaid dividends. The amount shall be paid to each shareholder delivering a notice of redemption to the corporation as follows: 1/3 of the aggregate redemption price 90 days after receipt of Redemption Notice (the "Initial Payment Date"), 1/3 of the aggregate redemption price on the first anniversary of the Initial Payment Date, and the final 1/3 of the aggregate redemption price on the second anniversary of the Initial Payment Date.

LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to receive in preference to any distribution to Common Stock holders, the amount of $1.00 per share for Series A Preferred Stock, $1.50 per share for Series B Preferred Stock and $1.85 per share for Series C Preferred Stock held plus all declared but unpaid dividends.

PARTICIPATION RIGHTS. Upon redemption of all Preferred Stock, any remaining assets and funds which are legally available for distribution shall be distributed among holders of Common Stock and Preferred Stock on a pro rata basis. The distribution is relative to the aggregate number of shares of Common Stock and the number of shares of Preferred Stock which is convertible.

WARRANTS. In March 1995, the Company issued warrants to an investor to purchase 38,095 shares of Series B Preferred Stock at an exercise price of $1.50 per share. These warrants are exercisable for five years after the date of issuance. The warrants were still outstanding as of June 30, 1998 and December 31, 1998.

During June 1995 through March 1996, the Company issued warrants to investors and suppliers to purchase 400,000 shares of Common Stock at exercise prices between $1.00 and $2.00 per share. These warrants were still outstanding as of June 30, 1998 and December 31, 1998.

In connection with the Convertible Subordinated Promissory Notes (Note 6), the Company agreed to issue a warrant to purchase that number of shares of Preferred Stock equal to the

                               INVESTOOLS, INC.
                        NOTES TO FINANCIAL STATEMENTS

quotient obtained by dividing the result of the principal outstanding times 0.05 times the number of full months outstanding by the warrant exercise price. The warrant exercise price is equal to (I) the price for which shares of Series D Preferred Stock of the Company are issued or (ii) if no such shares of Series D Preferred Stock of the Company are issued, $1.85 per share. The agreements were amended on December 18, 1998 and at that date, warrants ceased to be issued in respect of the Convertible Subordinated Promissory Note. At June 30, 1998, the Company is obligated to issue warrants to purchase 405,405 shares of Preferred Stock at an exercise price of $1.85; warrants to purchase 243,243 shares and 162,162 shares of Preferred Stock will expire on September 26, 2002 and December 18, 2002, respectively. The warrants were valued using the Black-Scholes method and $425,000 and $271,500 (unaudited) were recognized as interest expense for the year ended June 30, 1998 and the six months ended December 31, 1998. The weighted-average-grant-date fair value of these warrants was $1.05.

8.    STOCK OPTIONS

1994 STOCK OPTION PLAN. The Company has reserved 480,000 shares of its Common Stock under its 1994 Stock Option Plan (the "Plan") for issuance to employees and consultants. The Plan expires in 2004. Under the Plan, options may be granted at prices not less than 100% of the fair market value at the date of grant, as determined by the Board of Directors, in case of incentive options, and at not less than 85% of the fair market value at the date of grant, as determined by the Board of Directors, in the case of nonstatutory options. Options generally expire ten years from the date of grant.

1999 STOCK OPTION PLAN (unaudited). The Company has reserved 500,000 shares of Series C Preferred Stock under its 1999 Stock Option Plan. The Plan expires in 2009. Under the Plan, options may be granted at 100% of fair market value at the date of grant of the option as determined by the Board of Directors, in the case of incentive stock options, at not less than 85% of the fair market value at the date of grant as determined by the Board of Directors, in the case of nonstatutory options. Options generally expire ten years from the date of grant.

STOCK OPTION PLAN FOR PUBLISHING PARTNERS (unaudited). The Company has reserved 125,000 shares of its common stock for issuance under its Stock Option Plan for Publishing Partners. The Plan expires in 2009. Under the Plan, options are granted at not less than fair market value as determined by the Board of Directors. All options granted under the Plan are nonstatutory stock options. Options generally expire ten years from the date of grant.

                               INVESTOOLS, INC.
                        NOTES TO FINANCIAL STATEMENTS

                                                                                      OUTSTANDING OPTIONS
                                                                           -------------------------------------------
                                                                                                                           WEIGHTED
                                                             SHARES         NUMBER                                          AVERAGE
                                                            AVAILABLE      OF SHARES        EXERCISE        AGGREGATE      EXERCISE
                                                            FOR GRANT                         PRICE           PRICE          PRICE
                                                            ---------      ---------      -------------     ---------      ---------
BALANCE, JULY 1, 1996 .................................       253,000        177,000      $0.10 - $0.15     $  25,200      $    0.14

Options granted .......................................       (96,410)        96,410      $        0.19        18,318      $    0.19
Options exercised .....................................          --           (6,000)     $        0.19        (1,140)     $    0.19
                                                            ---------      ---------      -------------     ---------      ---------
BALANCE, JUNE 30, 1997 ................................       156,590        267,410      $0.10 - $0.19        42,378      $    0.16
Options granted .......................................      (165,771)       165,771      $        0.19        31,496      $    0.19
Options exercised .....................................          --           (7,951)     $0.15 - $0.19        (1,281)     $    0.16
Options canceled ......................................        59,959        (59,959)     $0.10 - $0.19        (8,676)     $    0.14
                                                            ---------      ---------      -------------     ---------      ---------
BALANCE, JUNE 30, 1998 ................................        50,778        365,271      $0.10 - $0.19        63,917      $    0.17
Options authorized (unaudited) ........................       625,000           --                 --            --             --
Options granted (unaudited) ...........................      (206,000)       206,000      $0.19 - $0.85       142,786      $    0.69
Options exercised (unaudited) .........................          --             --                 --            --             --
Options canceled (unaudited) ..........................        28,458        (28,458)     $        0.19        (5,407)     $    0.19
                                                            ---------      ---------      -------------     ---------      ---------
BALANCE, DECEMBER 31, 1998
(UNAUDITED) ...........................................       498,236        542,813      $0.10 - $0.85     $ 201,296      $    0.37
                                                            =========      =========      =============     =========      =========

                               INVESTOOLS, INC.
                        NOTES TO FINANCIAL STATEMENTS

The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation". The Company has continued to account for its stock based compensation under the Plan in accordance with APB 25. Accordingly, no compensation expense has been recognized under the Plan. Had compensation costs for the Company's stock option been determined based on the fair value at the grant date for awards in fiscal years 1997 and 1998 consistent with the provisions of SFAS No. 123, the Company's net loss for fiscal years 1997 and 1998 would have been increased to the pro forma amounts indicated below:

                                             FISCAL YEARS
                             -----------------------------------------------
                                      1997                        1998
                             -------------------       ---------------------
Net loss - as reported       $         1,369,838       $           2,163,873
Net loss - pro forma         $         1,372,376       $           2,167,589

The above pro forma disclosures are not necessarily representative of the effects on reported net income or loss for future years.

During the six month period ended December 31, 1998, the Company granted options to acquire 157,040 shares of Series C Preferred Stock to employees and options to acquire 29,487 shares of Common Stock to non-employees for services received. The Company recorded non-cash compensation of $275,164 (unaudited) in respect of options granted to employees and $47,000 (unaudited) in respect of options granted to non-employees during the six month period.

The weighted-average-grant-date fair value of options granted was $0.05 per option for the years ended June 30, 1997 and 1998, respectively.

In accordance with the provisions of SFAS 123, the fair value of each option is estimated using the minimum value method with the following assumptions used for grants during the years ended June 30, 1997 and June 30, 1998; dividend yield of 0%, risk-free interest rates of between 5.58% to 5.82% at the date of grant and an expected term of five years.

The options outstanding and currently exercisable by exercise price at December 31, 1998 are as follows:

                                                      (unaudited)

                                 OUTSTANDING OPTIONS                      OPTIONS EXERCISABLE
                  ------------------------------------------------    -------------------------------
                                       WEIGHTED
                                        AVERAGE        WEIGHTED                          WEIGHTED
                                       REMAINING       AVERAGE                            AVERAGE
  EXERCISE            NUMBER          CONTRACTUAL      EXERCISE          NUMBER          EXERCISE
    PRICE           OUTSTANDING          LIVE            PRICE         EXERCISABLE         PRICE
-------------     ---------------    -------------    ------------    -------------    -------------
$0.10 - $0.15             142,000             2.70    $       0.15          112,038    $        0.15
    $0.19                 243,773             6.50    $       0.19          114,487    $        0.19
    $0.85                 157,040               10    $       0.85          157,040    $        0.85
                  ---------------    -------------    ------------    -------------    -------------
                          542,813             6.52    $       0.38          383,565    $        0.45
                  ===============    =============    ============    =============    =============

The options outstanding and currently exercisable by exercise price at June 30, 1998 are as follows:

                                 OUTSTANDING OPTIONS                      OPTIONS EXERCISABLE
                  ------------------------------------------------    -------------------------------
                                       WEIGHTED
                                        AVERAGE        WEIGHTED                          WEIGHTED
                                       REMAINING       AVERAGE                            AVERAGE
  EXERCISE            NUMBER          CONTRACTUAL      EXERCISE          NUMBER          EXERCISE
    PRICE           OUTSTANDING          LIVE            PRICE         EXERCISABLE         PRICE
-------------     ---------------    -------------    ------------    -------------    -------------
$0.10 - $0.15             142,000             7.22    $       0.15           98,591    $        0.15

    $0.19                 223,271             9.05    $       0.19           31,777    $        0.19
                  ---------------    -------------    ------------    -------------    -------------
                          365,271             8.34    $       0.18          130,368    $        0.18
                  ===============    =============    ============    =============    =============

                               INVESTOOLS, INC.
                        NOTES TO FINANCIAL STATEMENTS


The options outstanding and exercisable by exercise price at June 30, 1997 are as follows:

                             OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                     ------------------------------------------        ------------------------
                                       WEIGHTED
                                        AVERAGE        WEIGHTED                        WEIGHTED
                                       REMAINING       AVERAGE                         AVERAGE
                        NUMBER        CONTRACTUAL      EXERCISE          NUMBER        EXERCISE
EXERCISE PRICE       OUTSTANDING         LIFE           PRICE          EXERCISABLE       PRICE
--------------       -----------      -----------      --------        -----------     --------
$0.10 - $0.15            177,000         5.11            $0.14              90,956       $0.14
                         =======         ====            =====             =======       =====
    $0.19                 90,410         6.34            $0.19              21,410       $0.19
                         -------         ----            -----             -------       -----
                         267,410         5.52              .15             112,366         .15
                         =======         ====            =====             =======       =====

9. INCOME TAXES

Taxable income is computed on the cash basis of accounting, and the difference between the cash basis of accounting for tax purposes and accrual basis of accounting results in deferral of income and deductions to years which the related asset and liabilities are realized or used up.

As of June 30, 1998, the Company had federal and state net operating loss carryforwards of $3,700,000 and $3,000,000, respectively, to reduce future taxable income. These carryforwards expire in 2009 through 2012, if not utilized.

The components of the net deferred tax assets are:

                                                             JUNE 30,
                                                   ----------------------------
                                                      1997             1998
                                                   -----------      -----------
Capitalized research and development .........     $    82,000      $    57,000

Net operating loss ...........................         899,000        1,445,000
Tax credits ..................................          59,000          151,000
Accrual to cash adjustment ...................            --            109,000
Other ........................................          42,000           21,000
                                                   -----------      -----------
                                                     1,082,000        1,783,000
Valuation allowance ..........................      (1,082,000)      (1,783,000)
                                                   -----------      -----------
Net deferred tax asset .......................     $      --        $      --
                                                   ===========      ===========

A full valuation allowance is provided due to the uncertainty surrounding the realization of the net deferred tax assets.

10 RELATED PARTY TRANSACTIONS

Notes payable includes a short-term note payable to shareholder and officer of the Company of $22,644 bearing interest at 10% per annum due on demand. As of June 30, 1997 and 1998 and December 31, 1998 (unaudited), this note and related interest were still outstanding.

PROXY                               TELESCAN, INC.                         PROXY

                     PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                                   MAY 28, 1999


      The undersigned hereby appoints David L. Brown and Roger C. Wadsworth, with or without the other, proxies, with full power of substitution, to vote all shares of common stock that the undersigned is entitled to vote at the Special Meeting of the Stockholders of Telescan, Inc., to be held on May 28, 1999, at
9.00 A.M. Local Time at the corporate offices of Telescan, Inc., located at 5959 Corporate Drive, Suite 2000, Houston, Texas 77036, and at all adjournments thereof as follows:


      (1) Approval and adoption of the amendment to the Certificate of Incorporation of Telescan, Inc.


            |_|   For         |_|   Against           |_|   Abstain


      (2) In their discretion, upon any other business which may properly come before said meeting.

            |_|   For         |_|   Authority Withheld



      This Proxy will be voted as you specify above. If no specification is made, the Proxy will be voted FOR proposal (1) above. Receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement/__________ dated May 3, 1999 is hereby acknowledged.


      THIS PROXY IS SOLICITED BY TELESCAN, INC. BOARD OF DIRECTORS.

      PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Please sign your name exactly as it appears below. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears hereon. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership's name by an authorized partner or officer.


                                       Dated ____________________________ , 1999


                                       _________________________________________
                                       Signature

                                       _________________________________________
                                       Signature, if held jointly, or office or title held